Exhibit 2.1

EXECUTION VERSION

NO AGREEMENT, ORAL OR WRITTEN, REGARDING OR RELATING TO ANY OF THE MATTERS COVERED BY THIS DRAFT AGREEMENT HAS BEEN ENTERED INTO BETWEEN THE PARTIES. THIS DOCUMENT, IN ITS PRESENT FORM, OR AS IT MAY BE HEREAFTER REVISED BY ANY PARTY, WILL NOT BECOME A BINDING AGREEMENT OF THE PARTIES UNLESS AND UNTIL IT HAS BEEN SIGNED BY ALL PARTIES. THE EFFECT OF THIS LEGEND MAY NOT BE CHANGED BY ANY ACTION OF THE PARTIES.

AGREEMENT AND PLAN OF MERGER

by and among

IEA ENERGY SERVICES LLC,

M III ACQUISITION CORP.,

WIND MERGER SUB I, INC.,

WIND MERGER SUB II, LLC,

INFRASTRUCTURE AND ENERGY ALTERNATIVES, LLC

OAKTREE POWER OPPORTUNITIES FUND III DELAWARE, L.P.,
as the Seller’s Representative,

and

solely for purposes of Section 10.3, and, to the extent related thereto, Article 12,

M III SPONSOR I LLC

and

M III SPONSOR I LP

DATED AS OF NOVEMBER 3, 2017

i

		Page

12.21	Severability	126
12.22	Interpretation	126
12.23	Financing Source Arrangements	127

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EXHIBITS

Exhibit A	Form of Investor Rights Agreement
Exhibit B	A&R Buyer Charter
Exhibit C	Certificate of Designation
Exhibit D	Buyer A&R By-laws
Exhibit E	Form of Founder Shares Amendment
Exhibit F	Balance Sheet Rules
Exhibit G	Current Assets and Current Liabilities
Exhibit H	Specified Real Property Lease
Exhibit I	Buyer A&R Registration Rights Term Sheet

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 3, 2017, by and among IEA Energy Services LLC, a Delaware limited liability company (the “Company”), M III Acquisition Corp., a Delaware corporation (the “Buyer”), Wind Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Buyer (“Merger Sub I”), Wind Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Buyer (“Merger Sub II LLC”), Infrastructure and Energy Alternatives, LLC, a Delaware limited liability company (the “Seller”), Oaktree Power Opportunities Fund III Delaware, L.P., a Delaware limited partnership (“Oaktree”), solely in its capacity as the representative of the Seller (the “Seller’s Representative”), and, solely for purposes of Section 10.3, and, to the extent related thereto, Article 12, M III Sponsor I LLC, a Delaware limited liability company, and M III Sponsor I LP, a Delaware limited partnership (together, the “Sponsors”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA” and, together with the DGCL, “Delaware Law”), the Buyer, Merger Sub I, Merger Sub II LLC and the Company will enter into a business combination transaction pursuant to which Merger Sub I will merge with and into the Company (the “First Merger”), with the Company as the surviving entity (the “First Surviving LLC”), and then immediately after the First Merger and as a part of an integrated plan, the First Surviving LLC will merge with and into Merger Sub II LLC (the “Second Merger,” and together with the First Merger, the “Mergers”), with Merger Sub II LLC as the surviving entity (the “Second Surviving LLC,” and together with the First Surviving LLC, the “Surviving Company”);

WHEREAS, as of the date hereof, the Seller owns all of the issued and outstanding common units of the Company (collectively, the “Company Common Units”), which represent all of the issued and outstanding equity interests of the Company;

WHEREAS, the Seller has determined that the First Merger is in the best interest of the Company, and has approved and adopted this Agreement, the First Merger and the other transactions contemplated by this Agreement;

WHEREAS, the board of directors of the Buyer (a) has determined that the Mergers are in the best interests of the Buyer and has approved and adopted this Agreement, the Mergers and the other transactions contemplated by this Agreement and declared their advisability and (b) has resolved to recommend to the stockholders of the Buyer that they approve and adopt this Agreement, the Mergers and the other Transaction Proposals;

WHEREAS, the board of directors of Merger Sub I (a) has determined that the First Merger is in the best interests of Merger Sub I and its sole stockholder and has approved and adopted this Agreement, the First Merger and the other transactions contemplated by this Agreement and declared their advisability and (b) has recommended that the Buyer, as the sole stockholder of Merger Sub I, approve and adopt this Agreement and the First Merger;

WHEREAS, the Buyer, as the sole member of each of Merger Sub II LLC and the First Surviving LLC, has determined that the Second Merger is in the best interest of each of Merger Sub II LLC and the First Surviving LLC and has approved and adopted this Agreement, the Second Merger and the other transactions contemplated by this Agreement;

WHEREAS, immediately following the execution and delivery of this Agreement, Merger Sub I shall deliver to the Company the Buyer’s irrevocable written consent approving and adopting this Agreement and the First Merger, in its capacity as sole stockholder of Merger Sub I, in accordance with the requirements of the DGCL;

WHEREAS, the parties intend for the Mergers to constitute an integrated transaction that qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code;

WHEREAS, following the consummation of the Mergers and the other transactions contemplated by this Agreement, the Seller will own Buyer Common Shares and Buyer Preferred Shares;

WHEREAS, in connection with the consummation of the transactions contemplated by this Agreement, the Seller and the Buyer will enter into an investor rights agreement, substantially in the form of Exhibit A attached hereto (the “Investor Rights Agreement”), which sets forth certain rights and obligations of the Seller in its capacity as a stockholder of the Buyer;

WHEREAS, in connection with the consummation of the transactions contemplated by this Agreement, the Buyer will (a) amend and restate the Buyer Charter, substantially in the form of Exhibit B attached hereto (the “Buyer A&R Charter”), (b) adopt a certificate of designation, substantially in the form of Exhibit C attached hereto, setting forth the rights, preferences, privileges and restrictions of the Buyer Preferred Shares (the “Certificate of Designation”) and (c) amend and restate the by-laws of the Buyer substantially in the form of Exhibit D attached hereto (the “Buyer A&R By-laws”);

WHEREAS, in connection with obtaining approval from its stockholders of the transactions contemplated hereby, the Buyer is required to provide its stockholders with the opportunity to have their respective Buyer Common Shares redeemed for the consideration and on the terms and subject to the conditions set forth in the Buyer Organizational Documents (the “Buyer Stockholder Redemption”);

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WHEREAS, as an inducement to the Seller’s and the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the Sponsors has entered into voting and support agreements with the Company; and

WHEREAS, as an inducement to the Seller’s and the Company’s willingness to enter into this Agreement, concurrently with the consummation of the transactions contemplated hereby, each holder of Founder Shares will enter into an amendment to the Founder Shares Amendment Agreement, substantially in the form of Exhibit E attached hereto (each, a “Founder Shares Amendment”).

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

Article 1

DEFINITIONS

1.1          Definitions.  The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“2017 Audited Financial Statements” means an audited balance sheet, statement of operations and statement of cash flows of Seller and its Subsidiaries as of and for the year ended December 31, 2017 prepared in accordance with U.S. GAAP and Regulation S-X and a signed report of Seller’s independent auditor with respect thereto, which audit report shall refer to the standards of the PCAOB.

“2018 EBITDA” means the Company EBITDA for the 2018 Fiscal Year.

“2018 Fiscal Year” means the fiscal year of the Company ending on December 31, 2018.

“2019 EBITDA” means the Company EBITDA for the 2019 Fiscal Year.

“2019 Fiscal Year” means the fiscal year of the Company ending on December 31, 2019.

“Accounting Methodology” means the accounting policies, principles, procedures, rules, practices, methodologies, categorizations, asset recognition bases, definitions, judgments and estimation techniques utilized in preparing the Audited Balance Sheet, applied on a consistent basis.

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“Accrued Taxes” means the amount, which shall not be below zero, of accrued and unpaid income Tax liabilities of the Company and the Company Subsidiaries for any Pre-Closing Tax Period, as finally determined in connection with the determination of Final Assumed Indebtedness pursuant to Section 3.6, calculated (i) in a manner consistent with the past practice of the Company and each Company Subsidiary (and, for the avoidance of doubt, taking into account any current income Tax assets accrued by the Company and the Company Subsidiaries (determined before taking into account the Transaction Tax Deductions)), (ii) as of the end of the Closing Date (as if the tax year of the Company and each Company Subsidiary ended on such date), (iii) taking into account the Transaction Tax Deductions and deducting the Transaction Tax Deductions in the Pre-Closing Tax Period and (iv) without regard to any action taken by the Buyer (or its Affiliates including the Company and each Company Subsidiary after the Closing) on or after the Closing. Accrued Taxes shall not take into account any RE Tax Amount or RE Tax Amount Liability, but shall take into account any Taxes of the Company or Company Subsidiaries attributable to the Pre-Signing Distributions.

“Action” means any action, audit, inquiry, investigation, claim, charge, complaint, suit, demand, grievance, hearing, subpoena, arbitration, mediation or other proceeding, in each case by or before any Governmental Authority, whether civil, criminal, administrative or otherwise, in law or in equity.

“Adjustment Time” means 11:59 p.m. (New York City time) on the date immediately preceding the Closing Date.

“Affiliate” means with respect to a specified Person, any other Person (a) which, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, or (b) who is a director, officer, partner or principal of such specified Person or of any other Person which directly or indirectly controls, is controlled by, or is under common control with such specified Person.

“Ancillary Agreements” means the Investor Rights Agreement, the Founder Shares Amendment and each other agreement, document, instrument or certificate explicitly contemplated by this Agreement or to be executed by any Person in connection with the consummation of the transactions contemplated by this Agreement.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade and foreign investment laws.

“Applicable EBITDA Thresholds” means (i) in the case of the twelve-month period ended December 31, 2016, $57,287,700 and (ii) in the case of the nine-month period ended September 30, 2017, $32,524,978.

“Assumed Indebtedness” means all Indebtedness of the Company and each Company Subsidiary existing as of the Closing that is not being repaid at the Closing under Section 3.4(a)(ii) hereof and, for the avoidance of doubt, excluding any Indebtedness under the Existing Credit Facility to the extent included in the Credit Facility Payoff Amount and the Replacement Credit Facility; provided, that if any cash or cash equivalents included in the amount of Closing Cash or any Current Assets included in the calculation of Closing Working Capital are used to reduce the amount of Assumed Indebtedness during the period between the Adjustment Time and the Closing, the amount of such reduction shall be disregarded for purposes of calculating the amount of Assumed Indebtedness.

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“Audited Balance Sheet” has the meaning set forth in the definition of Financial Statements.

“Audited Financial Statements” has the meaning set forth in the definition of Financial Statements.

“Available Cash” means the amount of the funds contained in the Trust Account as of immediately prior to the Closing, plus the Sponsor Co-Investment Proceeds, minus the amount required to complete any Buyer Stockholder Redemptions.

“Balance Sheet Rules” means, collectively, the Accounting Methodology and the rules set forth on Exhibit F attached hereto; provided that in the event of any conflict between the Accounting Methodology and the rules set forth on Exhibit F, the rules set forth on Exhibit F shall apply.

“Benefit Plan” means each written “employee benefit plan” (within the meaning of Section 3(3) of ERISA), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, stock incentive, cash incentive, deferred compensation, profit sharing, pension, retirement, welfare, and all other employee, director, or individual service provider benefit plans, agreements, programs or policies, whether or not subject to ERISA.

“Business Combination” has the meaning ascribed to such term in the Buyer Charter.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Los Angeles, California, Indianapolis, Indiana or New York, New York are authorized or required by Law or executive order to close.

“Buyer Adjustment Amount” means the sum of (a) the excess, if any, of the Working Capital Estimate over the Final Working Capital, (b) the excess, if any, of the Final Assumed Indebtedness over the Estimated Assumed Indebtedness Amount and (c) the excess, if any, of the Estimated Closing Cash over the Final Closing Cash.

“Buyer Charter” means the Amended and Restated Certificate of Incorporation of the Buyer.

“Buyer Common Shares” means shares of common stock, par value $0.0001 per share, of the Buyer.

“Buyer Material Contract” means (a) a “material contract”, as such term is defined in Regulation S-K of the SEC, to which the Buyer, Merger Sub I and/or Merger Sub II LLC is a party or (b) any Affiliate Transaction.

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“Buyer Organizational Documents” means the Buyer Charter and the by-laws of the Buyer.

“Buyer Preferred Shares” means shares of preferred stock, par value $0.0001 per share, of the Buyer.

“Buyer Share Issue Price” means (a) in the case of the Buyer Common Shares, $10.00 per share and (b) in the case of the Buyer Preferred Shares, the Stated Value per share, in each case as may be adjusted after the date hereof pursuant to Section 3.7.

“Buyer Specified Representations” means the representations and warranties of the Buyer contained in Section 6.1 (Organization), Section 6.2 (Capitalization), Section 6.3 (Authority; Binding Obligation), Section 6.13 (NASDAQ Stock Market Quotation), Section 6.16 (Business Activities) and Section 6.19 (Brokers).

“Buyer Units” means the units consisting of one Buyer Common Share and one Buyer Warrant.

“Buyer Warrant” means a warrant to purchase one-half (1/2) of a Buyer Common Share at an exercise price of five Dollars seventy-five cents ($5.75).

“Cash Consideration” means the result equal to:

(a)       $100,000,000,

(b)       plus the sum of (i) Estimated Closing Cash, (ii) any Working Capital Overage, and (iii) any Additional Sponsor Co-Investment Proceeds; and

(c)        minus the sum of (i) any Working Capital Underage, (ii) the Credit Facility Payoff Amount, (iii) any portion of the Assumed Indebtedness required by the terms thereof to be repaid as of the Closing and not so prepaid prior to the Adjustment Time, (iv) the amount by which the Estimated Assumed Indebtedness Amount (other than any Indebtedness to the extent included in clauses (ii), (iii), (v), (vi) or (vii)) exceeds $1,000,000, (v) an amount equal to the amount by which capitalized lease obligations of the Company and the Company Subsidiaries exceed $20,000,000 in the aggregate, (vi) any Accrued Taxes, (vii) without duplication to (vi), the RE Tax Amount Liability, and (viii) the Seller’s Representative Holdback Amount.

provided, however, that, to the extent that the aggregate value of the Buyer Common Shares that the Seller receives at Closing (determined using the Closing Price Per Share) (after taking into account the operation of any Preferred Share Adjustment Mechanic pursuant to Section 3.2) would constitute less than forty percent (40%) of the Total Consideration the Seller receives at Closing, the amount of Cash Consideration shall be reduced and the amount of the Buyer Common Shares shall be correspondingly increased, so that the aggregate value of the Buyer Common Shares the Seller receives at Closing (determined using the Closing Price Per Share) is equal to forty percent (40%) of the Total Consideration the Seller receives at Closing (the adjustment described in this proviso, the “Cash Consideration Adjustment Mechanic”).

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“Change of Control” means any (a) direct or indirect acquisition (whether by a purchase, sale, transfer, exchange, issuance, merger, consolidation or other business combination) of shares of capital stock or other securities, in a single transaction or series of related transactions, (b) merger, consolidation or other business combination directly or indirectly involving the Company, (c) reorganization, equity recapitalization, liquidation or dissolution directly or indirectly involving the Company, in each case for clauses (a) – (c) which results in any one Person, or more than one Person that are Affiliates or that are acting as a group, acquiring direct or indirect ownership of equity securities of the Company which, together with the equity securities held by such Person, such Person and its Affiliates or such group, constitutes more than 50% of the total direct or indirect voting power of the equity securities of the Company, taken as a whole, or (d) direct or indirect sale, lease, exchange, transfer or other disposition, in a single transaction or series of related transactions, of assets or businesses that constitute or represent all or substantially all of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole; provided, that no Change of Control shall be deemed to have occurred pursuant to the foregoing clauses (a) through (d), (A) if the acquirer in such transaction is or the acquiring group in such transaction includes, directly or indirectly, Oaktree Capital Management, L.P., Oaktree and/or any Affiliates of the foregoing (collectively, including Seller and its Affiliates, but excluding the Company and its Subsidiaries, “Oaktree Holders”) or (B) if such Change of Control was the result, in whole or in part, of a sale, directly or indirectly, to the applicable acquirer (or an Affiliate thereof) of shares of Buyer or other rights in respect of shares of Buyer owned by the Oaktree Holders (excluding for purposes of clause (B) to this proviso (x) any sales (other than block trades in which such Oaktree Holder is either (i) selling capital stock or other securities of the Buyer in an amount in excess of 10% of the then outstanding capital stock of the Buyer or (ii) was reasonably aware of the counterparty(ies) to such block trade) in the open market (including sales conducted by a third-party underwriter, initial purchaser or broker-dealer) and (y) any merger, tender offer or other transaction described in the foregoing clauses (a) through (d) approved by a majority of the board of directors of the Buyer (excluding any vote of the GFI Designees (as defined in the Investor Rights Agreement) for this purpose)).

“Closing Cash” means all cash and cash equivalents (including bank account balances, deposits in transit to the extent not included in Current Assets, the amount of any received and uncleared checks to the extent not included in Current Assets and marketable securities (but only to the extent that such checks clear on or prior to the date that is forty-two (42) days after the Closing Date) of the Company and the Company Subsidiaries on a consolidated basis as of the Adjustment Time, reduced by (x) the amount of all bank overdrafts and “cut” but uncashed checks or wires issued by the Company or any Company Subsidiary that are outstanding to the extent included in the determination of cash and cash equivalents and (y) any cash or cash equivalents generated from a breach of any of the Specified Provisions or any dividend or distribution that has been approved or declared by the Company but not paid prior to the Adjustment Time.

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“Closing Working Capital” means the Working Capital as of the Adjustment Time.

“Code” means the Internal Revenue Code of 1986.

“Company EBITDA” means, for any period:

(a)         the consolidated net income attributable to the Company and the Company Subsidiaries (the “Net Income”), plus (i) (without duplication), to the extent the same was deducted or not included (and not otherwise added back or excluded) in calculating Net Income, interest expense, provision for taxes, depreciation and amortization (“EBITDA”) of the Company and the Company Subsidiaries (including the EBITDA attributable to any assets or companies that are acquired through the purchase of any business enterprise, division or line of business by the Buyer or its Subsidiaries after the Closing Date), with the components thereof each calculated in accordance with the accounting policies, principles, procedures, rules, practices, methodologies, categorizations, asset recognition bases, definitions, judgments and estimation techniques utilized in preparing the Audited Financial Statements, applied on a consistent basis, (ii) but excluding to the extent otherwise included in the calculation thereof any (A) Transaction Expenses of the Buyer, any of its Affiliates, the Company and the Company Subsidiaries, (B) Transfer Taxes, (C) costs and expenses to the extent incurred in sourcing, negotiating or consummating any acquisitions or in the integration of business enterprises, divisions or lines of business into the business of the Company and the Company Subsidiaries, in each case to the extent payable to unaffiliated third parties, including the amount of investment banking, financial or other advisor, legal, and accounting fees and expenses and any other transaction costs, (D) charges or gains to the extent arising from early extinguishment or refinancing of Indebtedness, including any principal, interest, prepayment premiums, penalties, breakage costs, “make whole amounts”, fees, costs or expenses, (E) increase or decrease in consolidated earnings, interest, taxes, depreciation or amortization resulting from any changes in the accounting policies, principles, procedures, rules, practices, methodologies, categorizations, asset recognition bases, definitions, judgments and estimation techniques used, or any change in GAAP or any GAAP election or treatment made, in preparation of the 2018 Audited Financial Statements or the 2019 Audited Financial Statements, as applicable, that is not consistent with the accounting policies, principles, procedures, rules, practices, methodologies, categorizations, asset recognition bases, definitions, judgments and estimation techniques utilized in preparing the Audited Financial Statements, (F) losses or expenses to the extent an insurance carrier or other third party acknowledges such insurance carrier or other third party has an obligation to pay such amount to the Company or a Company Subsidiary and there is reasonable certainty by the Seller’s Representative that the Buyer will actually be paid by such insurance carrier or other third party, or for any such amounts actually recovered from such insurance carriers or third parties, in each case prior to the payment of the Earnout Shares with respect to such period, (G) fees or expenses, or allocations thereof, in respect of capital requirements (including equity offerings) in connection with any acquisition of any business enterprise, division or line of business, (H) fees charged by the Buyer or Seller or any of their respective Affiliates to the Company or any Company Subsidiary, and any allocation (including of overhead) to the Company or any Company Subsidiary from any parent entity, unless such fees (x) represent public company costs, director fees and similar costs (which are addressed in clause (b) below) or (y) are in an amount and are payable on account of a product or service, which, if not provided by the Buyer, any of its Affiliates or any other parent entity, would have been obtained by the Company or a Company Subsidiary on an arm’s length basis from a third-party, (I) non-cash compensation paid to employees of the Company or the Company Subsidiaries, (J) effects from the acceleration of expenses or delay of revenues outside the ordinary course of business which was so accelerated or delayed, as applicable, for the purpose, whether primary or otherwise, of avoiding or reducing the payments contemplated by Section 3.6(f) or Section 3.6(g); provided, that for so long as John Paul Roehm or Andrew D. Layman is Chief Executive Officer or Chief Financial Officer of the Company, respectively, any amounts that would be excluded pursuant to this clause (J) shall only be excluded to the extent such acceleration or delay constitutes a breach of Section 3.6(i) (determined after giving effect to the proviso thereto) and (K) any amounts payable by the Company pursuant to Section 3.5(d);

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(b)        plus, $4,000,000 on account of public company costs, director fees and similar costs (which shall be the sole adjustment related to such fees and costs);

(c)        plus, to the extent not included in determining Company EBITDA for such period, the EBITDA of any Person, property or business (including a series of assets constituting a business operation) sold, transferred, or otherwise disposed of following the Closing Date (but only to the extent that such Person, property or business was owned as of the Closing Date), other than any abandoned or discontinued operations of the Company or its Subsidiaries (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) based on the projected EBITDA of such Sold Entity or Business for the 2018 Fiscal Year or 2019 Fiscal Year, as applicable, which projected EBITDA shall be based on the historical EBITDA of the Sold Entity or Business for the period of the twelve (12) calendar months most recently ended prior to the consummation of such sale;

(d)        less, in the event of any acquisition of any business enterprise, division or line of business following the Closing in accordance with the Investor Rights Agreement, an amount equal to 8% of the aggregate purchase price (including, without limitation, cash, securities, debt incurred or assumed and other property) paid by the Buyer or its Subsidiaries for such business enterprise, division or line of business.

“Company Expenses” means, except as otherwise provided herein, all fees and expenses payable by the Company or any Company Subsidiary to the extent directly related to the transactions contemplated by this Agreement incurred through the Closing Date, including the amount of investment banking, financial or other advisor, legal, and accounting fees and expenses and any other transaction costs (including the fees and expenses of Seller’s Counsel and FMI Capital Advisors, Inc.), and for the avoidance of doubt excluding any fees and expenses described in clauses (b) through (h) of the definition of Transaction Expenses.

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“Company Plan” means a Benefit Plan that the Company or any Company Subsidiary sponsors or maintains, or to which the Company or any Company Subsidiary contributes, in each case, for the benefit of its respective current or former employees, directors or individual service providers and their respective beneficiaries, or with respect to which the Company or any Company Subsidiary may have any liability (actual or contingent), including by reason of having an ERISA Affiliate.

“control” means, with respect to any Person, the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by contract or otherwise.

“Credit Facility” means (a) prior to Closing, the Existing Credit Facility and (b) from and after Closing, the Replacement Credit Facility.

“Credit Facility Payoff Amount” means the amount, if any, of outstanding principal and accrued but unpaid interest under the Existing Credit Facility as of Closing, any termination fees, prepayment penalties, “breakage” costs or similar payments associated with and all other costs associated with the repayment of the Existing Credit Facility on the Closing Date; provided, that if any cash or cash equivalents included in the amount of Closing Cash or any Current Assets included in the calculation of Closing Working Capital are used to reduce the Credit Facility Payoff Amount during the period between the Adjustment Time and the Closing, the amount of such reduction shall be disregarded for purposes of calculating the Credit Facility Payoff Amount. For the avoidance of doubt, the Credit Facility Payoff Amount shall be deemed to include all amounts included in the Payoff Letter with respect to the Existing Credit Facility, other than undrawn amounts in respect of letters of credit issued thereunder.

“Credit Support Cap” means the amount set forth on Section 1.1(d) of the Company Disclosure Schedules.

“Current Assets” means, as of any date, the consolidated current assets of the Company and each Company Subsidiary as of such date, which current assets shall include only the line items set forth on Exhibit G attached hereto under the heading “Current Assets” and no other assets; provided, that Current Assets shall not include any income Tax assets (including any Transaction Tax Deductions) or any amounts included in Closing Cash or any asset to the extent generated from a breach of any of the Specified Provisions.

“Current Liabilities” means, as of any date, the consolidated current liabilities of the Company and each Company Subsidiary as of such date, which current liabilities shall include only the line items set forth on Exhibit G attached hereto under the heading “Current Liabilities” and no other liabilities; provided, that Current Liabilities shall not include any income Tax liabilities (including Accrued Taxes) or any amounts to the extent included in the Credit Facility Payoff Amount, Assumed Indebtedness, Transaction Expenses, the RE Tax Amount or the RE Tax Amount Liability.

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“date hereof” and “date of this Agreement” means the date first written above.

“Debt Commitment Letter” means the executed debt commitment letter, dated as of the date hereof, to the Company from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Cadence Bank, N.A. to provide the Replacement Credit Facility.

“Deferred Underwriting Fees” means the amount of deferred underwriting fees and expenses in connection with the Buyer’s initial public offering payable to the underwriters upon consummation of a Business Combination, the funds for which are held in the Trust Account and which such amount will equal not more than $6,000,000, plus any fees and expenses payable in connection with the issuance of Buyer Preferred Shares or Buyer Common Shares after the date hereof in accordance with Section 7.2(b).

“Encumbrance” means any and all liens, encumbrances, charges, mortgages, pledges, security interests, hypothecations, easements, rights-of-way or other similar encumbrances.

“Environment” means any environmental medium, including ambient air, indoor air, surface water, groundwater, drinking water, sediment and surface and subsurface strata.

“Environmental Claims” means any Actions, notices, or written information alleging material noncompliance with or material liability arising under any Environmental Law.

“Environmental Laws” means all federal, state, local and foreign Laws, all judicial and administrative orders and determinations, and all common law relating to public or worker health and safety, pollution or protection of the Environment, including those relating to the use, generation, handling, treatment, transportation, storage, disposal, Release or threatened Release, or cleanup of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity that is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any Company Subsidiary.

“Existing Buyer Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of July 7, 2016, by and among the Buyer, each of the Sponsors, Cantor Fitzgerald & Co and each of the parties listed under “Holders” on the signature pages thereto, as the same may be amended, supplemented or otherwise modified prior to the Closing Date.

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“Existing Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of January 20, 2017, among IEA and certain of its Subsidiaries (on the one hand) and Wells Fargo Bank, National Association (on the other hand), as the same may be amended, supplemented or otherwise modified prior to the Closing Date.

“Financial Statements” means (a) the audited consolidated balance sheet of IEA and its Subsidiaries as of December 31, 2016 (the “Audited Balance Sheet”), the audited consolidated balance sheet of IEA and its Subsidiaries as of December 31, 2015 and the related consolidated statements of operations, equity and cash flows of IEA and its Subsidiaries for the years then ended, together with the notes and schedules thereto (the “Audited Financial Statements”) and (b) the unaudited consolidated balance sheet of IEA and its Subsidiaries as of September 30, 2017 (the “Interim Balance Sheet”) and the related consolidated statements of operations, equity and cash flows of IEA and its Subsidiaries for the nine (9) months ended September 30, 2017 (the “Unaudited Financial Statements”).

“Final Determination” means a final determination within the meaning of Section 1313 of the Code (and any similar state, local or non-U.S. final determination).

“Founder Shares” means certain Buyer Common Shares held by each of the Sponsors, Osbert Hood, and Philip Marber as further described on Exhibit A attached to the Founder Shares Amendment.

“Fraud” means (a) in the case of the Seller, intentional and knowing fraud with respect to the making of the representations and warranties contained in Article IV, (b) in the case of the Company, intentional and knowing fraud with respect to the making of the representations and warranties contained in Article V, and (c) in the case of Buyer, Merger Sub I or Merger Sub II LLC, intentional and knowing fraud with respect to the making of the representations and warranties contained in Article VI; provided, that such intentional and knowing fraud of a party hereto shall only be deemed to exist if any of the individuals set forth on Section 1.1(a) of the Company Disclosure Schedules under the heading “Seller Knowledge Parties” or “Company Knowledge Parties”, as applicable, or set forth on Section 1.1(a) of the Buyer Disclosure Schedules, as applicable, had actual knowledge of the failure of the applicable representation or warranty to be true and correct. For the avoidance of doubt, (a) the definition of Fraud in this Agreement is limited to intentional and knowing fraud and does not include, and no claim may be made by any Person in relation to this Agreement or the transactions contemplated hereby for, (i) constructive fraud or other claims based on constructive knowledge or (ii) negligent misrepresentation, equitable fraud or any other fraud based claim or theory that requires something less than actual knowledge of the fraudulent conduct, and (b) for purposes of this Agreement, (i) each of the individuals listed on Section 1.1(a) of the Company Disclosure Schedules under the heading “Seller Knowledge Parties” shall be deemed to have actual knowledge of the contents of the representations and warranties contained in Article IV and the Company Disclosure Schedules with respect to the Seller, (ii) each of the individuals listed on Section 1.1(a) of the Company Disclosure Schedules under the heading “Company Knowledge Parties” shall be deemed to have actual knowledge of the contents of the representations and warranties contained in Article V and the Company Disclosure Schedules with respect to the Company, (iii) each of the individuals identified in clause (c) of the definition of “Knowledge” shall be deemed to have actual knowledge of the contents of the representations and warranties contained in Article VI and the Buyer Disclosure Schedules, and (iv) each party hereto shall be deemed to have reasonably relied upon each of the representations and warranties made by the other parties contained in this Agreement.

12

“Fundamental Representations” means the representations and warranties of the Seller contained in Section 4.1 (Organization), Section 4.2 (Authority; Binding Obligation), Section 4.5 (Company Common Units) and Section 4.8 (Brokers), and the representations and warranties of the Company contained in the first three sentences of Section 5.1 (Organization and Qualification), Section 5.2 (Capitalization of the Company), Section 5.3 (Subsidiaries), Section 5.4 (Authority; Binding Obligation), and Section 5.23 (Brokers).

“GAAP” means United States generally accepted accounting principles in effect from time to time consistently applied.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any government authority or self-regulatory organization (including the Financial Industry Regulatory Authority and any national securities exchange) of the United States of America or any foreign government, any state of the United States of America, or any municipality or other political subdivision thereof, and any court, tribunal or arbitral body (public or private) of competent jurisdiction.

“Hazardous Substance” means any substance, material, chemical, mixture, or waste defined by or regulated under any Environmental Laws, including petroleum products or byproducts, asbestos, pesticides, polychlorinated biphenyls, noise, odor, mold or radiation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IEA” means Infrastructure and Energy Alternatives, LLC, a Delaware limited liability company.

“Indebtedness” means, with respect to any Person, without duplication, (a) indebtedness for borrowed money (including amounts owing under the Existing Credit Facility), (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) Accrued Taxes, (d) severance obligations with respect to officers or employees whose employment was terminated prior to the Closing Date, and the employer portion of the amount of any employment Taxes with respect thereto, in each case to the extent such severance obligations and Taxes are unpaid as of Closing, (e) capitalized lease obligations in excess of $20,000,000 in the aggregate, (f) any costs and fees incurred by such Person in connection with guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (e) above and (g) any change of control payment, transaction bonus, discretionary bonus, “stay-put” bonus and any substantially similar payments that are payable as a result of the consummation of the Mergers (other than any “double-trigger” transaction bonuses or similar payments) other than Capitalized Management Bonuses. For the avoidance of doubt, Indebtedness shall not include (i) any obligations or guarantees under any performance bond or letter of credit, (ii) any Indebtedness included in the calculation of (A) Current Liabilities in the determination of Working Capital, or (B) Transaction Expenses, (iii) the RE Tax Amount or the RE Tax Amount Liability, (iv) any intercompany Indebtedness of the Company and the Company Subsidiaries, (v) any Indebtedness incurred by the Buyer and its Affiliates (and subsequently assumed by the Company or any Company Subsidiary) on the Closing Date, including under the Replacement Credit Facility, (vi) any endorsement of negotiable instruments for collection in the ordinary course of business, (vii)  any deferred revenue, (viii) any liability under any contract, agreement or other arrangement between the Company or any Company Subsidiary, on the one hand, and the Buyer or any of its Affiliates, on the other hand, (ix) trade payables incurred in the ordinary course, (x) capitalized lease obligations up to $20,000,000 in the aggregate or (xi) Capitalized Management Bonuses.

13

“Independent Accountant” means Ernst & Young LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be mutually agreed upon by the Seller’s Representative and the Buyer in writing.

“Intellectual Property” means all patents, trademarks and service marks, together with applications for the foregoing, trade names, logos, Internet domain names, copyrights, rights in software, industrial designs, inventions, proprietary know-how, confidential business information, electronic databases and trade secrets.

“Interim Balance Sheet” has the meaning set forth in the definition of Financial Statements.

“Investment Company Act” means the Investment Company Act of 1940.

“IP Licenses” means (a) licenses of material Intellectual Property to the Company or a Company Subsidiary from any third party, pursuant to which the Company or any Company Subsidiary has made payments of more than $500,000 in the twelve (12) calendar months ended December 31, 2016, other than shrink-wrap, click-wrap and similar non-exclusive licenses for commercially available off-the-shelf software; and (b) licenses of material Intellectual Property from the Company or a Company Subsidiary to any third party, other than contracts with customers entered into in the ordinary course of business that contain non-exclusive licenses.

“IRS” means the United States Internal Revenue Service.

14

“Knowledge” means (a) when used in reference to the Company, the actual knowledge of the individuals identified on Section 1.1(a) of the Company Disclosure Schedules under the heading “Company Knowledge Parties”, (b) when used in reference to the Seller, the actual knowledge of the individuals identified on Section 1.1(a) of the Company Disclosure Schedules under the heading “Seller Knowledge Parties”, and (c) when used in reference to the Buyer, the actual knowledge of the individuals identified on Section 1.1(a) of the Buyer Disclosure Schedules.

“Law(s)” means any law (including common law), statute, regulation, code, ordinance, rule, form, decree, order, regulation, or other requirement of any Governmental Authority.

“Material Adverse Effect” means any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (1) the business, condition (financial or otherwise), assets, liabilities (actual or contingent) or results of operations of the Company and the Company Subsidiaries, taken as a whole or (2) the ability of the Company and the Company Subsidiaries to consummate the transactions contemplated hereby when required pursuant to this Agreement and in any event prior to the Termination Date; provided, however, that “Material Adverse Effect” shall not include the impact on such business, condition, assets, liabilities or results of operations arising out of or attributable to (a) conditions or effects that generally affect the industries in which the Company and the Company Subsidiaries operate, (b) seasonal fluctuations of the businesses of the Company and the Company Subsidiaries, (c) any regional, national or international economic, financial, social or political conditions (including changes therein), (d) effects resulting from changes in the financial, banking or securities markets, (e) any effects or conditions resulting from an outbreak or escalation of hostilities, disease, acts of terrorism, cyber terrorism, political instability or other national or international calamity, crisis or emergency, an act of God or any governmental or other response to any of the foregoing, in each case whether or not involving the United States or any other region where the Company or any Company Subsidiary conducts business or operations, (f) effects arising from changes or proposed changes in Laws or accounting principles or requirements, including any changes or proposed changes in standards, interpretations or enforcement thereof, (g) effects relating to the announcement, execution or consummation of this Agreement or the transactions contemplated hereby, including the fact that the prospective owner of the Company and the Company Subsidiaries is the Buyer or any Affiliate of the Buyer or related to the identity of any of the Buyer’s Representatives, (h) effects resulting from compliance with the terms and conditions of this Agreement by the Seller, the Company and the Company Subsidiaries (including the failure to take any action restricted by this Agreement) or otherwise consented to in writing by the Buyer, or (i) any failure by the Company or any of the Company Subsidiaries to meet any projections, forecasts or estimates in and of itself (although this clause (k) shall not apply to the facts and circumstances that may have given rise or contributed to any such failure), except that in the case of sub-clauses (a), (b), (c), (d), (e) and (f), to the extent that such conditions or effects disproportionately impact the businesses of the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and the Company Subsidiaries operate (in which case, only the incremental disproportionate effect shall be taken into account in the determination of Material Adverse Effect hereunder). For the avoidance of doubt, a Material Adverse Effect shall be measured only against past performance of the Company and the Company Subsidiaries, taken as a whole, and not against any forward-looking statements, financial projections or forecasts of the Company or the Company Subsidiaries.

15

“NASDAQ” means the NASDAQ Capital Market.

“Other SEC Materials” means any reports or other materials (other than the Proxy Statement) that are filed by the Buyer with, or submitted or furnished by the Buyer to, the SEC.

“Permitted Encumbrances” means (a) Encumbrances securing the obligations of the Company and the Company Subsidiaries pursuant to the Existing Credit Facility or Replacement Credit Facility or other obligations to the extent terminated in connection with the Closing, (b) Encumbrances disclosed in the Audited Financial Statements or in any schedules to this Agreement, (c) Encumbrances for Taxes, assessments and other government charges not yet due and payable (or which are being contested in good faith by appropriate proceedings with appropriate reserves maintained), (d) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances arising in the ordinary course of business of the Company and the Company Subsidiaries (on account of amounts not yet due and payable or which are being contested in good faith by appropriate proceedings), (e) Encumbrances relating to the transferability of securities under applicable securities Laws, (f) Encumbrances securing rental payments under capitalized leases if only encumbering the subject of the applicable capitalized lease, (g) Encumbrances in favor of the lessors and licensors under leases and licenses, and Encumbrances to which the fee simple interest (or any superior leasehold interest) in the Leased Real Property is subject, (h)  Encumbrances, such as easements, rights-of-way, restrictive covenants, encroachments and other minor irregularities in title that do not materially detract from the current use of the applicable assets or Real Property, (i) zoning, entitlement, building, and other land use regulations and codes imposed by any Governmental Authority having jurisdiction over the Real Property, (j) licenses of Intellectual Property rights, (k) the Encumbrances set forth on Section 1.1(b) of the Company Disclosure Schedules, and (l) other Encumbrances arising in the ordinary course of business that are not, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries, taken as a whole, and not incurred in connection with the borrowing of money.

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

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“PCAOB” means the Public Company Accounting Oversight Board.

“R&W Policy” means the representation and warranty insurance policy obtained by the Buyer in connection with the transactions contemplated by this Agreement.

“RE Tax Amount” means cash Taxes actually payable by the Company and the Company Subsidiaries in connection with or otherwise attributable to effecting the Real Property Spinoff in accordance with Schedule I, determined on a with and without basis (i.e., in one case assuming that the Real Property Spinoff did not occur and the other based on the Real Property Spinoff that actually occurred). For these purposes, the Company and the Company Subsidiaries shall be permitted to use (i) any current income Tax assets accrued by the Company and the Company Subsidiaries (determined before taking into account the Transaction Tax Deductions) and (ii) any tax attributes attributable to the Transaction Tax Deductions, in each case to the extent remaining after such current income Tax assets and Transaction Tax Deductions are taken into account in calculating Accrued Taxes, to reduce the RE Tax Amount. The RE Tax Amount shall be determined only based on the taxable period ending on the Closing Date (as if the tax year of the Company and each Company Subsidiary ended on such date); i.e. no income or losses of the Company for post-Closing periods shall be included in the with and without calculations described above. In no event shall the RE Tax Amount include or be increased by any amount for the reduction of net operating losses, deductions, credits or attributes that are available to offset the gain on the disposition or distribution of the Specified Real Property. For the avoidance of doubt, the RE Tax Amount shall include any real estate transfer taxes incurred in connection with the disposition or distribution of the Specified Real Property. The estimated RE Tax Amount will be set forth on the Estimated Closing Statement.

“RE Tax Amount Liability” means the excess, if any, of (x) the RE Tax Amount over (y) the amount of cash, if any, paid to relevant Governmental Authorities as estimated taxes in respect of the RE Tax Amount before the Closing.

“Real Property” means the Leased Real Property (including the Specified Real Property).

“Real Property Spinoff” means the transactions consummated prior to the date of this Agreement whereby IEA and certain of its Affiliates effected a restructuring pursuant to which the equity interests of the entity that owns the Specified Real Property were distributed to the Seller, as set forth on Schedule I.

“Refinancing Proceeds” means the aggregate amount borrowed under the Replacement Credit Facility for the purposes described in this Agreement.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migration, movement or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance).

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“Replacement Credit Facility” means a credit facility to be entered into at Closing in substitution for the Existing Credit Facility.

“Representatives” means, with respect to any Person, any director, manager, officer, agent, employee, partner, member, equityholder, advisor or representative of such Person.

“SEC” means the Securities and Exchange Commission.

“SEC Guidance” means (a) any publicly available written or oral interpretations, questions and answers, guidance and forms of the SEC, (b) any oral or written comments, requirements or requests of the SEC or its staff, (c) the Securities Act and the Exchange Act and (d) any other rules, bulletins, releases, manuals and regulations of the SEC.

“Seller Adjustment Amount” means the sum of (a) the excess, if any, of the Final Working Capital over the Working Capital Estimate, (b) the excess, if any, of the Estimated Assumed Indebtedness Amount over the Final Assumed Indebtedness and (c) the excess, if any, of the Final Closing Cash over the Estimated Closing Cash.

“Specified Real Property” means that certain office facility located at 3900 East White Avenue, Clinton, Indiana and the adjacent real property owned by RE Holdings (as defined on Schedule I).

“Specified Provisions” means Section 7.1(b)(ii), Section 7.1(b)(viii)(A) and Section 7.1(b)(xvi).

“Specified Real Property Lease” means that certain Amended and Restated Lease Agreement between Clinton RE Holdings (Delaware), LLC and White Construction, Inc. in the form of Exhibit H attached hereto.

“Stated Value” has the meaning given to such term in the Certificate of Designation.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity (a) of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity, or (b) of which the specified Person controls the management.

“Target Working Capital” means –$13,877,000.

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“Tax” or “Taxes” means all federal, state, county, local, municipal, non-U.S. and other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital unit, license, payroll, wage or other withholding, employment, social security (or similar), severance, stamp, occupation, premium, windfall profits, customs duties, unemployment, disability, value added, unclaimed property or escheatment, alternative or add on minimum, estimated or other taxes, assessments, duties or similar charges of any kind whatsoever, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Authority, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person under Law (including Treasury Regulation 1.1502-6 or any other similar provision of state, local or non-U.S. Law), by contract, as a transferee or successor or otherwise.

“Tax Returns” means any report, declaration, return, estimate, information return, claim for refund, election, disclosure or statement supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto and any amendment thereof.

“Total Consideration” means the sum of (a) the aggregate amount of Cash Consideration, plus (b) the aggregate value of the Buyer Common Shares issued to the Seller at Closing, plus (c) the aggregate value of the Buyer Preferred Shares issued to the Seller at Closing. For purposes of this definition, (i) the aggregate value of such Buyer Common Shares shall be an amount equal to the product of (x) the number of Buyer Common Shares being issued to Seller at the Closing multiplied by (y) the closing trading price for the Buyer Common Shares on the last Business Day prior to the Closing Date (the “Closing Price Per Share”) and (ii) the aggregate value of such Buyer Preferred Shares shall be an amount equal to the product of (x) the number of Buyer Preferred Shares being issued to the Seller at the Closing multiplied by (y) the Buyer Share Issue Price with respect to the Buyer Preferred Shares.

“Transaction Expenses” means, except as otherwise provided herein, (a) all reasonable and documented out-of-pocket Company Expenses, (b) all reasonable and documented out-of-pocket fees and expenses payable by the Buyer, Merger Sub I or Merger Sub II LLC directly related to the transactions contemplated by this Agreement incurred through the Closing Date, including all investment banking, financial or other advisor, legal, and accounting fees and expenses (including the fees and expenses of the Buyer’s legal counsel Stifel, Nicolaus & Company, Incorporated and Jefferies LLC and, without duplication, the Deferred Underwriting Fees), (c) Transfer Taxes, (d) any termination fees, prepayment penalties, “breakage” costs or similar payments associated with the repayment of any other Indebtedness (other than obligations with respect to the Existing Credit Facility) on the Closing Date, (e) any change of control payment, transaction bonus, discretionary bonus, “stay-put” bonus and any substantially similar payments that are payable as a result of the consummation of the Mergers (other than any “double-trigger” transaction bonuses or similar payments); provided that such bonuses and payments shall not exceed an aggregate amount equal to $1,000,000 and are payable solely to employees of the Company and the Company Subsidiaries (excluding the employees set forth on Section 1.1(c) of the Company Disclosure Schedules) (bonuses permitted by this clause (e), the “Capitalized Management Bonuses”), (f) the employer portion of the amount of any employment Taxes with respect to the amounts set forth in the foregoing clause (e), (g) all fees, expenses and other charges incurred by the parties in connection with the authorizations, approvals, consents and waivers contemplated by Section 7.4(b) and (h) the premium and other costs and expenses of obtaining the D&O Policy in an aggregate amount not to exceed $25,000.

19

“Transaction Tax Deductions” means, without duplication, the deductions for U.S. federal income tax purposes resulting from the payment or accrual of (a) all fees, expenses and interest (including any breakage fees or accelerated deferred financing fees) incurred in connection with the payment of any Indebtedness at Closing, (b) (i) severance obligations with respect to officers or employees whose employment was terminated prior to the Closing taken into account in determining Indebtedness, and (ii) the employer portion of the amount of any employment Taxes with respect to the amounts set forth in the foregoing clause (i) taken into account in determining Indebtedness, and (c) Company Expenses (to the extent deductible for income tax purposes) in each case to the extent such amounts are at least more likely than not to be deductible in a Pre-Closing Tax Period under applicable Law; provided, that the amount of the Transaction Tax Deductions shall be computed assuming that an election is made to treat seventy percent (70%) of the amount of any success-based fee (as described in Revenue Procedure 2011-29) as an amount that does not facilitate the transaction pursuant to the safe harbor in Revenue Procedure 2011-29 and are therefore deductible.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Unaudited Financial Statements” has the meaning set forth in the definition of Financial Statements.

“Warrant Agreement” means that certain Warrant Agreement, dated as of July 7, 2016, by and between the Buyer and Continental Stock Transfer & Trust Company.

“Westchester Indemnity” means that certain Agreement of Indemnity, by and among Infrastructure & Energy Alternatives, LLC, IEA Energy Services, LLC, IEA Renewable Energy, Inc., IEA Management Services, Inc. and IEA Equipment Management Inc., in favor of Westchester Fire Insurance Company, dated as of March 14, 2013, as amended by that certain Amendment to Agreement of Indemnity, by and between Oaktree Power Opportunities Fund III, L.P. and Oaktree Power Opportunities Fund III (Parallel), L.P., dated as of August 17, 2015, and that certain Amendment No. 2 to Agreement of Indemnity, by and between Oaktree Power Opportunities Fund III, L.P. and Oaktree Power Opportunities Fund III (Parallel), L.P.

“Working Capital” means, at any date, all Current Assets minus all Current Liabilities as of such date, as determined in accordance with the Balance Sheet Rules.

20

“Working Capital Overage” means an amount equal to the excess, if any, of the Working Capital Estimate over the Target Working Capital.

“Working Capital Underage” means an amount equal to the excess, if any, of the Target Working Capital over the Working Capital Estimate.

1.2          Other Capitalized Terms. The following terms shall have the meanings specified in the indicated Section of this Agreement:

Term	Section
2018 Audited Financial Statements	3.6(a)
2018 Earnout Statement	3.6(a)
2019 Audited Financial Statements	3.6(a)
2019 Earnout Statement	3.6(a)
A Reorganization	2.6
Accredited Investor	6.21
Additional Sponsor Co-Investment Proceeds	7.2(b)
Affiliate Guarantees	7.13(d)
Affiliate Transactions	6.17
Agreement	Preamble
Alternative Financing	7.19(c)
Applicable Date	6.12(a)
Arch Bonding Line	7.13(b)
Audited Balance Sheet	1.1
Audited Financial Statements	1.1
Business Combination Proposal	7.7(a)
Buyer	Preamble
Buyer A&R By-laws	Recitals
Buyer A&R Charter	Recitals
Buyer A&R Registration Rights Agreement	7.23
Buyer Board Recommendation	7.6
Buyer Common Share Percentage	3.2
Buyer Disclosure Schedules	Article 6
Buyer Issued Equity	6.2(a)
Buyer Material Adverse Effect	6.16(a)
Buyer Preferred Share Percentage	3.2
Buyer Prospectus	12.10
Buyer Related Parties	12.9(b)
Buyer Releasors	12.13(a)
Buyer Reports	6.12(a)
Buyer Stockholder Approval	6.3(b)
Buyer Stockholder Redemption	Recitals
Buyer Stockholders Meeting	7.6
Buyer’s Counsel	7.15
Capitalized Management Bonuses	1.1
Cash Consideration Adjustment Mechanic	1.1
Certificate of Designation	Recitals

21

Term	Section
Certificate of Merger	2.2(b)
Change in Recommendation	7.6
Charter Amendment Proposal	7.5(a)
Closing	2.2(a)
Closing Buyer Expenses	3.4(e)
Closing Company Expenses	3.5(f)
Closing Date	2.2(a)
Closing Price Per Share	1.1
Company	Preamble
Company Acquisition Proposal	7.7(b)
Company Common Units	Recitals
Company Disclosure Schedules	Article 4
Company Related Parties	12.14(a)
Company Subsidiaries	5.3(a)
Company Subsidiary	5.3(a)
Confidential Information	7.3(c)
Confidentiality Agreement	7.3(c)
Contest	7.20(f)(v)
D&O Policy	7.12(c)
Debt Financing	5.24
Delaware Law	Recitals
DGCL	Recitals
DLLCA	Recitals
Earnout Objections Statement	3.6(b)
Earnout Shares	3.6
Earnout Statement	3.6(a)
EBITDA	1.1
Effective Time	2.2(b)
Equitable Exceptions	4.2
Estimated Assumed Indebtedness Amount	3.5(a)
Estimated Closing Cash	3.5(a)
Estimated Closing Statement	3.5(a)
Estimated Merger Consideration	3.1
Evaluation Material	7.3(c)
Fee Letter	5.24
Final 2018 EBITDA	3.6(e)
Final 2019 EBITDA	3.6(e)
Final Assumed Indebtedness	3.5(d)
Final Closing Cash	3.5(d)
Final Working Capital	3.5(d)
Financing Sources	0
First Merger	Recitals
First Surviving LLC	Recitals
Foreign Plan	5.15(i)
Founder Shares Amendment	Recitals

22

Term	Section
Indemnified Parties	7.12(a)
Insurance Policies	5.18
Intended Tax Treatment	7.20(c)
Interim Balance Sheet	1.1
Intermediate Holdco	7.24
Investor Rights Agreement	Recitals
Leased Real Property	5.19(b)
Leases	5.19(b)
Licenses	5.10
Losses	7.13(b)
Material Contracts	5.11(a)
Material Customers	5.12
Material Suppliers	5.12
Merger Sub I	Preamble
Merger Sub II LLC	Preamble
Mergers	Recitals
Minimum Financing	8.6
Multiemployer Plan	5.15(a)
Net Income	1.1
Notice of Disagreement	3.5(c)
Oaktree	Preamble
Oaktree Holders	1.1
Oaktree Guarantee	7.13(b)
Owned Intellectual Property	5.8(a)
Paul Weiss	2.2(a)
Payoff Letters	3.4(b)
PCAOB Audited Financial Statements	7.5(h)
Pre-Signing Distributions	7.20(b)
Preferred Share Adjustment Mechanic	3.2
Proxy Statement	7.5(a)
Reviewed Interim Financial Statements	7.5(h)
Sarbanes-Oxley Act	6.12(a)
Second Certificate of Merger	2.2(c)
Second Effective Time	2.2(c)
Second Merger	Recitals
Second Surviving LLC	Recitals
Securities Act	6.21
Seller	Preamble
Seller Related Parties	12.9
Seller Releasors	12.14(a)
Seller’s Counsel	7.14
Seller’s Representative	Preamble
Seller’s Representative Holdback Account	12.20(c)
Seller’s Representative Holdback Amount	12.20(c)
Specified Failure	8.6

23

Term	Section
Sold Entity or Business	1.1
Sponsor Co-Investment Proceeds	7.2(b)
Sponsors	Preamble
Statement	3.5(b)
Surviving Company	Recitals
Tax Amount Liability Indemnity	7.20(f)(ii)
Termination Date	10.1(b)
Transaction Proposals	7.5(a)
Transfer Taxes	12.18
Trust Account	6.6
Trust Agreement	6.6
Trust Fund Claims	12.10
Trustee	6.6
Unaudited Financial Statements	1.1
Waived 280G Benefits	7.16
WARN Act	5.16(c)
Westchester Release Date	7.13(c)
Working Capital Estimate	3.5(a)

1.3         Interpretive Provisions. Unless the express context otherwise requires:

(a)           the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)           terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)           the terms “Dollars” and “$” mean United States Dollars;

(d)           references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)           wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)           references herein to any gender shall include each other gender;

(g)           the word “or” shall not be exclusive;

(h)           references to “written” or “in writing” include in electronic form;

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(i)            (x) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (i) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement and (y) references to “the Company” and “the Company Subsidiaries” following the Second Effective Time shall mean “the Surviving Company” and “the Subsidiaries of the Surviving Company”, respectively;

(j)            references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(k)           any reference to “days” shall mean calendar days unless Business Days are expressly specified;

(l)            references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, restated, supplemented or modified from time to time in accordance with the terms thereof;

(m)          with respect to the determination of any period of time, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”;

(n)           references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(o)           references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(p)          if the last day for the giving of any notice or the performance of any action required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;

(q)          the phrase “to the extent” means the degree by which;

(r)           each of Closing Working Capital, Assumed Indebtedness, Closing Cash, Transaction Expenses, RE Tax Amount Liability and Credit Facility Payoff Amount shall be calculated without duplication of any amounts included in the calculation of any other of the foregoing terms; and

(s)           the word “threatened” shall mean “threatened in writing”.

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Article 2

THE MERGERS

2.1          The Mergers.       At the Effective Time, subject to the terms and conditions of this Agreement and in accordance with Delaware Law, (a) Merger Sub I shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub I shall cease and (c) the Company shall be the First Surviving LLC of the First Merger and shall continue its legal existence under the DLLCA. Immediately after the Effective Time and as part of an integrated plan and in accordance with the DLLCA, (i) the First Surviving LLC shall be merged with and into Merger Sub II LLC, (ii) the separate existence of the First Surviving LLC shall cease and (iii) Merger Sub II LLC shall be the Second Surviving LLC of the Second Merger and shall continue its legal existence under the DLLCA.

2.2          Effective Time; Closing Date.

(a)           The closing of the Mergers (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), 1285 Avenue of the Americas, New York, New York 10019-6064, at 9:00 a.m. local time, on the second (2nd) Business Day after the date that all of the conditions to the Closing set forth in Article 8 and Article 9 (in each case, other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to waive the same, or at such other date, time and place that the Seller’s Representative and the Buyer may agree in writing. The date upon which the Closing occurs is referred to herein as the “Closing Date.” Except as otherwise requested in writing by a party hereto, all Closing transactions shall be effectuated by electronic delivery of the documents and other certificates or instruments to be delivered by such party pursuant to Section 3.4, signed by a duly authorized officer on behalf of the applicable party as provided for in the applicable document(s) being signed by each such party.

(b)           On the Closing Date, the Company and Merger Sub I shall cause the First Merger to be consummated by filing a duly executed certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and the parties hereto shall make all other filings or recordings required by Delaware Law or other applicable Law in connection with the First Merger. The First Merger shall become effective at such time as the Certificate of Merger is duly filed in accordance with the applicable provisions of Delaware Law, or at such later time as may be stated in the Certificate of Merger (the date and time when the First Merger is effective, the “Effective Time”).

(c)           Immediately following the Effective Time, the First Surviving LLC and Merger Sub II LLC shall cause the Second Merger to be consummated by filing a duly executed certificate of merger with the Secretary of State of Delaware (the “Second Certificate of Merger”) and shall make all other filings or recordings required by Delaware Law or other applicable Law in connection with the Second Merger. The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed in accordance with the applicable provisions of Delaware Law, or at such later time as may be stated in the Second Certificate of Merger (the date and time when the Second Merger is effective, the “Second Effective Time”).

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2.3          Effect of the Mergers.

(a)           At the Effective Time, the effect of the First Merger shall be as provided herein and in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, franchises and assets of the Company and Merger Sub I shall vest in the First Surviving LLC, and all debts, liabilities, obligations and duties of the Company and Merger Sub I shall become the debts, liabilities, obligations and duties of the First Surviving LLC.

(b)           At the Second Effective Time, the effect of the Second Merger shall be as provided herein and in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, powers, franchises and assets of the First Surviving LLC and Merger Sub II LLC shall vest in the Second Surviving LLC, and all debts, liabilities, obligations and duties of the First Surviving LLC and Merger Sub II LLC shall become the debts, liabilities, obligations and duties of the Second Surviving LLC.

2.4          Organizational Documents.

(a)           At the Effective Time:

(i)           Subject to Section 7.12, the certificate of formation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the First Surviving LLC until thereafter amended as provided by Law and such certificate of formation.

(ii)          Subject to Section 7.12, the limited liability company agreement of the Company, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the First Surviving LLC, until thereafter amended as provided by Law and such limited liability company agreement.

(b)           At the Second Effective Time:

(i)           Subject to Section 7.12, the certificate of formation of Merger Sub II LLC, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation of the Second Surviving LLC until thereafter amended as provided by Law and such certificate of formation.

(ii)          Subject to Section 7.12, the limited liability company agreement of Merger Sub II LLC, as in effect immediately prior to the Second Effective Time, shall be the limited liability company agreement of the Second Surviving LLC, until thereafter amended as provided by Law and such limited liability company agreement.

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(iii)         Notwithstanding anything herein to the contrary, as promptly as practicable following the Second Effective Time, the Second Surviving LLC will change its name to IEA Energy Services LLC.

(c)           At the Closing, the Buyer shall cause (i) the Buyer Charter to be amended and restated in the form of the Buyer A&R Charter, (ii) the Certificate of Designation to be adopted, subject in each case of clauses (i) and (ii) to the approval of the Charter Amendment Proposal, and (iii) the by-laws of Buyer to be amended and restated in the form of the Buyer A&R By-laws.

2.5          Further Assurances. If, at any time after the Effective Time or the Second Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of either the Company, Merger Sub I or Merger Sub II LLC or (b) otherwise to carry out the purposes of this Agreement, the Surviving Company and its proper officers and directors, as applicable, or their designees shall be authorized to execute and deliver, in the name and on behalf of the Company, Merger Sub I or Merger Sub II LLC, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company, Merger Sub I or Merger Sub II LLC, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of the Company, Merger Sub I or Merger Sub II LLC, as applicable, and otherwise to carry out the purposes of this Agreement.

2.6          Tax Consequences. The parties intend that, for federal income tax purposes, the Mergers shall constitute an integrated transaction that is characterized as a merger of Company into the Buyer and that qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code (the “A Reorganization”) and that the Buyer, Merger Sub I, Merger Sub II LLC and the Company are parties to such reorganization within the meaning of Section 368(b) of the Code. The parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Reg. §§ 1.368-2(g) and 1.368-3(a).

Article 3

MERGER CONSIDERATION; CONVERSION OF SECURITIES

3.1          Calculation of the Estimated Merger Consideration. The “Estimated Merger Consideration” shall be equal to:

(a)           $235,000,000;

(b)           plus the Working Capital Overage, if any;

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(c)           plus the Estimated Closing Cash;

(d)           minus the sum of:

(i)           the Credit Facility Payoff Amount;

(ii)          the Estimated Assumed Indebtedness Amount;

(iii)         the Working Capital Underage, if any;

(iv)         the RE Tax Amount Liability, if any; and

(v)          the Seller’s Representative Holdback Amount.

The Estimated Merger Consideration shall be subject to adjustment following the Closing pursuant to Section 3.5 hereof.

3.2          Conversion of Company Common Units. At the Effective Time, by virtue of the First Merger and without any action on the part of the Company, Merger Sub I, the Buyer or the Seller, the Company Common Units issued and outstanding immediately prior to the Effective Time shall be collectively converted into and become the right to receive, subject to the Preferred Share Adjustment Mechanic below and the Cash Consideration Adjustment Mechanic: (a) an amount in cash equal to the Cash Consideration, (b) a number of newly-issued Buyer Common Shares equal to the quotient obtained by dividing (i) the product of (A) the Buyer Common Share Percentage multiplied by (B) the excess of (x) the Estimated Merger Consideration over (y) the Cash Consideration, by (ii) the Buyer Share Issue Price with respect to the Buyer Common Shares, (c) a number of newly-issued Buyer Preferred Shares equal to the quotient obtained by dividing (i) the product of (A) the Buyer Preferred Share Percentage multiplied by (B) the excess of (x) the Estimated Merger Consideration over (y) the Cash Consideration, by (ii) the Buyer Share Issue Price with respect to the Buyer Preferred Shares (provided, however, that, (1) the number of Buyer Preferred Shares to be issued to the Seller pursuant to this Section 3.2 shall be adjusted in accordance with clause (z) of the second proviso of Section 7.2(b)) and (2) after giving effect to the foregoing clause (1), to the extent that the aggregate value of the Buyer Common Shares that the Seller would receive at Closing based on the formula described above, before taking into account the Cash Consideration Adjustment Mechanic, would constitute less than forty percent (40%) of the Total Consideration the Seller would receive at Closing, the number of Buyer Preferred Shares the Seller receives at Closing (determined using the Buyer Share Issue Price for the Buyer Preferred Shares) shall be reduced and the amount of the Buyer Common Shares shall be correspondingly increased, so that the aggregate value of the Buyer Common Shares (determined using the Closing Price Per Share) the Seller receives at Closing is equal to forty percent (40%) of the Total Consideration the Seller receives at Closing, the adjustment in this proviso, the “Preferred Share Adjustment Mechanic”), (d) any additional amounts to which the Seller may be entitled pursuant to Section 3.5(d) and (e) the Earnout Shares, if any, in accordance with Section 3.6.  For purposes hereof, (1) “Buyer Common Share Percentage” means 74.1%, and (2) “Buyer Preferred Share Percentage” means 25.9%.

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3.3          Conversion of Securities of the First Surviving LLC. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the Buyer, the First Surviving LLC or Merger Sub II LLC: (a) each membership interest of the First Surviving LLC issued and outstanding immediately prior to the Second Effective Time shall be canceled and retired and shall cease to exist, and no merger consideration or other consideration shall be delivered in exchange therefor; and (b) each membership interest of Merger Sub II LLC issued and outstanding prior to the Second Effective Time shall remain outstanding and shall constitute the only issued and outstanding equity interests of the Second Surviving LLC immediately after the Second Effective Time.

3.4          Transactions to be Effected at the Closing. At the Closing, the following transactions shall be effected:

(a)           The Buyer shall deliver or, to the extent such amounts are to be funded with Refinancing Proceeds in accordance with Section 3.4(c), cause to be delivered:

(i)           to the Seller, (A) by wire transfer of immediately available funds to such bank account or bank accounts designated in writing by the Seller (such designation to be made at least two (2) Business Days prior to the Closing Date), an amount in cash equal to the Cash Consideration, (B) certificates or, at the Seller’s request, evidence of shares in book-entry form representing the number of newly-issued Buyer Common Shares to which the Seller is entitled pursuant to Section 3.2(b) and (C) certificates or, at the Seller’s request, evidence of shares in book-entry form representing the number of newly-issued Buyer Preferred Shares to which the Seller is entitled pursuant to Section 3.2(c);

(ii)          to the applicable lender(s) under the Existing Credit Facility or its designee(s), by wire transfer of immediately available funds to such bank account or bank accounts as set forth in the Payoff Letters, an amount equal to the Credit Facility Payoff Amount;

(iii)         to the parties entitled thereto, by wire transfer of immediately available funds, the Closing Company Expenses, the Closing Buyer Expenses and any other Transaction Expenses to be paid at the Closing;

(iv)         to the Seller’s Representative, by wire transfer of immediately available funds to such bank account or bank accounts designated in writing by the Seller’s Representative (such designation to be made at least two (2) Business Days prior to the Closing Date), an amount equal to the Seller’s Representative Holdback Amount; and

(v)          to the Seller or the Seller’s Representative, as applicable, all of the documents required to be delivered by the Buyer, Merger Sub I and/or Merger Sub II LLC pursuant to Article 9, duly executed by the Buyer, Merger Sub I and/or Merger Sub II LLC, as applicable.

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(b)           The Company shall deliver to the Buyer (i) concurrently with the delivery of the Estimated Closing Statement, payoff letters (the “Payoff Letters”) from the lender(s) under the Existing Credit Facility which authorize the release (or, to the extent that the collateral for the Existing Credit Facility is to secure the Replacement Credit Facility, the amendment) of all Encumbrances securing the Existing Credit Facility upon payment in full of the Credit Facility Payoff Amount (which Payoff Letters shall be in customary form) and (ii) all of the documents required to be delivered by the Seller, the Seller’s Representative and/or the Company pursuant to Article 8, duly executed by the Seller, the Seller’s Representative and/or the Company, as applicable.

(c)           The Company shall cause the Refinancing Proceeds to be available at Closing in an amount sufficient to pay, and the parties shall cause the Refinancing Proceeds to be used for the purposes of paying, (i) Transaction Expenses, and (ii) any increase in Cash Consideration in respect of any Working Capital Overage.

(d)           The Seller shall deliver to the Buyer:

(i)           certificates, if any, representing all of the Company Common Units owned by the Seller, duly endorsed in blank or accompanied by limited liability company interest powers duly endorsed in blank in proper form for transfer, with appropriate transfer Tax stamps, if any, affixed or, if the Seller is unable to surrender such certificates because such certificates have been lost, mutilated or destroyed, an affidavit of loss; and

(ii)          at least two (2) Business Days prior to the Closing Date, a good faith estimate of the Company Expenses (the “Closing Company Expenses”) and any copies of invoices related thereto.

(e)           At least two (2) Business Days prior to the Closing Date, the Buyer shall deliver to the Seller’s Representative and the Company a certificate setting forth Buyer’s good faith estimate of (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Buyer Stockholder Redemptions as of the Closing, (ii) the amount of Available Cash, (iii) the number of Buyer Common Shares and Buyer Preferred Shares outstanding as of the Closing after giving effect to the Buyer Stockholder Redemptions, the issuance of Buyer Common Shares and Buyer Preferred Shares to the Seller in accordance with Section 3.4(a)(i) and the issuance of any other capital stock or security issued in accordance with Section 7.2(b) and (iv) the fees and expenses described in clause (b) of the definition of Transaction Expenses (the “Closing Buyer Expenses”) and any copies of invoices related thereto.

(i)           At or as promptly as practicable following the Closing, the Buyer shall reimburse the Seller, by wire transfer of immediately available funds to such bank account or bank accounts designated in writing by the Seller, for any Transaction Expenses paid by the Seller prior to the Adjustment Time in full satisfaction of any liability for payment from the Company and the Company Subsidiaries with respect thereto.

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3.5          Adjustment to the Estimated Merger Consideration.

(a)           At least three (3) Business Days prior to the Closing Date, the Company shall deliver to the Buyer a good faith estimate (the “Estimated Closing Statement”) of (i) Closing Working Capital (the “Working Capital Estimate”) and the resulting Working Capital Overage or Working Capital Underage, (ii) the amount of Assumed Indebtedness (the “Estimated Assumed Indebtedness Amount”), (iii) the amount of Closing Cash (the “Estimated Closing Cash”) and (iv) the Credit Facility Payoff Amount, in each case, prepared in accordance with the Balance Sheet Rules, if applicable, and this Agreement. The Company shall reasonably consult with the Buyer prior to the delivery of the Estimated Closing Statement.

(b)           Within forty-five (45) days after the Closing Date, the Buyer shall deliver to the Seller’s Representative a statement of its calculation of the Closing Working Capital, the Assumed Indebtedness and the Closing Cash, in each case prepared in accordance with the Balance Sheet Rules, if applicable, and this Agreement (the “Statement”). The Buyer shall not amend, supplement or modify the Statement following its delivery to the Seller’s Representative.

(c)           The Statement shall become final and binding upon the parties on the forty-fifth (45th) day following the date on which the Statement was delivered to the Seller’s Representative, unless the Seller’s Representative delivers written notice of its disagreement with the Statement (a “Notice of Disagreement”) to the Buyer prior to such date. If a Notice of Disagreement is received by the Buyer in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon the parties on the earlier of (A) the date the Seller’s Representative and the Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Independent Accountant. During the fourteen (14)-day period following the delivery of a Notice of Disagreement, the Seller’s Representative and the Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If at the end of such fourteen (14)-day period the Seller’s Representative and the Buyer have not resolved in writing the matters specified in the Notice of Disagreement, the Seller’s Representative and the Buyer shall submit to the Independent Accountant for resolution, acting as an expert and in accordance with the standards set forth in this Section 3.5, only matters that remain in dispute. The Seller’s Representative and the Buyer shall use reasonable efforts to cause the Independent Accountant to render a written decision resolving the matters submitted to the Independent Accountant within thirty (30) days of the receipt of such submission. The scope of the disputes to be resolved by the Independent Accountant shall be limited to fixing mathematical errors and determining whether the items disputed in the Notice of Disagreement were determined in accordance with the Balance Sheet Rules, if applicable, and this Agreement, and the Independent Accountant is not to make any other determination, including any determination as to whether the Target Working Capital, the Working Capital Estimate, the Estimated Assumed Indebtedness Amount or the Estimated Closing Cash are correct. The Independent Accountant’s decision shall be based solely on written submissions by the Seller’s Representative and the Buyer and their respective Representatives and not by independent review and shall be final and binding on all of the parties hereto. The Independent Accountant may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. Judgment may be entered upon the determination of the Independent Accountant in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Independent Accountant incurred pursuant to this Section 3.5 shall be allocated between the Seller’s Representative (on behalf of the Seller), on the one hand, and the Company, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party in the Notice of Disagreement. For example, if the Seller’s Representative claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyer and if the Independent Accountant ultimately resolves the dispute by awarding to the Seller’s Representative $300 of the $1,000 contested, then the fees and expenses of the Independent Accountant will be allocated 30% (i.e., 300 ÷ 1,000) to the Company and 70% (i.e., 700 ÷ 1,000) to the Seller’s Representative.

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(d)           For the purposes of this Agreement, “Final Working Capital” means the Closing Working Capital, “Final Assumed Indebtedness” means the Assumed Indebtedness and “Final Closing Cash” means the Closing Cash, in each case, as finally agreed or determined in accordance with Section 3.5(c). Following the determination of the Final Working Capital, the Final Assumed Indebtedness and the Final Closing Cash, the Estimated Merger Consideration shall be (i) increased by the Seller Adjustment Amount and (ii) decreased by the Buyer Adjustment Amount as described herein. If the Seller Adjustment Amount exceeds the Buyer Adjustment Amount, within three (3) Business Days after the Final Working Capital, the Final Assumed Indebtedness and the Final Closing Cash are determined, the Buyer shall cause the Company to pay to the Seller, by wire transfer of immediately available funds, an amount equal to such excess. If the Buyer Adjustment Amount exceeds the Seller Adjustment Amount, within three (3) Business Days after the Final Working Capital, the Final Assumed Indebtedness and the Final Closing Cash are determined, the Seller shall deliver to the Company, by wire transfer of immediately available funds, an amount equal to such excess. Upon payment of the amounts provided in this Section 3.5(d), none of the parties hereto may make or assert any claim under this Agreement for any matter included in the Final Working Capital, Final Assumed Indebtedness or Final Closing Cash. Notwithstanding anything to the contrary in this Section 3.5(d), to the extent that, as a result of payments or adjustment under this Section 3.5, the Seller is entitled to receive incremental consideration from the Company hereunder, the consideration shall be paid in additional Buyer Common Shares to the extent necessary to comply with the proviso to the definition of Cash Consideration.

(e)           If the Seller Adjustment Amount is equal to the Buyer Adjustment Amount, then no payments shall be made by the Buyer or the Seller pursuant to Section 3.5(d).

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(f)           Following the Closing, the Buyer shall not take any action with respect to the accounting books and records of the Company, or the items reflected thereon, on which the Statement is to be based, that is inconsistent with the Company’s past practices. No actions taken by the Buyer on its own behalf or on behalf of the Company or the Company Subsidiaries on or following the Closing Date shall be given effect for purposes of determining the Closing Working Capital, the Assumed Indebtedness or the Closing Cash. During the period of time from and after the Closing Date through the final determination and payment of Final Working Capital, Final Assumed Indebtedness and Final Closing Cash in accordance with this Section 3.5, the Buyer shall afford, and shall cause the Company and the Company Subsidiaries to afford, to the Seller’s Representative and the Independent Accountant, if any, and any accountants, counsel or other Representatives retained by the Seller’s Representative and/or the Independent Accountant, if any, in connection with the review of Closing Working Capital, Assumed Indebtedness and Closing Cash in accordance with this Section 3.5, direct access during normal business hours upon reasonable advance notice to all the properties, books, contracts, personnel, Representatives (including the Buyer’s and the Company’s accountants) and records of the Buyer, the Company, the Company Subsidiaries and such Representatives (including the work papers of the Company’s accountants) relevant to the review of the Statement and the calculation of Closing Working Capital, Assumed Indebtedness and Closing Cash in accordance with this Section 3.5.

3.6          Earnout. From and after the Closing, the Buyer shall issue to the Seller up to an additional 9,000,000 Buyer Common Shares in the aggregate (the “Earnout Shares”), which shall be fully paid (without any additional consideration from the Seller), non-assessable and free and clear of all Encumbrances other than transfer restrictions under applicable federal and state securities Laws or the Ancillary Agreements, as described in this Section 3.6 and only upon the terms and subject to the conditions set forth herein.

(a)           As soon as practicable (and in any event no later than thirty (30) days) following receipt of audited consolidated financial statements of the Company (or, if applicable, a direct or indirect parent of the Company) for the fiscal years ended on December 31, 2018 (the “2018 Audited Financial Statements”) or December 31, 2019 (the “2019 Audited Financial Statements”), as applicable, from such audited entity’s certified public accountants, the Buyer shall deliver to the Seller’s Representative a certificate executed by an executive officer of the Buyer setting forth the Buyer’s calculation of 2018 EBITDA (the “2018 Earnout Statement”) or 2019 EBITDA (the “2019 Earnout Statement”, and each of the 2018 Earnout Statement and the 2019 Earnout Statement, an “Earnout Statement”), as applicable, in each case together with reasonable supporting documentation (including a copy of the 2018 Audited Financial Statements or 2019 Audited Financial Statements, as applicable, and a calculation of each component of Company EBITDA and the exclusions therefrom). The Buyer shall use reasonable best efforts to cause (x) the 2018 Audited Financial Statements to be prepared and delivered to the Company or the applicable audited entity no later than June 30, 2019 and (y) the 2019 Audited Financial Statements to be prepared and delivered to the Company or the applicable audited entity no later than June 30, 2020. If the 2018 Audited Financial Statements are not prepared by June 30, 2019 or the 2019 Audited Financial Statements are not prepared by June 30, 2020, as soon as practicable but in any event within thirty (30) days, the Buyer shall deliver to the Seller’s Representative the applicable Earnout Statement, prepared based upon the Company’s or the applicable entity’s financial statements prepared in accordance with the accounting policies, principles, procedures, rules, practices, methodologies, categorizations, asset recognition bases, definitions, judgments and estimation techniques utilized in preparing the Audited Financial Statements, applied on a consistent basis and reasonable supporting documentation thereof (including a copy of such financial statements and a calculation of each component of Company EBITDA and the exclusions therefrom).

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(b)          Within forty-five (45) days after the receipt by the Seller’s Representative of an Earnout Statement, the Seller’s Representative may deliver to the Buyer a written statement either accepting such Earnout Statement or specifying any objections thereto (in which case, such written statement shall include the Seller’s Representative’s calculations of any disputed items or amounts and the Seller’s Representative’s grounds for such disagreement in reasonable detail) (an “Earnout Objections Statement”). If the Seller’s Representative does not deliver an Earnout Objections Statement to the Buyer within forty-five (45) days after the Seller’s Representative’s receipt of an Earnout Statement, such Earnout Statement will be final and binding upon the Seller and the Buyer.

(c)           If the Seller’s Representative delivers an Earnout Objections Statement, then the Seller’s Representative and the Buyer shall, during the fourteen (14) days following such delivery, seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in such Earnout Objections Statement in order to determine 2018 EBITDA or 2019 EBITDA, as applicable. If the Seller’s Representative and the Buyer are unable to reach such resolution during such period, then they shall promptly thereafter appoint the Independent Accountant to promptly review this Agreement and the disputed items or amounts for the purpose of calculating the actual amount of 2018 EBITDA or 2019 EBITDA, as applicable. The Independent Accountant, acting as an expert and not as an arbitrator, shall determine in accordance with this Agreement the actual amount of 2018 EBITDA or 2019 EBITDA, as applicable, and shall deliver to the Seller’s Representative and the Buyer a written report setting forth such calculations. In resolving any disputed item, the Independent Accountant (i) shall be bound by the provisions of this Section 3.6 and the definitions of Company EBITDA and 2018 EBITDA or 2019 EBITDA, as applicable, (ii) shall limit its review to the disputed items submitted to the Independent Accountant for resolution and (iii) shall further limit its review solely to whether the applicable Earnout Statement has been prepared in accordance with this Section 3.6 or contains any mathematical error. The determination of any disputed items cannot, however, be in excess of, or less than, the greatest or lowest value, respectively, claimed for any such item in the applicable Earnout Statement or Earnout Objections Statement. Such report shall be final and binding upon the Seller and the Buyer, absent manifest error. The fees, costs and expenses of the Independent Accountant shall be allocated between the Seller’s Representative (on behalf of the Seller), on the one hand, and the Company, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party in the Earnout Objections Statement. For example, if the Seller’s Representative claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyer and if the Independent Accountant ultimately resolves the dispute by awarding to the Seller’s Representative $300 of the $1,000 contested, then the fees and expenses of the Independent Accountant will be allocated 30% (i.e., 300 ÷ 1,000) to the Company and 70% (i.e., 700 ÷ 1,000) to the Seller’s Representative.

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(d)           During the period of time from and after delivery of an Earnout Statement through the final determination of 2018 EBITDA or 2019 EBITDA, as applicable, in accordance with this Section 3.6, the Buyer shall afford, and shall cause the Company and the Company Subsidiaries to afford, to the Seller’s Representative and the Independent Accountant, if any, and any accountants, counsel or other Representatives retained by the Seller’s Representative and/or the Independent Accountant, if any, direct access during normal business hours upon reasonable advance notice, to all properties, books, contracts, personnel, Representatives (including the Buyer’s and the Company’s accountants) and records of the Buyer, the Company, the Company Subsidiaries and such Representatives (including the work papers of the Buyer’s and the Company’s accountants) relevant to the review of the applicable Earnout Statement and the calculation of 2018 EBITDA or 2019 EBITDA, as applicable, in accordance with this Section 3.6.

(e)           As used herein, (i) “Final 2018 EBITDA” means (x) if the Seller’s Representative fails to deliver an Earnout Objections Statement with respect to the 2018 Earnout Statement in accordance with Section 3.6(b), the 2018 EBITDA as set forth in the 2018 Earnout Statement, or (y) if a dispute between the Seller’s Representative and the Buyer with respect to 2018 EBITDA is resolved by resolution of the Buyer and the Seller’s Representative or by submission of any remaining disputes to the Independent Accountant, as contemplated by this Section 3.6, 2018 EBITDA as so resolved, and (ii) “Final 2019 EBITDA” means (x) if the Seller’s Representative fails to deliver an Earnout Objections Statement with respect to the 2019 Earnout Statement in accordance with Section 3.6(b), the 2019 EBITDA as set forth in the 2019 Earnout Statement, or (y) if a dispute between the Seller’s Representative and the Buyer with respect to 2019 EBITDA is resolved by resolution of the Buyer and the Seller’s Representative or by submission of any remaining disputes to the Independent Accountant, as contemplated by this Section 3.6, 2019 EBITDA as so resolved.

(f)           If Final 2018 EBITDA equals or exceeds $65,000,000, then the Buyer shall promptly (but in any event within five (5) Business Days following the determination of Final 2018 EBITDA) deliver to the Seller certificates or, at the Seller’s request, evidence of shares in book-entry form representing (i) 1,000,000 Buyer Common Shares, and (ii) an additional number of Buyer Common Shares equal to the product of (x) 250,000 multiplied by (y) a fraction, (A) the numerator of which is the amount by which Final 2018 EBITDA exceeds $65,000,000 and (B) the denominator of which is $1,000,000; provided, however, that (1) if the Buyer or any of its Subsidiaries acquires one or more business enterprises, divisions or lines of business with an aggregate purchase price in excess of $10,000,000 following the Closing and prior to December 31, 2018, in accordance with the Investor Rights Agreement, all or any portion of the revenue of which is included in the calculation of Final 2018 EBITDA, then in no event shall the number of Buyer Common Shares issuable by the Buyer to the Seller pursuant to this Section 3.6(f) exceed 6,000,000 Buyer Common Shares in the aggregate, and (2) if no such acquisition is taken into account in the calculation of Final 2018 EBITDA, in no event shall the number of Buyer Common Shares issuable by the Buyer to the Seller pursuant to this Section 3.6(f) exceed 9,000,000 Buyer Common Shares in the aggregate. For the avoidance of doubt, if 2018 EBITDA is less than $65,000,000, then no Buyer Common Shares will be issuable to the Seller under this Section 3.6(f).

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(g)           If Final 2019 EBITDA equals or exceeds $90,000,000, then the Buyer shall promptly (but in any event within five (5) Business Days following the determination of Final 2019 EBITDA) deliver to the Seller certificates or, at the Seller’s request, evidence of shares in book-entry form representing (i) 1,000,000 Buyer Common Shares, and (ii) an additional number of Buyer Common Shares equal to the product of (x) 250,000 multiplied by (y) a fraction, (A) the numerator of which is the amount by which Final 2019 EBITDA exceeds $90,000,000 and (B) the denominator of which is $1,000,000; provided, however, that in no event shall the number of Buyer Common Shares issuable by the Buyer to the Seller pursuant to Section 3.6(f), together with the number of Buyer Common Shares issuable by the Buyer to the Seller pursuant to this Section 3.6(g), exceed 9,000,000 Buyer Common Shares in the aggregate. For the avoidance of doubt, if 2019 EBITDA is less than $90,000,000, then no Buyer Common Shares will be issuable to the Seller under this Section 3.6(g).

(h)           The Buyer shall give the Seller’s Representative written notice of the occurrence of any Change of Control or entry into a definitive agreement with respect thereto, in each case promptly following the Buyer’s obtaining actual knowledge thereof. Notwithstanding anything to the contrary in this Section 3.6, if a Change of Control occurs (i) on or prior to December 31, 2019, then all contingencies to the payments under Section 3.6(f) and Section 3.6(g) shall be deemed satisfied and, immediately prior to the occurrence of such Change of Control, the Buyer shall promptly issue to the Seller an aggregate number of Buyer Common Shares equal to 9,000,000 Buyer Common Shares less any Buyer Common Shares previously issued to the Seller in accordance with this Section 3.6 or (ii) after December 31, 2019 but prior to the determination of Final 2019 EBITDA, Buyer shall cause the successor or acquiring Person to assume all of Buyer’s obligations hereunder, and the Seller shall be entitled to receive any cash, securities or other property receivable upon such Change of Control if the Earnout Shares with respect to the Final 2019 EBITDA were outstanding immediately prior to such Change of Control.

(i)           During the period from the date hereof through the date of the determination of Final 2019 EBITDA and the issuance of any Buyer Common Shares, if any, required in accordance with this Section 3.6, the Buyer shall and shall cause its Subsidiaries to:

(i)           reserve for issuance a sufficient number of unissued Buyer Common Shares to permit the Buyer to satisfy its issuance obligations set forth in this Section 3.6 and take all actions required to increase the authorized number of Buyer Common Shares if at any time there shall be insufficient unissued Buyer Common Shares to permit such reservation;

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(ii)          keep books and records of the Company and the Company Subsidiaries in a manner to enable the calculation of Company EBITDA hereunder;

(iii)         operate the business of the Company and the Company Subsidiaries in a commercially reasonable manner and solely through the Company and the Company Subsidiaries;

(iv)         other than in connection with a Change of Control, which shall be governed by Section 3.6(h), not sell, assign, lease or otherwise transfer (directly or indirectly, in a single transaction or a series of related transactions) all or a portion of the assets or business of the Company or any Company Subsidiary or any line of business or division (or any rights therein), to any Person (other than the Company or a wholly-owned Company Subsidiary), other than (x) sales of assets the aggregate value of which is less than $5,000,000 and (y) sales of assets acquired after the Closing to the extent the Buyer’s Board of Directors reasonably determines such assets are not core to the business conducted by the Company and the Company Subsidiaries as of the Closing; provided, that if assets are sold pursuant to the foregoing clause (y), Company EBITDA for the 2018 Fiscal Year or 2019 Fiscal Year, as applicable, shall be increased (without duplication to any adjustment that occurred pursuant to the definition of “Company EBITDA”) by an amount equal to the capital charge relating to such sold assets described in clause (d) of the definition of the term “Company EBITDA” in Section 1.1;

(v)          not enter into or permit to exist any agreement, arrangement or understanding that would restrict or prevent issuance of the Buyer Common Shares to the Seller when due in accordance with this Section 3.6; and

(vi)         not take any actions (including accelerating expenses or delaying revenues) outside the ordinary course of business for the purpose, whether primary or otherwise, of avoiding or reducing the payments contemplated by Section 3.6(f) or Section 3.6(g);

provided, however, that (x) the foregoing shall not prohibit the Buyer and its Subsidiaries from continuing to operate the current businesses of the Company and the Company Subsidiaries, as conducted on the date hereof or the Closing and (y) in no event shall Buyer be deemed to have taken or failed to take any action in violation of (iii) or (vi) of the foregoing to the extent such action or failure to take action (A) was not approved by the Buyer’s Board of Directors or (B) was approved or consented to by a majority of the GFI Designees (as defined in the Investor Rights Agreement).

(j)           The Buyer shall take such actions as are reasonably requested by the Seller to evidence the issuances pursuant to this Section 3.6, including through delivery of duly and validly executed certificates representing the Seller’s Earnout Shares.

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(k)           The parties further agree that:

(i)           The payment of any Earnout Shares under this Section 3.6, if any, shall be treated by the parties for federal, state and local income tax purposes (whether foreign or domestic) as an adjustment to the Estimated Merger Consideration issued in the Mergers except as otherwise required by a change in applicable Law after the date hereof or a Final Determination; and

(ii)          Any payment of Earnout Shares pursuant to this Section 3.6 shall be treated as comprised of two components, respectively, a principal component and an interest component, the amounts of which shall be determined as provided in Section 1.483-4(b) of the Treasury Regulations (including example 2), using the 3-month test rate of interest provided for in Section 1.1274-4(a)(1)(ii) and employing the semi-annual compounding period. The parties shall treat the principal component as received on a tax-deferred basis as additional consideration received in the A Reorganization in a manner consistent with Revenue Procedure 84-42, 1984-1 CB 521 on their Tax Returns, except as otherwise required by a change in applicable law after the date hereof or a Final Determination. With respect to any Earnout Share payment made pursuant to this Section 3.6 to the Seller, shares representing the principal component (with a value equal to the principal component) and shares representing the interest component (with a value equal to the interest component) shall be represented by separate certificates or book-entries, as applicable.

(l)           The Seller acknowledges that (i) achievement of the targets for 2018 EBITDA and 2019 EBITDA set forth herein is speculative in nature and subject to numerous factors outside Buyer’s control; (ii) the contingent rights to receive the Earnout Shares shall not be represented by any form of certificate or other instrument and are not guaranteed or secured in any fashion, and (iii) Seller shall not have any rights as a stockholder or other securityholder of Buyer or any of its Affiliates in respect of the Earnout Shares as a result of Seller’s contingent right to receive the Earnout Shares until the Earnout Shares are required to be issued pursuant to the terms of this Section 3.6.

3.7          Equitable Adjustments. If at any time following the execution and delivery of this Agreement, any change in the number of outstanding Buyer Common Shares shall occur as a result of any stock split (including a reverse stock split) or combination, any reclassification, any stock dividend or stock distribution (including any dividend or distribution of securities convertible into or exchangeable for Buyer Common Shares) or similar transaction, then in each such case, the number of Buyer Common Shares issued to the Seller at Closing, the Buyer Share Issue Price and the number of Earnout Shares, if any, required to be issued to the Seller pursuant to the terms of this Agreement shall be equitably adjusted to reflect such change.

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3.8          Tax Withholding. Buyer shall be entitled to deduct and withhold from the Total Consideration, or any other payment payable pursuant to this Agreement (including the Earnout Shares), such amounts as may be required to be deducted and withheld under any provision of federal, state, local or non-U.S. Tax Law and to request any necessary tax forms or information, including Form W-9 or appropriate series of Form W-8, as applicable, or any similar information. To the extent that amounts are so deducted, withheld, and timely paid to the appropriate Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction, withholding and payment was made. Except with respect to compensation payments to employees or other similar payments, and provided the Buyer timely receives the applicable tax forms and information described in this Section 3.8 and the certificate provided for in Section 7.18, Buyer is not aware of any withholding Taxes that may become due and payable in connection with the payment of the Total Consideration pursuant to this Agreement. With respect to any payment of the Total Consideration (other than compensation payments described in the preceding sentence), Buyer shall provide prompt written notice of its intention to deduct and withhold such amounts to the Person in respect of whom such withholding is to be made of the amount of such Tax and the basis upon which such withholding is required. Buyer shall cooperate with Seller in good faith and use commercially reasonable efforts to obtain exemptions from, or reductions of, any Taxes required to be withheld from payments to this Agreement.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the disclosure schedules delivered by or on behalf of the Seller and the Company to the Buyer on the date hereof concurrently with the execution of this Agreement (the “Company Disclosure Schedules”), the Seller hereby represents and warrants as follows:

4.1          Organization. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller does not own or hold for use any assets reflected in the Financial Statements or used in the operation of the businesses of the Company and the Company Subsidiaries, including any assets or properties relating to IEA Management Services, Inc., other than (i) cash and cash equivalents, (ii) equity interests of the Company being converted into the right to receive the Estimated Merger Consideration, (iii) rights, if any, to payment pursuant to Section 3.5 and to Earnout Shares pursuant to Section 3.6, and (iv) rights incidental to its existence.

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4.2          Authority; Binding Obligation. The Seller has all requisite organizational power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which the Seller is a party and to consummate the transactions contemplated hereby and thereby. The execution by the Seller of this Agreement and the Ancillary Agreements to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required limited liability company action on the part of the Seller, and no other proceedings on the part of the Seller are required to authorize this Agreement, such Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. This Agreement and each Ancillary Agreement to which the Seller is a party has been, or in the case of the Ancillary Agreements will be at Closing, duly executed and delivered by the Seller and assuming that this Agreement or such Ancillary Agreement constitutes the legal, valid and binding obligation of the other parties thereto, constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) general principles of equity (collectively, the “Equitable Exceptions”).

4.3          No Defaults or Conflicts. Neither the execution and delivery of this Agreement or any Ancillary Agreement to which the Seller is a party, the consummation of the transactions contemplated hereby or thereby by the Seller or the performance by the Seller of its obligations hereunder or thereunder (a)  results in any violation of the applicable organizational documents of the Seller; (b)  conflicts with, or results in a material breach of any of the terms or provisions of, or constitutes a material default under any material agreement or instrument to which the Seller is a party or by which it is bound or to which the Company Common Units owned by the Seller are subject; or (c) violates any existing applicable material Law, judgment, order or decree of any Governmental Authority having jurisdiction over the Seller or the Company Common Units owned by the Seller.

4.4          No Governmental Authorization Required; Consents. Except for applicable requirements of Antitrust Laws, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Seller in connection with the due execution, delivery and performance of this Agreement or any Ancillary Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby or thereby; provided, however, that no representation or warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority or any other Person that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to be material to the Seller, constitute a material violation of Law or reasonably be expected to materially impair or delay the ability of the Seller to consummate the Mergers and the other transactions contemplated by this Agreement or any Ancillary Agreement to which the Seller is a party.

4.5          Company Common Units. As of the date hereof, the Seller is the record and beneficial owner of the equity interests set forth opposite the name of the Seller on Section 4.5 of the Company Disclosure Schedules, and the equity interests set forth on Section 4.5 of the Company Disclosure Schedules represent all of the issued and outstanding equity interests of the Company. Other than the equity interests of the Company set forth opposite the name of the Seller on Section 4.5 of the Company Disclosure Schedules, the Seller has no other equity interests or rights to acquire equity interests in the Company or the Company Subsidiaries as of the date hereof. As of immediately prior to the Closing, the Company Common Units represent 100% of the total voting power and economic rights with respect to the Company’s equity interests and the Seller will have good and valid title to the Company Common Units set forth opposite the name of the Seller on Section 4.5 of the Company Disclosure Schedules, free and clear of all Encumbrances, except (i) Permitted Encumbrances against such Company Common Units all of which will be discharged at or prior to the Closing, (ii) Encumbrances on transfer imposed under applicable securities Laws and (iii) Encumbrances created by the Buyer’s or its Affiliates’ acts.

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4.6          Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Seller, threatened against the Seller, before any Governmental Authority that would prevent, impair or delay the Seller from consummating the transactions contemplated by this Agreement.

4.7          Proxy Statement. None of the information relating to the Seller supplied by the Seller, or by any other Person acting on behalf of the Seller, in writing which is included in the Proxy Statement will, as of the date that the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Buyer’s stockholders or at the time of the Buyer Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Seller makes no representation, warranty, or covenant with respect to (x) any information supplied by the Buyer or the Company, or by any other Person acting on behalf of the Buyer or the Company, for inclusion in the Proxy Statement, or (y) any projections or forecasts included in the Proxy Statement.

4.8          Brokers. Other than FMI Capital Advisors, Inc., the fees and expenses of which will constitute Company Expenses, no broker, finder or similar intermediary has acted for or on behalf of the Seller in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Seller or any action taken by the Seller.

4.9          Investment Purpose. The Seller is entering into the Mergers and the other transactions contemplated by this Agreement for the purpose of investment and not with a view to, or for resale in connection with, the distribution of any Buyer Common Shares or Buyer Preferred Shares in violation of applicable federal, state or provincial securities Laws. The Seller acknowledges that the issuance of the Buyer Common Shares or Buyer Preferred Shares contemplated by this Agreement have not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities Laws, and that the Buyer Common Shares or Buyer Preferred Shares may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. The Seller represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

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4.10        Legends. Seller understands that each certificate representing Buyer Common Shares and Buyer Preferred Shares shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such Buyer Common Shares and Buyer Preferred Shares):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES BLUE SKY LAWS (“BLUE SKY LAW”) AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE BLUE SKY LAW OR UNLESS SUCH SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION THEREUNDER (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS).

4.11        No Outside Reliance. Each of the Seller and the Seller’s Representative acknowledges that it and their respective Representatives have been permitted satisfactory access to the books and records, facilities, equipment, Tax Returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Buyer that it and their respective Representatives have desired or requested to see or review, and that it and their respective Representatives have had a satisfactory opportunity to meet with the officers and employees of the Buyer to discuss the business of the Buyer. Each of the Seller and the Seller’s Representative acknowledges that neither the Buyer nor any other Person has made any representation or warranty, express or implied, written or oral, as to the accuracy or completeness of any information that the Buyer furnished or made available to the Seller, the Seller’s Representative or any of their respective Representatives, except as expressly set forth in Article 6 of this Agreement, and neither the Buyer nor any other Person (including any officer, director, employee, member or partner of Buyer) shall have or be subject to any liability (whether in contract or tort, under applicable securities Laws or otherwise) to the Seller or the Seller’s Representative, based upon any information, documents or materials made available to the Seller or the Seller’s Representative or resulting from the use by the Seller or the Seller’s Representative of any information, documents or material made available to the Seller or the Seller’s Representative, in each case in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby; provided, however, that nothing in this Section 4.11 is intended to limit or modify the representations and warranties contained in Article 6 which the Buyer acknowledges the Seller and the Seller’s Representative are relying on in executing and delivering this Agreement. Each of the Seller and the Seller’s Representative acknowledges that, except for the representations and warranties contained in Article 6, neither the Buyer nor any other Person has made, and the Seller and the Seller’s Representative have not relied on, any other express or implied representation or warranty by or on behalf of the Buyer, including any implied representation or warranty as to value, condition, capacity, merchantability, environmental condition or suitability. Each of the Seller and the Seller’s Representative acknowledges that neither the Buyer nor any other Person, directly or indirectly, has made, and the Seller and the Seller’s Representative have not relied on, any representation or warranty regarding the pro-forma financial information, budgets, estimates, projections, business plans, forecasts or other forward-looking statements of the Buyer (including the reasonableness of the assumptions underlying such information, budgets, estimates, projections, business plans, forecasts or forward-looking statements), and neither the Seller’s Representative nor the Seller will make or have any claim with respect thereto. Notwithstanding the foregoing, this Section 4.11 shall not (and shall not be deemed to) limit any claim based on Fraud.

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4.12        Exclusivity of Representations. The representations and warranties made by the Seller in this Agreement are the exclusive representations and warranties made by the Seller. The Seller hereby disclaims any other express or implied representations or warranties. The Seller is not, directly or indirectly, making any representations or warranties regarding pro-forma financial information, financial projections or other forward-looking statements of the Company or the Company Subsidiaries.

Article 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to Buyer as follows:

5.1          Organization and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and each Company Subsidiary is duly incorporated or organized, as applicable, validly existing and in good standing (or the equivalent thereof) under the laws of the state of its organization, except, in each case, where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or reasonably be expected to materially impair or delay the Company’s ability to consummate the transactions contemplated by this Agreement or any Ancillary Agreements to which the Company is a party. The Company and each Company Subsidiary have all requisite organizational power and authority to own, lease and operate their respective properties and carry on their business as presently owned or conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or reasonably be expected to materially impair or delay the Company’s ability to consummate the transactions contemplated by this Agreement or any Ancillary Agreements to which the Company is a party. The Company and each Company Subsidiary have been qualified, licensed or registered to transact business as a foreign corporation or limited liability company, as applicable, and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of their business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or reasonably be expected to materially impair or delay the Company’s ability to consummate the transactions contemplated by this Agreement or any Ancillary Agreements to which the Company is a party. The Company has made available to the Buyer true, complete and correct copies of the limited liability company agreement, or equivalent organizational documents, for the Company and each Company Subsidiary as in effect on the date hereof and no amendments thereto are pending. The minute books for the three (3) years preceding the date of this Agreement of each of the Company and Company Subsidiaries have been made available to Buyer on or prior to the date hereof and are true, complete and correct.

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5.2          Capitalization of the Company.

(a)           Section 5.2(a) of the Company Disclosure Schedules sets forth a complete and accurate list of the authorized, issued and outstanding equity interests of the Company as of the date hereof. Other than the equity interests set forth on Section 5.2(a) of the Company Disclosure Schedules, there are no other equity interests of the Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, derivatives, rights (including any preemptive rights), calls, commitments or agreements relating to the equity interests of the Company, to which the Company or any of the Company Subsidiaries is a party or is bound requiring the issuance, delivery or sale of equity interests of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the equity interests of the Company to which the Company is a party or is bound. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equityholders of the Company on any matter. There are no contracts to which the Company is a party or by which it is bound to (x) repurchase, redeem or otherwise acquire any equity interests of the Company or (y) vote or dispose of any equity interests of the Company. There are no revocable or irrevocable proxies and no voting agreements with respect to any equity interests of the Company.

(b)           All of the issued and outstanding equity interests of the Company as of the date hereof are duly authorized, validly issued, fully paid and free of any preemptive rights in respect thereto and none of the issued and outstanding equity securities of the Company was issued in violation of any rights (including preemptive rights), agreements, arrangements or commitments, in each case to which the Company is a party or by which it is bound, or Law.

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5.3          Subsidiaries.

(a)           Section 5.3(a) of the Company Disclosure Schedules sets forth a complete and accurate list of the name and jurisdiction of each of the Company’s Subsidiaries (each a “Company Subsidiary,” and collectively, the “Company Subsidiaries”) and the authorized, issued and outstanding capital stock or other equity interests, as applicable, of each Company Subsidiary. Each of the issued and outstanding shares of capital stock or other equity interests, as applicable, of each Company Subsidiary is duly authorized, validly issued, fully paid and non-assessable (to the extent applicable) and is directly owned of record by the Company or a Company Subsidiary or such other Person(s) set forth opposite the name of such Company Subsidiary on Section 5.3(a) of the Company Disclosure Schedules, free and clear of any Encumbrances other than (i) Permitted Encumbrances, (ii) Encumbrances on transfer imposed under applicable securities Law and (iii) Encumbrances created by the Buyer’s or its Affiliates’ acts. Other than as set forth on Section 5.3(a) of the Company Disclosure Schedules, there is no other capital stock or equity securities of any Company Subsidiary authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, derivatives, rights (including any preemptive rights), stock appreciation rights, calls, commitments or agreements to which any Company Subsidiary is a party or may be bound requiring the issuance, delivery or sale of shares of capital stock or equity securities of any Company Subsidiary. The equity interests set forth on Section 5.3(a) of the Company Disclosure Schedules represent 100% of the total voting power and economic rights with respect to the Company Subsidiaries’ equity interests on a fully diluted basis. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, any Company Subsidiary to which the Company or a Company Subsidiary is bound. No Company Subsidiary has any authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equityholders of such Company Subsidiary on any matter. There are no contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound to (x) repurchase, redeem or otherwise acquire any shares of the capital stock of, or other equity or voting interest in, any Company Subsidiary or (y) vote or dispose of any shares of the capital stock of, or other equity or voting interest in, any Company Subsidiary. There are no revocable or irrevocable proxies and no voting agreements with respect to any shares of the capital stock of, or other equity or voting interest in, any Company Subsidiary. None of the outstanding equity securities of any Company Subsidiary was issued in violation of any rights (including preemptive rights), agreements, arrangements or commitments, in each case to which the applicable Company Subsidiary is a party or by which it is bound, or Law.

(b)           Neither the Company nor any Company Subsidiary owns, directly or indirectly, or has any contract to acquire, any capital stock of, or equity ownership or voting interest in or business of, any Person (other than a Company Subsidiary).

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5.4          Authority; Binding Obligation. The Company has all requisite organizational power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required limited liability company action on the part of the Company and no other proceedings on the part of the Company are required to authorize this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which it is a party have been, or will be at Closing, duly executed and delivered by the Company and, assuming that this Agreement and the Ancillary Agreements to which it is a party constitutes the legal, valid and binding obligation of the other parties thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

5.5          No Defaults or Conflicts. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby by the Company and performance by the Company of its obligations hereunder and thereunder do not (a)  result in any violation of the limited liability company agreement, or equivalent organizational documents, of the Company or any Company Subsidiary; (b) conflict with, result in a breach of, create in any party thereto the right to terminate or cancel, accelerate, require any consent under, require the offering or making of any payment or redemption under, or result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on any property or asset of the Company or any of the Company Subsidiaries under any of the terms or provisions of, or constitute a default under any Material Contract; or (c) violate any existing applicable Law, judgment, order or decree of any Governmental Authority having jurisdiction over the Company, the Company Subsidiaries or any of their respective properties; provided, however, that no representation or warranty is made in the foregoing clauses (b) with respect to matters that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

5.6          No Governmental Authorization Required; Consents. Except for (a) applicable requirements of Antitrust Laws and (b) the consents, approvals, notices and filings listed on Section 5.6 of the Company Disclosure Schedules, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person will be required to be obtained or made by the Company in connection with the due execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby provided, however, that no representation or warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority or any other Person that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, constitute a material violation of Law or reasonably be expected to materially impair or delay the ability of the Company or the Company Subsidiaries to consummate the Mergers and the other transactions contemplated by this Agreement or any Ancillary Agreement to which the Company or such Company Subsidiary is a party.

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5.7          Financial Statements.

(a)           Section 5.7(a) of the Company Disclosure Schedules sets forth true, complete and accurate copies of the Financial Statements. The consolidated balance sheets included in the Financial Statements fairly present, in all material respects, the consolidated financial position of IEA and its Subsidiaries as of their respective dates, and the related statements of operations, equity and cash flows included in the Financial Statements, fairly present (respectively), in all material respects, the results of their consolidated operations, equity and cash flows for the periods indicated, in each case, in accordance with GAAP applied on a consistent basis, except as noted therein and subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments and the absence of related notes. The Financial Statements, including the footnotes thereto, have been prepared from the books and records of IEA and the Company.

(b)           Except (i) as set forth in (x) the estimates delivered to the Buyer by the Company pursuant to Section 3.5(a), (y) the Financial Statements or (z) the Company Disclosure Schedules, (ii) for liabilities incurred in the ordinary course of business, consistent with past practice, since the date of the Interim Balance Sheet and (iii) as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company and the Company Subsidiaries do not have any liabilities, debts or obligations, whether asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, absolute or contingent, matured or unmatured or otherwise.

(c)           The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)           If IEA or the Company were to file a registration statement under the Securities Act, they would qualify as “emerging growth companies.”

5.8          Intellectual Property.

(a)           Section 5.8(a) of the Company Disclosure Schedules sets forth all material Intellectual Property owned by the Company or any Company Subsidiary that is registered (including Internet domain names) or subject to a pending application for registration or issuance (collectively, the “Owned Intellectual Property”). The Owned Intellectual Property is subsisting, valid and enforceable.

(b)           The Company or a Company Subsidiary, as applicable, owns, is licensed to use or otherwise has the right to use all Intellectual Property material to the operation of the business of the Company and the Company Subsidiaries, taken as a whole, as of the date hereof, free and clear of any Encumbrances other than Permitted Encumbrances and subject to IP Licenses.

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(c)           To the Knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party. No claim is pending or asserted in writing against any Company or any Company Subsidiary that the conduct of the business of the Company and the Company Subsidiaries as currently conducted infringes upon or misappropriates any material Intellectual Property rights of a third party, except for any infringement or misappropriation that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(d)           To the Knowledge of the Company, no Person is infringing or violating any of the Owned Intellectual Property in any material respect.

(e)           The Company and each Company Subsidiary has taken commercially reasonable measures to protect the confidentiality of its material proprietary trade secrets.

5.9          Compliance with Laws.

(a)           The Company and each Company Subsidiary is, and for a period of three (3) years prior to the date hereof, has been, in compliance with all applicable Laws, except for such violations that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(b)           The business of the Company and the Company Subsidiaries, is and, for a period of three (3) years prior to the date hereof, has been, conducted in compliance with all applicable financial recordkeeping and reporting requirements relating to anti-money laundering laws and rules and regulations thereunder. Neither the Company nor any of the Company Subsidiaries has received any written notice of any Action against it alleging any failure to comply in any material respect with any such Laws. No Action by or before any Governmental Authority involving the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, has been threatened with respect to such financial and anti-money laundering laws. As of the date hereof, neither the Company nor any Company Subsidiary has received written notice of violation or investigation by or before any Governmental Authority involving the Company or any Company Subsidiary with respect to such financial and anti-money laundering laws.

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(c)           For a period of three (3) years prior to the date hereof, neither the Company nor the Company Subsidiaries nor any of their respective directors nor officers, nor, to the Knowledge of the Company, any employees, managers, owners or other fiduciaries of the Company or the Company Subsidiaries or other Person acting on their behalf, has paid, offered, promised, provided or authorized, or solicited or received, the payment, contribution, gift, bribe, rebate, payoff, kickback, inducement or other remuneration, of money or anything of value, directly or indirectly, to any government official, government employee, political party, political party official, candidate for public office, or officer or employee of a public international organization for the purpose of illegally influencing any official act or decision or to secure an improper advantage in order to obtain or retain business. The Company and the Company Subsidiaries have implemented and maintained effective internal controls reasonably designed to prevent and detect such violations. No Action by or before any Governmental Authority involving the Company or the Company Subsidiaries with respect to such anti-corruption laws is pending or, to the Knowledge of the Company, has been threatened. As of the date hereof, neither the Company nor any Company Subsidiary has received written notice of violation or investigation by or before any Governmental Authority involving the Company or any Company Subsidiary with respect to such anti-corruption laws.

5.10        Licenses. The Company and each Company Subsidiary has, and for a period of three (3) years prior to the date hereof, has had, all material consents, authorizations, registrations, qualifications, certificates, licenses, permits and rights (collectively, “Licenses”) necessary for the lawful conduct of the Company’s and each Company Subsidiary’s businesses as conducted at such time or on the date hereof, as applicable, or the lawful ownership of properties and assets or the operation of their businesses as conducted at such time or on the date hereof, as applicable. All such Licenses are in full force and effect, and there has occurred no default or non-compliance under any License by the Company or any Company Subsidiary, in each case except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. There is no Action pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in the termination, revocation, suspension, or restriction of any License, or the imposition of any material fine, material penalty or other material sanctions for violation of any legal or regulatory requirements relating to any License. None of the Licenses will be terminated as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement or by the Ancillary Agreements, except where the termination of such Licenses would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

5.11        Material Contracts.

(a)           Section 5.11(a) of the Company Disclosure Schedules lists, as of the date hereof, and true, correct and complete copies have been made available to the Buyer of, all written contracts, agreements and instruments (other than Company Plans, Leases purchase orders and written contracts, agreements and instruments entered into with any Governmental Authority where the Governmental Authority is the purchaser and the services being contracted for are engineering and contracting services provided by the Company or a Company Subsidiary in the ordinary course of business) to which the Company or any Company Subsidiary is a party or to which their respective assets, property or business are bound or subject as of the date hereof (such contracts so disclosed or required to be so disclosed, collectively, the “Material Contracts”; provided that for purposes of this clause (a), any contract or group of related contracts with the same party or group of affiliated parties shall be treated as a single contract in determining the dollar value of such contract(s) in relation to any dollar thresholds herein), which:

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(i)           (x) the Company or any Company Subsidiary has made payments under of more than $500,000 in the twelve (12) calendar months ended December 31, 2016 (excluding payments to subcontractors and/or suppliers to the extent such threshold is calculated on a project-by-project basis with respect to each such subcontractor and supplier), or (y) the Company or any Company Subsidiary has received payments pursuant to of more than $1,000,000 in the twelve (12) calendar months ended December 31, 2016, in each case, except for any contract, agreement or instrument that may be cancelled without penalty or termination payments by the Company or any Company Subsidiary upon notice of 60 days or less;

(ii)           relate to providing for Indebtedness or granting of any Encumbrance, or mortgaging, pledging or otherwise placing an Encumbrance (in each case, other than Permitted Encumbrances) on any of the assets of the Company or the Company Subsidiaries;

(iii)          are guaranties of any obligation for borrowed money or other material guaranty of obligations of Persons other than the Company or any Company Subsidiary;

(iv)          are stock purchase, stock option or similar plans;

(v)           are partnership, joint venture or similar agreements (other than any organizational documents of the Company or the Company Subsidiaries);

(vi)          relate to acquisitions or dispositions (whether by merger, sale of equity interests, sale of assets or otherwise) of the assets of the Company or any Company Subsidiary or similar business combination transaction pursuant to which the Company or any Company Subsidiary has an outstanding obligation to pay any purchase price thereunder or has other obligations or liabilities thereunder that would survive the Closing;

(vii)         restrict the Company or any Company Subsidiary from (A) engaging suppliers, customers or other Persons with which the Company and the Company Subsidiaries may do business (other than restrictions on the solicitation of employees entered into in the ordinary course of business), including any exclusivity provisions, (B) freely engaging or competing in any line of its business with any Person or anywhere in the world or during any period of time and/or (C) granting any “most favored nation” pricing provisions or similar rights;

(viii)        pursuant to which the Company or any Company Subsidiary has granted any exclusive marketing, sales representative relationship, franchising consignment, distribution or any other similar right to any third party;

(ix)           are IP Licenses;

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(x)           are with any Governmental Authority, other than those contracts which have been substantially completed and which would not be reasonably expected to result in expense or known or reasonably probable liability, in either case that is material to the Company and the Company Subsidiaries taken as a whole;

(xi)          are collective bargaining agreements or other material contracts with any labor organization;

(xii)         are contracts for the employment or engagement of any individual on a full-time, part-time or consulting basis and provide for annual compensation in excess of $100,000 per year;

(xiii)        are leases or other agreements under which the Company or any Company Subsidiary is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $100,000;

(xiv)        are leases or other agreements under which the Company or any Company Subsidiary is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $100,000;

(xv)         are agreements or commitments by any of the Company or the Company Subsidiaries to make a capital expenditure or to purchase a capital asset requiring payments in excess of $150,000 individually, or $500,000 in the aggregate;

(xvi)        are with any Affiliates of the Company or any Company Subsidiary (other than any contract, agreement or instrument between the Company or any Company Subsidiary and the Company or another Company Subsidiary);

(xvii)       are conciliation, settlement or similar agreements pursuant to which the Company or any Company Subsidiary will be required to (x) make payments in excess of $100,000 or (y) satisfy any non-monetary obligation, in each case after the date of this Agreement; or

(xviii)      binding agreements to enter into any of the foregoing.

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(b)           Other than such Material Contracts as have expired in accordance with their respective terms and with respect to which neither the Company nor any of the Company Subsidiaries has any material liability or obligation, each Material Contract set forth on Section 5.11(a) of the Company Disclosure Schedules is valid and binding on the Company and the Company Subsidiaries to the extent the Company or the Company Subsidiaries are party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions. With respect to all Material Contracts, neither the Company, any Company Subsidiary nor, to the Knowledge of the Company, any other party to any such contract is in breach thereof or default thereunder and, to the Knowledge of the Company, there does not exist under any Material Contract any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Company, any Company Subsidiary or, to the Knowledge of the Company, any other party to such Material Contract, in each case except for such breaches, defaults and events as to which requisite waivers or consents have been obtained (which waivers or consents are not subject to (x) any conditions which have not be satisfied or (y) an expiration date prior to the end of the term of such Material Contract), which would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. None of the Material Contracts has been canceled or otherwise terminated (other than such Material Contracts as have expired in accordance with their respective terms) and neither the Company nor any of the Company Subsidiaries has received any written notice from any Person regarding any such cancellation or termination or any material default or, to the Knowledge of the Company, is aware of any circumstances that would reasonably lead to such cancellation or termination or material default, in each case with respect to a Material Contract.

5.12        Customers and Suppliers. Section 5.12 of the Company Disclosure Schedules sets forth (a) the top ten (10) customers of the Company and the Company Subsidiaries, based on the dollar amount of consolidated revenues earned by the Company and the Company Subsidiaries for the twelve (12) calendar months ended December 31, 2016 and eight (8) calendar months ended August 31, 2017 (collectively, the “Material Customers”) and (b) the top ten (10) vendors and/or suppliers of the Company and the Company Subsidiaries, based on aggregate total purchases by the Company and the Company Subsidiaries for the twelve (12) calendar months ended December 31, 2016 and eight (8) calendar months ended August 31, 2017 (collectively, the “Material Suppliers”). As of the date hereof, no customer or supplier set forth on Section 5.12 of the Company Disclosure Schedules has given the Company or any Company Subsidiary, written or, to the Knowledge of the Company, any other indication that it intends to stop or materially decrease its business with the Company or any Company Subsidiary (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise).

5.13        Litigation. There are no material Actions pending before any Governmental Authority, or to the Knowledge of the Company, threatened against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is subject to any material unsatisfied order, judgment, injunction, ruling, decision, award or decree of any Governmental Authority.

5.14        Taxes.

(a)           All Tax Returns required to be filed by the Company or any Company Subsidiary have been timely (within any applicable extension periods) filed, and all such Tax Returns are true, complete and correct in all material respects and were prepared in substantial compliance with applicable Law.

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(b)           The Company and the Company Subsidiaries have fully and timely paid all Taxes due and payable by it, regardless of whether such amounts were shown to be due on the Tax Returns referred to in Section 5.14(a), and the Company and, except as would not reasonably be expected to result in material liability to the Company or such Company Subsidiary, each Company Subsidiary has withheld and paid over to the appropriate taxing authority all Taxes it is required to withhold from amounts paid or owing to any employee, independent contractor, member, equityholder, creditor or other Person, and each Person who has received compensation for the performance of services on behalf of the Company or any of the Company Subsidiaries has been properly classified as an exempt or non-exempt employee or an independent contractor of any of the Company Subsidiaries in accordance with applicable Laws.

(c)           All deficiencies for Taxes asserted or assessed in writing against the Company or the Company Subsidiaries have been fully and timely (within any applicable extension periods) paid, settled or properly reflected in the Financial Statements.

(d)           No audit, examination or judicial proceeding is pending or threatened with respect to any Taxes due from or with respect to the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received notice from any Governmental Authority (including in jurisdictions where the applicable Person has not filed Tax Returns) that it intends to commence such an audit, examination, or proceeding.

(e)           There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company or any Company Subsidiary for any taxable period and no request for any such waiver or extension is currently pending.

(f)            Neither the Company nor any Company Subsidiary has been a party to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b).

(g)           Neither the Company nor any Company Subsidiary is or has ever been a member of any affiliated group as defined in Code Section 1504 that has filed a consolidated return for federal income tax purposes (or any similar group under state, local or foreign Law), or filed or been included in a combined, consolidated or unitary income Tax Return, with any other Person other than the Company or a Company Subsidiary. Neither the Company nor any Company Subsidiary has any liability for Taxes of any Person (other than the Company or any Company Subsidiary, as applicable) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor, by contract, or otherwise. Neither the Company nor any Company Subsidiary is a party to or bound by any Tax allocation, Tax sharing or similar agreement.

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(h)           Neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)            Neither the Company nor any Company Subsidiary is or has been within five year period prior to the date of this Agreement a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(j)            No power of attorney has been executed with respect to any Taxes owed by the Company or any Company Subsidiary that is will be in force and effect from or after the Closing Date.

(k)           Neither the Company nor any Company Subsidiary has been required to include any item of income for Tax purposes attributable to a discharge from indebtedness.

(l)            Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) with respect to a transaction occurring on or prior to the Closing Date; (iv) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or revenue deferred on or prior to the Closing Date; (vii) election under Section 108(i) of the Code made on or prior to the Closing Date; or (viii) transaction entered into or investment made prior to the Closing governed by Section 951(a) of the Code.

(m)          The Company and each Company Subsidiary has at all times been classified in accordance with the U.S. federal (and applicable state and local) income tax classification set forth next to its name on Schedule 5.14(m).

(n)           No Company Subsidiary organized outside of the United States (i) is a passive foreign investment company within the meaning of Section 1297 of the Code, (ii) has ever incurred a material amount of Subpart F income within the meaning of Section 952(a) of the Code or (iii) has made any investment in “United States property” within the meaning of Section 956(c) of the Code and the Treasury Regulations thereunder.

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(o)           No claim in writing has been made by any Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(p)           All related party transactions involving the Company or any Company Subsidiary (including any branch or permanent establishment thereof) comply with the principles set forth in Section 482 of the Code and Treasury Regulations promulgated thereunder (and any corresponding provisions of state, local or non-U.S. Tax law) and any other applicable law on transfer pricing.

(q)           The Company and each Company Subsidiary has properly (i) collected and remitted sales and similar Taxes with respect to sales made to its customers and (ii) for all sales that are exempt from sales and similar Taxes and that were made without charging or remitting sales or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale as exempt.

(r)           Neither the Company nor any Company Subsidiary has ever used the cash method of accounting for Tax purposes.

5.15        Employee Benefit Plans.

(a)          Section 5.15(a) of the Company Disclosure Schedules contains a true and complete list of each material Company Plan.

(b)          With respect to each material Company Plan, (other than a Company Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), the Company has made available to the Buyer a current copy (or, to the extent no such copy exists, a description) thereof and, to the extent applicable: (i) a true and complete copy of the plan document, any amendments thereto, and any related trust or similar financing agreement; (ii) the most recent IRS determination letter; (iii) the most recent summary plan description and any summaries of material modification; and (iv) for the three (3) most recent plan years (A) the Form 5500 and attached schedules and (B) audited financial statements.

(c)           Each material Company Plan (other than a Multiemployer Plan): (i)  has been established, maintained, funded, and administered, in all material respects, in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws except as would not reasonably be expected to result in material liability to the Company; (ii)  which is intended to be qualified within the meaning of Code Section 401(a) is so qualified, has received a favorable determination letter from the IRS as to its qualification, and no circumstance exists and nothing has occurred that could reasonably be expected to cause the loss of such qualification; (iii) for each Company Plan that is a “welfare plan” within the meaning of ERISA Section 3(1) neither the Company nor any Company Subsidiary has any material liability or obligation under any plan which provides medical or death benefits with respect to current or former employees of the Company or any Company Subsidiary beyond their termination of employment (other than coverage mandated by Section 4980A of the Code (or similar state law) and with respect to which the participant pays the entire premium); (iv) the Company, each ERISA Affiliate, and each material Company Plan has complied in all material respects with the requirements of Section 4980 of the Code; and (v) there has been no “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of fiduciary duty (as determined under ERISA) with respect to any Company Plan.

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(d)          Except as set forth on Schedule 5.15(d) of the Company Disclosure Schedules, neither the Company nor any of its ERISA Affiliates has any liabilities under or with respect to, a: (i) Multiemployer Plan; (ii) plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) multiple employer plan as described in Section 413(c) of the Code; or (iv) multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). Except as set forth on Schedule 5.15(d), neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Title IV of ERISA (whether or not asserted by such Multiemployer Plan and whether for a partial or complete withdrawal) with respect to any Company Plan that remains unsatisfied. Neither the Company nor any of its ERISA Affiliates has received notice that any Multiemployer Plan has undergone or is expected to undergo a mass withdrawal or termination, and all contributions (including installments) required to be made by the Company and its ERISA Affiliates have been timely made.

(e)          With respect to any Company Plan (other than a Multiemployer Plan), no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened in writing except, in each case, as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, taken as a whole, or materially impair or delay the Company’s ability to consummate the transactions contemplated hereby.

(f)           Except as set forth on Schedule 5.15(f) of the Company Disclosure Schedules, neither the execution and delivery nor the consummation of the transactions contemplated by this Agreement will (alone or in conjunction with any other event) (i) result in any payment becoming due to any current or former employee or individual service provider of the Company or any Company Subsidiary, (ii) result in the acceleration of payment, vesting or funding of or increase of any payments or benefits under any Company Plan to any current or former employee or individual service provider of the Company or any Company Subsidiary, or (iii) give rise to the payment of any amount that would not be deductible by Buyer, the Company or any of their respective Affiliates by reason of Section 280G of the Code or any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code.

(g)          Each arrangement subject to Section 409A of the Code (if any) is in compliance in all material respects therewith such that no Taxes or interest will be due and owing after the Closing in respect of such arrangement failing to be in compliance therewith.

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(h)          Neither the Company nor any Company Subsidiary is a party to any contract or plan pursuant to which it is bound to compensate any director, officer, consultant or employee of the Company or any Company Subsidiary for any excise or other additional Taxes or expenses incurred in connection with Section 409A or 4999 of the Code or any similar provision of state, local or foreign Law.

(i)           With respect to each Company Plan that is maintained outside the jurisdiction of the United States, or covers any employee of the Company or any Company Subsidiary residing or working outside the United States with respect to his or her service outside the United States (each, a “Foreign Plan”), in each case in all material respects: (i) all employer contributions to such Foreign Plan required by applicable Law or by the terms of such Foreign Plan have been made or, if applicable, accrued in accordance with normal accounting practices, (ii) if intended or required to be funded and/or book-reserved, such Foreign Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iii) such Foreign Plan, to the extent it is required to be registered, has been registered and maintained in good standing with the applicable Governmental Authority and, to the extent it is intended to qualify for special Tax treatment, meets all requirements for such treatment.

5.16        Labor Relations.

(a)           Neither the Company nor any of the Company Subsidiaries has experienced any material work stoppage, labor strike, material slowdown, walkout, lockout, material picketing, or other material labor dispute or disruption within the past three (3) years, and, to the Knowledge of the Company, none is threatened. To the Knowledge of the Company, there are and within the past five years have been no union organizing or decertification activities involving employees of the Company or any Company Subsidiary. The Company and the Company Subsidiaries are and for the past three (3) years have been in compliance in all material respects with all applicable Laws respecting labor and employment, including provisions thereof relating to employment practices, terms and conditions of employment and wages and hours, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries. There is (i) no unfair labor practice charge or complaint against the Company or any of the Company Subsidiaries pending before the National Labor Relations Board or any similar state agency, (ii) no material administrative charge or court complaint against the Company or any of the Company Subsidiaries concerning workman’s compensation, alleged employment discrimination or other employment related matters or breach of any Law or contract pending or, to the Knowledge of the Company, threatened before the U.S. Equal Employment Opportunity Commission or any other Governmental Authority, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, and (iii) no material grievance or arbitration against or involving the Company or any Company Subsidiary arising under any collective bargaining agreement or other contract with any labor organization that would reasonably be expected to result in a material liability to the Company and the Company Subsidiaries. Within the past three years, neither the Company nor any Company Subsidiary has committed any material unfair labor practice that would reasonably be expected to result in a material liability to the Company and the Company Subsidiaries.

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(b)          Section 5.16(a) of the Company Disclosure Schedules sets forth the collective bargaining agreements and other material contracts and bargaining relationships to which the Company or any Company Subsidiary is party or by which the Company or any Company Subsidiary is bound. Except as set forth on Section 5.16(b) of the Company Disclosure Schedules, none of the collective bargaining agreements to or by which the Company or any Company Subsidiary is party or bound is scheduled to expire, and no renewal negotiations with respect thereto are scheduled or anticipated to commence, prior to the Closing Date. The Company and each Company Subsidiary has or prior to the Closing will have satisfied in all material respects all notice, information and bargaining obligations owed to its employees and/or their bargaining representatives under applicable Law or collective bargaining agreement.

(c)           Within the past two (2) years, neither the Company nor any Company Subsidiary has incurred any material liability under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder, or any similar state or local Law (collectively, the “WARN Act”) that remains unsatisfied, and no actions that could require notice or payment under the WARN Act are currently contemplated, planned or announced.

(d)           Except as would not result in material Losses for the Company or any Company Subsidiary: (i) the Company and each Company Subsidiary has timely and fully paid all wages, salaries, wage premiums, commissions, bonuses, expense reimbursements, severance, and other compensation that have come due and payable to their employees pursuant to applicable Law, contract or policy; and (ii) each individual who is providing or within the past three (3) years has provided services to the Company or any Company Subsidiary and is or was classified and treated as an independent contractor, consultant, or other non-employee service provider is and was properly so classified and treated for all applicable purposes.

(e)           The Company, the Company and each Company Subsidiary has at all times (i) correctly classified those Persons performing services as common law employees, leased employees, independent contractors or agents of the Company or the applicable Company Subsidiary and (ii) complied with all reporting and record keeping requirements related thereto, including filing of Forms W-2 and 1099 (or other applicable forms), except as would not reasonably be expected to result in material liability to the Company.

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5.17        Environmental Compliance. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or as set forth on 5.17 of the Company Disclosure Schedules, (i)  the Company and each Company Subsidiary are and, for a period of three (3) years prior to the date hereof, have been in compliance with all applicable Environmental Laws; (ii)  the Company and each Company Subsidiary have obtained, maintained, and are and, for a period of three (3) years prior to the date hereof, have been, in compliance with, all Licenses required under any applicable Environmental Laws for the operation of the business of the Company and the Company Subsidiaries; (iii) there are no pending or, to the Knowledge of the Company, threatened Environmental Claims against the Company or any Company Subsidiary; (iv) neither the Company nor any Company Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any Person to, or released any Hazardous Substances, or, to the Knowledge of the Company, owned or operated any property or facility which is or has been contaminated by any such Hazardous Substances, so as to give rise to any current or future liabilities pursuant to any Environmental Laws; (v) neither the Company nor any Company Subsidiary has assumed, undertaken, or provided an indemnity with respect to any obligation or any liability, including any obligation for corrective or remedial action, of any other Person pursuant to Environmental Laws; and (vi) the Company has made available to Buyer all material environmental reports, audits and other documents, including Phase I reports issued, in the Company’s custody or reasonable control relating to actual or potential conditions of contamination on the Company’s real property or the Company’s or any Company Subsidiary’s past or current properties, facilities or operations.

5.18         Insurance. Section 5.18 of the Company Disclosure Schedules sets forth, as of the date hereof, all material insurance policies (the “Insurance Policies”) with respect to the properties, assets, or business of the Company and the Company Subsidiaries. Each policy set forth on Section 5.18 of the Company Disclosure Schedules is in full force and effect and all premiums due and payable thereon have been paid in full. There is no material claim pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed, in each case in writing, by the underwriters of such policies. No Insurance Policy will be affected in any material respect by the consummation of the transactions contemplated by this Agreement. As of the date hereof, neither the Company nor any Company Subsidiary has received either a written notice of cancellation, non-renewal or material premium increase of any Insurance Policy.

5.19         Real Property.

(a)           Neither the Company nor any Company Subsidiary owns any real property.

(b)           Section 5.19(b) of the Company Disclosure Schedules contains a list as of the date hereof of (i) all real property leased or subleased by the Company and the Company Subsidiaries (as lessees or sublessees) (the “Leased Real Property”) and (ii) all leases or subleases of the Leased Real Property under which the Company or any of the Company Subsidiaries leases or subleases the Leased Real Property (as lessee or sublessee), as the same may have been amended, supplemented or otherwise modified from time to time (the “Leases”, which term shall include the lease of the Specified Real Property dated as of ___________). With respect to the Leases, neither the Company, any Company Subsidiary nor, to the Knowledge of the Company, any other party to any Lease is in breach thereof or default thereunder and there does not exist under any Lease any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Company, any Company Subsidiary or, to the Knowledge of the Company, any other party to such Lease, in each case, except for such breaches and defaults as to which requisite waivers or consents have been obtained (which waivers or consents are not subject to (x) any conditions which have not be satisfied or (y) an expiration date prior to the end of the term of such Lease) or that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or materially impair or delay the Company’s ability to consummate the transactions contemplated hereby.

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5.20        Affiliate Transactions. Except as set forth on Section 5.20 of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary is a party to any material agreement with, or involving the making of any payment or transfer of property or assets to, the Seller, or any Affiliate, officer, or director of the Seller or the Company (other than arising under or in connection with employment relationships and compensation, benefits or other agreements incident to such Person’s employment with the Company or any Company Subsidiary). Except as set forth on Section 5.20 of the Company Disclosure Schedules, no Affiliate of the Company or, to the Knowledge of the Company, any officer, director, or equityholder of the Company owns directly or indirectly any interest in (other than passive investments involving ownership of five percent (5%) or less of any class of securities of a company whose securities are registered under the Securities and Exchange Act of 1934, as amended), or serves as an executive officer or director of, any supplier or other organization which has a material business relationship with the Company or any of the Company Subsidiaries. There are no outstanding loans or other extensions of credit made by the Seller or any Affiliate (including, without limitation, the Company or any Company Subsidiary) to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Neither the Seller nor the Company has taken any action that would be prohibited by Section 13(k) of the Exchange Act if the Seller or Company, as applicable, were subject thereto.

5.21        Absence of Certain Changes or Events.

(a)           Except as otherwise contemplated by this Agreement, during the period from the date of the Audited Balance Sheet to the date of this Agreement, (i) the Company and each Company Subsidiary have conducted their respective businesses in the ordinary course of business in all material respects (including with respect to the issuance of bonds and letters of credit), (ii) the Company and each Company Subsidiary have not suffered any material loss, damage, destruction or other material casualty affecting any of their respective material properties or assets, whether or not covered by insurance, and (iii)  there has been no Material Adverse Effect.

(b)           During the period from the date of the Audited Balance Sheet to the date of this Agreement, the Company and each Company Subsidiary have not made or changed any Tax election, filed any amended Tax Return, adopted or changed any Tax accounting method or changed any Tax accounting period, settled any Tax claim or assessment relating to the Company or any Company Subsidiary, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment relating to any Company Subsidiary, failed to pay any Tax that became due and payable (including estimated tax payments), prepared or filed a Tax Return in a manner inconsistent with past practice or taken any other similar action, or omitted to take any action relating to the filing of any Tax Return or the payment of any Tax.

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(c)           Without limiting the generality of Section 5.21(a), except as set forth on Section 5.21(b) of the Company Disclosure Schedules, since the date of the Interim Balance Sheet, neither the Company nor any of the Company Subsidiaries has taken or failed to take any action that, if taken or failed to be taken after the date hereof, would require consent of the Buyer pursuant to Section 7.1(b) (determined without regard to clauses (i) - (iii) of the prefatory paragraph of Section 7.1(b)).

5.22        Proxy Statement. None of the information relating to the Company or the Company Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement will, as of the date that the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Buyer’s stockholders or at the time of the Buyer Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and such information shall appear on their face to be appropriately responsive in all material respects with the SEC Guidance. Notwithstanding the foregoing, neither the Company nor any Company Subsidiary makes any representation, warranty, or covenant with respect to (x) any information supplied by the Buyer or the Seller, or by any other Person acting on behalf of the Buyer or the Seller, for inclusion in the Proxy Statement, or (y) any projections or forecasts included in the Proxy Statement.

5.23        Brokers. Other than FMI Capital Advisors, Inc., the fees and expenses of which will constitute Company Expenses, no broker, finder or similar intermediary has acted for or on behalf of the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Company or any Company Subsidiary or any action taken by them.

5.24        Financing. Concurrently with the execution and delivery of this Agreement, the Company has delivered to the Buyer a true and correct copy of the Debt Commitment Letter and the fee letter referenced therein (which may be redacted as set forth in the Debt Commitment Letter (the “Fee Letter”)) providing the terms and conditions upon which the providers or issuers thereof or other financial institutions party thereto have committed to provide the amounts of debt financing set forth therein subject to the terms and conditions set forth therein (the “Debt Financing”). The Debt Commitment Letter is in full force and effect as of the date hereof and constitutes the legal, valid and binding obligations of the Company and, to the Knowledge of the Company, the other parties thereto, in each case, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

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5.25        No Outside Reliance. The Company acknowledges that it and its Representatives have been permitted satisfactory access to the books and records, facilities, equipment, Tax Returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Buyer that it, the Company Subsidiaries and their respective Representatives have desired or requested to see or review, and that it, the Company Subsidiaries and their respective Representatives have had a satisfactory opportunity to meet with the officers and employees of the Buyer to discuss the business of the Buyer. The Company acknowledges that neither the Buyer nor any other Person has made any representation or warranty, express or implied, written or oral, as to the accuracy or completeness of any information that the Buyer furnished or made available to the Company, the Company Subsidiaries or any of their respective Representatives, except as expressly set forth in Article 6 of this Agreement, and neither the Buyer nor any other Person (including any officer, director, employee, member or partner of Buyer) shall have or be subject to any liability (whether in contract or tort, under applicable securities Laws or otherwise) to the Company or any Company Subsidiary, based upon any information, documents or materials made available to the Company or any Company Subsidiary or resulting from the use by the Company or any Company Subsidiary of any information, documents or material made available to the Company or any Company Subsidiary, in each case in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby; provided, however, that nothing in this Section 5.25 is intended to limit or modify the representations and warranties contained in Article 6 which the Buyer acknowledges the Company is relying on in executing and delivering this Agreement. The Company acknowledges that, except for the representations and warranties contained in Article 6, neither the Buyer nor any other Person has made, and the Company has not relied on, any other express or implied representation or warranty by or on behalf of the Buyer, including any implied representation or warranty as to value, condition, capacity, merchantability, environmental condition or suitability. The Company acknowledges that neither the Buyer nor any other Person, directly or indirectly, has made, and the Company and Company Subsidiaries have not relied on, any representation or warranty regarding the pro-forma financial information, budgets, estimates, projections, business plans, forecasts or other forward-looking statements of the Buyer (including the reasonableness of the assumptions underlying such information, budgets, estimates, projections, business plans, forecasts or forward-looking statements), and neither the Company nor any Company Subsidiary will make or have any claim with respect thereto. Notwithstanding the foregoing, this Section 5.25 shall not (and shall not be deemed to) limit any claim based on Fraud.

5.26        Exclusivity of Representations. The representations and warranties made by the Company in this Article 5 are the exclusive representations and warranties made by the Company. The Company hereby disclaims any other express or implied representations or warranties, whether written or oral. The Company is not, directly or indirectly, making any representations or warranties regarding the pro-forma financial information, financial projections or other forward-looking statements of the Company or any Company Subsidiary; provided that the foregoing shall not be deemed to limit the Company’s obligations under the first sentence of Section 7.5(c).

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Article 6

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except (i) as set forth in the disclosure schedules delivered by the Buyer to the Seller and the Company on the date hereof concurrently with the execution of this Agreement (the “Buyer Disclosure Schedules”), or (ii) as disclosed in the Buyer Reports filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Buyer Reports and excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are predictive, cautionary or forward-looking in nature), other than with respect to the representations and warranties in Sections 6.2 and 6.17, which shall not be qualified by such Buyer Reports, the Buyer hereby represents and warrants to the Seller and the Company as follows:

6.1         Organization. Each of the Buyer and Merger Sub I is a corporation, Merger Sub II LLC is a limited liability company, and each of the Buyer, Merger Sub I and Merger Sub II LLC is duly incorporated or organized (as applicable), validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate or similar power and authority to own its properties and carry on its business as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to be material to the Buyer and its Subsidiaries, taken as a whole, or reasonably be expected to materially impair or delay the ability of the Buyer, Merger Sub I or Merger Sub II LLC to consummate the Mergers and the other transactions contemplated by this Agreement or any Ancillary Agreement to which the Buyer, Merger Sub I and/or Merger Sub II LLC is a party. The Buyer has made available to the Company and the Seller true and correct copies of the Buyer Organizational Documents as in effect on the date hereof. Each of Merger Sub I and Merger Sub II LLC has made available to the Company and the Seller true and correct copies of their respective organizational documents as in effect on the date hereof.

6.2          Capitalization.

(a)           The authorized capital stock of the Buyer consists of thirty-five million (35,000,000) Buyer Common Shares and one million (1,000,000) Buyer Preferred Shares. As of the date hereof, the issued and outstanding shares of capital stock of the Buyer consist of nineteen million two hundred ten thousand (19,210,000) Buyer Common Shares and zero Buyer Preferred Shares (collectively, the “Buyer Issued Equity”). All Buyer Issued Equity has been duly authorized and validly issued, fully paid and nonassessable and issued in compliance with all applicable state and federal securities Laws and is not subject to any Encumbrance (except Encumbrances arising under applicable federal and state securities Laws), or issued in violation of any Encumbrance, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the Buyer Organizational Documents or any contract to which the Buyer is a party or by which it is bound.

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(b)           The Buyer Warrants are, and after giving effect to the transactions contemplated by this Agreement will be, exercisable for one-half of a Buyer Common Share at an exercise price of five Dollars seventy-five cents ($5.75). As of the date hereof, fifteen million four hundred sixty thousand (15,460,000) Buyer Warrants are outstanding. No Buyer Warrants are exercisable until 30 days following the Closing. All outstanding Buyer Warrants have been duly authorized and validly issued, are fully paid and were issued in compliance with all applicable federal and state securities Laws and are not subject to, and were not issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the Buyer Organizational Documents or any agreement, arrangement or commitment to which the Buyer is a party or by which it is bound.

(c)           Other than the Buyer Common Shares, Buyer Preferred Shares and Buyer Warrants, there are no other equity interests of the Buyer authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, derivatives, rights (including any preemptive rights), calls, commitments or agreements relating to the equity interests of the Buyer, to which the Buyer or any of its Subsidiaries is a party or is bound requiring the issuance, delivery or sale of equity interests of the Buyer. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the equity interests of the Buyer to which the Buyer is a party or is bound. The Buyer has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equityholders of the Buyer on any matter. Except for rights of holders of Buyer Common Shares to convert their Buyer Common Shares into cash held in the Trust Account (all of which rights will expire at the Closing) and rights of holders of Buyer Preferred Shares to convert their Buyer Preferred Shares into Buyer Common Shares in accordance with the Buyer Organizational Documents, there are no contracts to which the Buyer is a party or by which it is bound to repurchase, redeem or otherwise acquire any equity interests of the Buyer. There are no contracts to which the Buyer is a party or by which it is bound to vote or dispose of any equity interests of the Buyer and no revocable or irrevocable proxies and no voting agreements with respect to any equity interests of the Buyer.

(d)           The Buyer Common Shares and the Buyer Preferred Shares to be issued to the Seller in accordance with the terms hereof, when issued, shall be duly authorized and validly issued, fully paid and nonassessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Buyer Organizational Documents or any contract to which the Buyer is a party or by which it is bound.

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(e)           The authorized capital stock of Merger Sub I consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding and held beneficially and of record by the Buyer as of the date of this Agreement. All such issued and outstanding shares have been duly authorized and validly issued, fully paid and nonassessable and issued in compliance with all applicable state and federal securities Laws and are not subject to, or issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the organizational documents of Merger Sub I or any contract to which Merger Sub I is a party or otherwise bound. Other than such shares, there are no other equity interests of Merger Sub I authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments relating to the equity interests of Merger Sub I, to which Merger Sub I is a party or is bound requiring the issuance, delivery or sale of equity interests of Merger Sub I. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the equity interests of Merger Sub I to which Merger Sub I is a party or is bound. Merger Sub I has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equityholders of Merger Sub I on any matter. There are no contracts to which Merger Sub I is a party or by which it is bound to repurchase, redeem or otherwise acquire any equity interests of Merger Sub I. There are no contracts to which Merger Sub I is a party or by which it is bound to vote or dispose of any equity interests of Merger Sub I and no irrevocable proxies and no voting agreements with respect to any equity interests of Merger Sub I.

(f)           The authorized equity interests of Merger Sub II LLC consists of 100 common units, of which 100 common units are issued and outstanding and held beneficially and of record by the Buyer as of the date of this Agreement. All such issued and outstanding common units have been duly authorized, validly issued and fully paid and issued in compliance with all applicable state and federal securities Laws and are not subject to, or issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the organizational documents of Merger Sub II LLC or any contract to which Merger Sub II LLC is a party or otherwise bound. Other than such common units, there are no other equity interests of Merger Sub II LLC authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments relating to the equity interests of Merger Sub II LLC, to which Merger Sub II LLC is a party or is bound requiring the issuance, delivery or sale of equity interests of Merger Sub II LLC. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the equity interests of Merger Sub II LLC to which Merger Sub II LLC is a party or is bound. Merger Sub II LLC has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equityholders of Merger Sub II LLC on any matter. There are no contracts to which Merger Sub II LLC is a party or by which it is bound to repurchase, redeem or otherwise acquire any equity interests of Merger Sub II LLC. There are no contracts to which Merger Sub II LLC is a party or by which it is bound to vote or dispose of any equity interests of Merger Sub II LLC and no revocable or irrevocable proxies and no voting agreements with respect to any equity interests of Merger Sub II LLC.

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6.3          Authority; Binding Obligation.

(a)           Each of the Buyer, Merger Sub I and Merger Sub II LLC has all requisite corporate or similar power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and, upon receipt of the Buyer Stockholder Approval, to consummate the Mergers and the other transactions contemplated hereby and thereby. The board of directors of the Buyer, at a meeting duly called and held, has unanimously (i) approved and declared advisable the execution and delivery of this Agreement and the Ancillary Agreements to which the Buyer is party and the consummation of the Mergers and the other transactions contemplated hereby and thereby, (ii) declared that it is in the best interests of the stockholders of the Buyer that the Buyer enter into this Agreement and the Ancillary Agreements to which the Buyer is party and consummate the Mergers and the other transactions contemplated hereby and thereby on the terms and subject to the conditions set forth herein and therein, (iii) directed that the Transaction Proposals (including the adoption of this Agreement) be submitted to a vote at a meeting of the stockholders of the Buyer, and (iv) resolved to recommend to the stockholders of the Buyer that they approve and adopt each of the Transaction Proposals (including this Agreement, the Mergers and the other transactions contemplated by this Agreement). Other than the Buyer Stockholder Approval, no other corporate proceedings on the part of the Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Buyer of the Mergers and the other transactions contemplated hereby and thereby. The execution of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required corporate or similar action on the part of Merger Sub I and Merger Sub II LLC and no other proceedings on the part of Merger Sub I or Merger Sub II LLC are required to authorize this Agreement and the Ancillary Agreements to which it is a party and the consummation by it of the Mergers and the other transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which the Buyer, Merger Sub I and/or Merger Sub II LLC is a party have been duly executed and delivered by the Buyer, Merger Sub I and Merger Sub II LLC, as applicable, and, assuming that this Agreement and the Ancillary Agreements constitute the legal, valid and binding obligation of the other parties thereto, constitute the legal, valid and binding obligation of the Buyer, Merger Sub I and Merger Sub II LLC, enforceable against the Buyer, Merger Sub I and Merger Sub II LLC in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

(b)           The affirmative vote of holders of a majority of the outstanding Buyer Common Shares as of the record date for the Buyer Stockholders Meeting (the “Buyer Stockholder Approval”) is the only vote of the holders of any class or series of the capital stock of the Buyer, Merger Sub I or Merger Sub II LLC necessary to approve and adopt the Transaction Proposals (including this Agreement and the Ancillary Agreements and the consummation of the Mergers, the issuance of the Buyer Preferred Shares and Buyer Common Shares and the other transactions contemplated hereby and thereby).

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6.4          No Defaults or Conflicts. The execution and delivery of this Agreement and the Ancillary Agreements to which the Buyer, Merger Sub I and/or Merger Sub II LLC is a party and the consummation of the Mergers and the other transactions contemplated hereby and thereby by the Buyer, Merger Sub I and Merger Sub II LLC and performance by the Buyer, Merger Sub I and Merger Sub II LLC of their respective obligations hereunder and thereunder do not (a)  result in any violation of the respective organizational documents of the Buyer, Merger Sub I or Merger Sub II LLC; (b) conflict with, result in a breach of, create in any party thereto the right to terminate or cancel, accelerate, require any consent under, require the offering or making of any payment or redemption under, or result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on any property or asset of the Buyer, Merger Sub I or Merger Sub II LLC under any of the terms or provisions of, or constitute a default under any material agreement or instrument to which the Buyer, Merger Sub I or Merger Sub II LLC is a party or by which it is bound; or (c)  violate any existing applicable Law, judgment, order or decree of any Governmental Authority having jurisdiction over the Buyer, Merger Sub I or Merger Sub II LLC or any of their respective properties; provided, however, that no representation or warranty is made in the foregoing clauses (b) or (c) with respect to matters that would not, individually or in the aggregate, reasonably be expected to be material to the Buyer, Merger Sub I and Merger Sub II LLC, taken as a whole.

6.5          No Governmental Authorization Required; Consents. Except for applicable requirements of Antitrust Laws, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person will be required to be obtained or made by the Buyer, Merger Sub I or Merger Sub II LLC in connection with (a) the due execution, delivery and performance by the Buyer, Merger Sub I and Merger Sub II LLC of this Agreement and the consummation by the Buyer, Merger Sub I and Merger Sub II LLC of the Mergers and the other transactions contemplated hereby or (b) the due execution, delivery and performance by the Buyer, Merger Sub I and Merger Sub II LLC of the Ancillary Agreements to which it is a party and the consummation by the Buyer, Merger Sub I and Merger Sub II LLC of the transactions contemplated thereby.

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6.6          Trust Account. The Buyer has (and will have prior to giving effect to Buyer Stockholder Redemptions immediately prior to the Closing) at least one hundred fifty million Dollars ($150,000,000) in the account established by the Buyer for the benefit of its public stockholders (the “Trust Account”), which monies are invested in United States government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government obligations and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to that certain Investment Management Trust Account Agreement, dated July 7, 2016, between the Buyer and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions, and has not been amended or modified. The Buyer has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Buyer or the Trustee. There are no separate contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Buyer Reports to be inaccurate or that would entitle any Person (other than stockholders of the Buyer holding Buyer Issued Equity sold in the Buyer’s initial public offering who shall have elected to redeem their Buyer Issued Equity pursuant to the Buyer Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released, other than (a) to stockholders of the Buyer holding Buyer Issued Equity sold in the Buyer’s initial public offering who shall have elected to redeem their Buyer Issued Equity pursuant to the Buyer Organizational Documents, (b) interest earned on the funds in the Trust Account which may be released to pay Taxes, and (c) up to $50,000 of dissolution expenses. There are no Actions pending or, to the Knowledge of the Buyer, threatened with respect to the Trust Account.

6.7          Sufficient Funds. As of the date of this Agreement, assuming the full amount of the Revolving Credit Facility (as defined in the Debt Commitment Letter) has been made available and the conditions specified in Section 8.11 have been satisfied and all cash and cash equivalents of the Company and the Company Subsidiaries are available to be used to pay the Cash Consideration at Closing in accordance with the Debt Commitment Letter, the Buyer will have sufficient cash in immediately available funds to pay the amounts which are required to be paid by the Buyer pursuant to this Agreement at Closing, including the Cash Consideration, the other amounts to be paid by the Buyer at the Closing pursuant to Section 3.4 and all of the Buyer’s fees and expenses in order to consummate the transactions contemplated by this Agreement.

6.8          Intentionally Omitted.

6.9          Buyer Tax Matters.

(a)           Taxes and Tax Returns.

(i)           All material Tax Returns required to be filed by the Buyer and its Subsidiaries have been timely (within any applicable extension periods) filed, and all such Tax Returns are true, complete and correct in all material respects.

(ii)          The Buyer and its Subsidiaries have fully and timely paid all material Taxes shown to be due on the Tax Returns referred to in Section 6.9(a)(i).

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(iii)         All deficiencies for material Taxes asserted or assessed in writing against the Buyer or any of its Subsidiaries have been fully and timely (within any applicable extension periods) paid, settled or properly reflected in the financial statements included in the Buyer Reports.

(iv)         To the Knowledge of the Buyer, neither the Buyer nor any of its Subsidiaries has been a party to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

(v)          Within the past two (2) years, neither the Buyer nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(vi)         Merger Sub II LLC has been, at all times since its formation, wholly owned by the Buyer and treated as an entity that is disregarded from the Buyer for federal income tax purposes.

(vii)         Neither the Buyer nor any of its Affiliates has taken or agreed to take any action or is aware of any fact or circumstances that would prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

6.10        Antitrust Compliance. As of the date of this Agreement, no fact or circumstance exists, including any investment or transaction now existing or under consideration by the Sponsors, the Buyer, Merger Sub I, Merger Sub II LLC or any of their respective Affiliates, that would reasonably be expected to prevent or materially delay any filings or approvals required in connection with this Agreement and the transactions contemplated hereby under applicable Antitrust Laws.

6.11        Litigation. As of the date of this Agreement, there are no material Actions pending before any Governmental Authority or, to the Knowledge of the Buyer, threatened against the Buyer, Merger Sub I or Merger Sub II LLC. None of the Buyer, Merger Sub I or Merger Sub II LLC is subject to any material unsatisfied order, judgment, injunction, ruling, decision, award or decree of any Governmental Authority.

6.12        Buyer Reports; Financial Statements.

(a)           The Buyer has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports, schedules, proxies, registrations and other documents required to be filed or furnished by it with the SEC pursuant to the SEC Guidance since July 6, 2016 (the “Applicable Date”) (the forms, statements, certifications, reports, schedules, proxies, registrations and other documents filed or furnished to the SEC (whether required or filed or furnished on a voluntary basis), in each case, including any amendments thereto, and all exhibits thereto and documents incorporated therein by reference, the “Buyer Reports”). Since the Applicable Date, each of the Buyer Reports, at the time of its filing or being furnished complied (or, if amended prior to the date of this Agreement, as of the date of such amendment) or, if not yet filed or furnished, will comply, in all material respects, with the applicable requirements of SEC Guidance and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Buyer Reports. As of their respective dates (or, if amended prior to the date of this Agreement or the Closing Date, as of the date of such amendment), the Buyer Reports filed or furnished to the SEC since the Applicable Date did not, and any Buyer Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

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(b)           The Buyer Units, the Buyer Common Shares and the Buyer Warrants constitute the only outstanding classes of securities of the Buyer registered under the Exchange Act. Neither Merger Sub I nor Merger Sub II LLC is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file or furnish any form, statement, certification, report, schedule, proxy, registration or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c)           The Buyer has made available (including via the EDGAR system) to the Company all material correspondence between the SEC, on the one hand, and the Buyer or any of its Subsidiaries, on the other hand, since the Applicable Date. As of the date hereof, there are no outstanding or unresolved comments from the SEC’s staff with respect to any of the Buyer Reports. To the Knowledge of the Buyer, as of the date hereof, (i) none of the Buyer Reports is the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Authority is conducting any investigation or review of any Buyer Report.

(d)           Since the Applicable Date, the Buyer has been in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The Buyer maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15, as applicable, under the Exchange Act and as necessary to permit preparation of financial statements in accordance with GAAP. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Buyer and its Subsidiaries is recorded, processed, summarized and reported within the time periods specified in the SEC Guidance, and that all such information is accumulated and communicated to the individuals responsible for the preparation of the Buyer’s filings with the SEC and other public disclosure documents to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Buyer maintains a system of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and SEC Guidance. Since the Applicable Date, neither the Buyer (including any employee thereof) nor its independent registered public accounting firm has identified or been made aware of (i) any “significant deficiencies” or “material weaknesses” (as defined by the PCAOB) in the design or operation of internal control over financial reporting of the Buyer, (ii) any fraud or allegation of fraud, whether or not material, that involves (or involved) the management of the Buyer or other employees who have (or had) a role in the preparation of financial statements or the internal control over financial reporting utilized by the Buyer or (iii) any claim or allegation regarding any of the foregoing.

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(e)           Each of the audited financial statements and unaudited interim financial statements included in or incorporated by reference into the Buyer Reports (including the related notes and schedules) since the Applicable Date (i) complied, or, in the case of Buyer Reports filed after the date of this Agreement, will comply, as to form in all material respects with all applicable Law, including SEC Guidance, (ii) has been prepared from, and is in accordance with, or in the case of Buyer Reports filed after the date of this Agreement, will be prepared from and will be in accordance with, the books and records of the Buyer and its consolidated Subsidiaries, (iii) were prepared, or in the case of Buyer Reports filed after the date of this Agreement, will be prepared, in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, and (iv) fairly presents, or in the case of Buyer Reports filed after the date of this Agreement, will fairly present (x) the consolidated financial condition of the Buyer and its consolidated Subsidiaries as of its date and (y) the results of operations, earnings and changes in financial condition, as the case may be, of the Buyer and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments, none of which are material, individually or in the aggregate).

(f)           There are no outstanding loans or other extensions of credit made by the Buyer to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Buyer. The Buyer has not taken any action prohibited by Section 13(k) of the Exchange Act.

6.13         NASDAQ Stock Market Quotation. The issued and outstanding Buyer Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “MIIIU”. The issued and outstanding Buyer Common Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “MIII”. The issued and outstanding Buyer Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “MIIIW”. As of the date of this Agreement, the Buyer is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ, including the requirements for continued listing of the Buyer Units, Buyer Common Shares and Buyer Warrants on NASDAQ, and, there are no Actions pending or, to the Knowledge of the Buyer, threatened in writing against the Buyer, and, as of the date of this Agreement, the Buyer has not received any notice from NASDAQ or the SEC, in each case regarding the deregistration of the Buyer Units, Buyer Common Shares or Buyer Warrants or the delisting of the Buyer Units, Buyer Common Shares or Buyer Warrants. None of the Buyer, Merger Sub I, Merger Sub II LLC or any of their respective Affiliates has taken any action in an attempt to deregister the Buyer Units, Buyer Common Shares or Buyer Warrants under the Exchange Act.

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6.14        Investment Company Act; JOBS Act. The Buyer is not, and following the Closing will continue not to be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. The Buyer constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012.

6.15        Proxy Statement. When filed pursuant to Section 14A, the Proxy Statement (or any amendment or supplement thereto), shall comply in all material respects with all applicable Law, including SEC Guidance. On the date the Proxy Statement is first mailed to the Buyer’s stockholders, and at the time of the Buyer Stockholders Meeting, the Proxy Statement (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and such information shall appear on its face to be appropriately responsive in all material respects with the SEC Guidance; provided, however, that the Buyer makes no representations or warranties as to the information contained in or omitted from the Proxy Statement in reliance upon and in conformity with information furnished in writing to the Buyer by or on behalf of the Company or the Seller for inclusion in the Proxy Statement.

6.16        Business Activities.

(a)           Since its respective organization, neither the Buyer nor Merger Sub I or Merger Sub II LLC has conducted any business activities other than activities directed toward the accomplishment of a Business Combination and maintenance of its corporate or limited liability company existence. Except as set forth in the Buyer Organizational Documents, there is no agreement, commitment, injunction or order binding upon the Buyer, Merger Sub I or Merger Sub II LLC or to which the Buyer, Merger Sub I or Merger Sub II LLC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Buyer, Merger Sub I or Merger Sub II LLC or any acquisition of property by the Buyer, Merger Sub I or Merger Sub II LLC or the conduct of business by the Buyer, Merger Sub I or Merger Sub II LLC as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to be material to the Buyer and its Subsidiaries, taken as a whole, or have a material adverse effect on the ability of the Buyer, Merger Sub I or Merger Sub II LLC to enter into and perform their obligations under this Agreement or any Ancillary Agreement to which Buyer, Merger Sub I and/or Merger Sub II LLC is a party or to consummate the Mergers and the other transactions contemplated hereby and thereby (a “Buyer Material Adverse Effect”).

(b)           Except for Merger Sub I and Merger Sub II LLC, the Buyer does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any Person. Except for this Agreement and the transactions contemplated hereby, the Buyer has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement, neither Merger Sub I nor Merger Sub II LLC owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any Person.

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(c)           Each of Merger Sub I and Merger Sub II LLC was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time except as expressly contemplated by this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d)           Except for liabilities and obligations (i) reflected or reserved for on the Buyer’s consolidated balance sheet for the year ended December 31, 2016 as reported on Form 10-K or disclosed in the notes thereto, (ii) disclosed in the Buyer Disclosure Schedules, (iii) incurred in the ordinary course of business, consistent with past practice, since the date of the Buyer’s consolidated balance sheet for the year ended December 31, 2016 as reported on Form 10-K, or (iv) incurred in connection with or contemplated by this Agreement and/or the transactions contemplated hereby, the Buyer does not have any liabilities of a type that are required by GAAP to be reflected or reserved against in a balance sheet of the Buyer.

6.17        Affiliate Transactions. Except as set forth on Section 6.17 of the Buyer Disclosure Schedules, no Sponsor, any Affiliate of a Sponsor (other than the Buyer and its Subsidiaries), any other Affiliate of the Buyer (other than any Subsidiary of the Buyer), any current or former officer, director, stockholder, trustee or member of any of the foregoing Persons or any family member (by blood or marriage) of any of the foregoing Persons is a party to or the beneficiary of any contract with the Buyer or any of its Subsidiaries or has any interest in any property or assets used by the Buyer or any of its Subsidiaries (collectively, the “Affiliate Transactions”). Section 6.17 sets forth all contracts, undertakings, commitments, agreements, obligations and understandings (including, in each case, with respect to compensation) between the Buyer, Merger Sub I, Merger Sub II LLC or any of their respective Affiliates (including the Sponsors), on the one hand, and any current or former officer, director, stockholder, member, trustee or Affiliate of any of the foregoing Persons or any family member (by blood or marriage) of any of the foregoing Persons, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Buyer, the Company or the Company Subsidiaries after the Second Effective Time.

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6.18        Buyer Material Contracts. Section 6.18 of the Buyer Disclosure Schedules sets forth a true, correct and complete list of all Buyer Material Contracts. As of the date hereof, each Buyer Material Contract set forth on Section 6.18 of the Buyer Disclosure Schedules is valid and binding on the Buyer, Merger Sub I and Merger Sub II LLC to the extent the Buyer, Merger Sub I and Merger Sub II LLC are party thereto, as applicable, and, to the Knowledge of the Buyer, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions. With respect to all Buyer Material Contracts, neither the Buyer nor, to the Knowledge of the Buyer, any other party to any such Buyer Material Contract is in breach thereof or default thereunder and, to the Knowledge of the Buyer, there does not exist under any Buyer Material Contract any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Buyer or, to the Knowledge of the Buyer, any other party to such Buyer Material Contract, in each case except for such breaches, defaults and events as to which requisite waivers or consents have been obtained (which waivers or consents are not subject to (x) any conditions which have not be satisfied or (y) an expiration date prior to the end of the term of such Buyer Material Contract), which would not, individually or in the aggregate, reasonably be expected to be material to the Buyer and its Subsidiaries, taken as a whole. As of the date hereof, none of the Buyer Material Contracts has been canceled or otherwise terminated (other than such Buyer Material Contracts as have expired in accordance with their respective terms) and none of Buyer, Merger Sub I or Merger Sub II LLC has received any written notice from any Person regarding any such cancellation or termination or any material default, in each case with respect to a Buyer Material Contract.

6.19        Brokers. Other than Stifel, Nicolaus & Company, Incorporated, no broker, finder or similar intermediary has acted for or on behalf of the Buyer or any of its Affiliates, including the Sponsors, in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Buyer or any of its Affiliates, including the Sponsors, or any action taken by the Buyer or any of its Affiliates, including the Sponsors, except for the Deferred Underwriting Fees and other amounts payable to Cantor Fitzgerald & Co and Jefferies LLC.

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6.20        No Outside Reliance. Each of the Buyer, Merger Sub I and Merger Sub II LLC acknowledges that it and its Representatives have been permitted satisfactory access to the books and records, facilities, equipment, Tax Returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Company and the Company Subsidiaries that it and its Representatives have desired or requested to see or review, and that it and its Representatives have had a satisfactory opportunity to meet with the officers and employees of the Company and the Company Subsidiaries to discuss the business of the Company and the Company Subsidiaries. Each of the Buyer, Merger Sub I and Merger Sub II LLC acknowledges that none of the Seller, the Company, the Seller’s Representative or any other Person has made any representation or warranty, express or implied, written or oral, as to the accuracy or completeness of any information that the Company and the Company Subsidiaries furnished or made available to the Buyer, Merger Sub I, Merger Sub II LLC or any of their respective Representatives, except as expressly set forth in Articles 4 and 5 of this Agreement, and none of the Seller, the Company, the Seller’s Representative or any other Person (including any officer, director, employee, member or partner of the Seller or the Seller’s Representative) shall have or be subject to any liability (whether in contract or tort, under applicable securities Laws or otherwise) to the Buyer, Merger Sub I, Merger Sub II LLC or any other Person, based upon any information, documents or materials made available to the Buyer, Merger Sub I or Merger Sub II LLC or resulting from the use by the Buyer, Merger Sub I or Merger Sub II LLC of any information, documents or material made available to the Buyer, Merger Sub I or Merger Sub II LLC, in each case in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby. Each of the Buyer, Merger Sub I and Merger Sub II LLC acknowledges that, should the Closing occur, the Buyer shall acquire the Company and the Company Subsidiaries without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in Articles 4 and 5 of this Agreement; provided, however, that nothing in this Section 6.20 is intended to limit or modify the representations and warranties contained in Articles 4 and 5 which the Company and the Seller acknowledge Buyer, Merger Sub I and Merger Sub II are relying on in executing and delivering this Agreement. Each of the Buyer, Merger Sub I and Merger Sub II LLC acknowledges that, except for the representations and warranties contained in Articles 4 and 5, neither the Company, the Seller, the Seller’s Representative nor any other Person has made, and the Buyer, Merger Sub I and Merger Sub II LLC have not relied on, any other express or implied representation or warranty by or on behalf of the Company, the Seller or the Seller’s Representative, including any implied representation or warranty as to value, condition, capacity, merchantability, environmental condition or suitability. Each of the Buyer, Merger Sub I and Merger Sub II LLC acknowledges that none of the Company, the Seller, the Seller’s Representative, nor any other Person, directly or indirectly, has made, and the Buyer, Merger Sub I and Merger Sub II LLC have not relied on, any representation or warranty regarding the pro-forma financial information, budgets, estimates, projections, business plans, forecasts or other forward-looking statements of the Company or any Company Subsidiary (including the reasonableness of the assumptions underlying such information, budgets, estimates, projections, business plans, forecasts or forward-looking statements), and neither the Buyer, Merger Sub I nor Merger Sub II LLC will make or have any claim with respect thereto. Notwithstanding the foregoing, this Section 6.20 shall not (and shall not be deemed to) limit any claim based on Fraud.

6.21        Investment Purpose. Each of the Buyer, Merger Sub I and Merger Sub II LLC is entering into the Mergers and the other transactions contemplated by this Agreement for the purpose of investment and not with a view to, or for resale in connection with, the distribution of any Company Common Units in violation of applicable federal, state or provincial securities Laws. Each of the Buyer, Merger Sub I and Merger Sub II LLC acknowledges that the sale of the Company Common Units hereunder has not been registered under the Securities Act or any state securities Laws, and that the Company Common Units may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. Each of the Buyer, Merger Sub I and Merger Sub II LLC represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

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6.22        Exclusivity of Representations. The representations and warranties made by the Buyer, Merger Sub I and Merger Sub II LLC in this Article 6 are the exclusive representations and warranties made by the Buyer, Merger Sub I and Merger Sub II LLC. The Buyer, Merger Sub I and Merger Sub II LLC hereby disclaim any other express or implied representations or warranties, whether written or oral. The Buyer, Merger Sub I and Merger Sub II LLC are not, directly or indirectly, making any representations or warranties regarding the pro-forma financial information, financial projections or other forward-looking statements of the Buyer; provided that the foregoing shall not be deemed to limit the Buyer’s obligations under the second sentence of Section 7.5(c).

Article 7

COVENANTS

Unless this Agreement is terminated pursuant to Article 10, the parties hereto covenant and agree as follows:

7.1          Conduct of Business of the Company.

(a)           Except as (i) expressly provided by this Agreement, (ii) set forth in Section 7.1(a) of the Company Disclosure Schedules, or (iii) required by any applicable Law, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, the Company shall, and shall cause the Company Subsidiaries to, (A) conduct their respective business and operations in the ordinary course consistent with past practice in all material respects (including with respect to the issuance of letters of credit and bonds), (B) use commercially reasonable efforts to preserve substantially intact the business organization and material assets of the Company and the Company Subsidiaries; (C) use commercially reasonable efforts to keep available the services of the Company’s and the Company Subsidiaries’ current officers and key employees; (D) use commercially reasonable efforts to preserve the current relationships of the Company and the Company Subsidiaries with the Material Customers and Material Suppliers; (E) use commercially reasonable efforts to keep and maintain the Company and the Company Subsidiaries’ assets and properties in good repair and normal operating condition, wear and tear excepted; (F) use commercially reasonable efforts to make capital expenditures in accordance with the Capital Expenditures Budget attached to Section 7.1 of the Company Disclosure Schedules; and (G) not take or omit to take any action which would result in a Material Adverse Effect.

(b)           Without limiting the forgoing, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, except as (A) otherwise expressly permitted by this Agreement, (B) set forth on Section 7.1(b) of the Company Disclosure Schedules, or (C) required by any applicable Law, the Company shall not (and shall cause the Company Subsidiaries not to) undertake any of the following actions without the prior written consent of the Buyer, which consent in the cases of clauses (xi)(A), (xii), (xiii), (xv), (xvi), (xvii), (xviii) and (xx) shall not be unreasonably withheld, conditioned or delayed:

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(i)           fail to maintain books of account and records consistent with past practice;

(ii)           issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (A) additional equity interests of any class of the Company (including the Company Common Units) or any Company Subsidiary, or securities convertible into or exchangeable for any such equity interests, or any rights, warrants or options to acquire any such equity interests or other convertible securities of the Company or any Company Subsidiary or (B) any other securities in respect of, in lieu of, or in substitution for the equity interests of the Company (including the Company Common Units) or any Company Subsidiary outstanding on the date hereof;

(iii)         adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or other reorganization of the Company or any Company Subsidiary, or otherwise alter the Company’s or any Company Subsidiary’s corporate structure;

(iv)         redeem, repurchase or otherwise acquire any outstanding equity interests of the Company or any Company Subsidiary; provided, that nothing in this Agreement shall restrict the Company from declaring and paying any cash dividend or making any other cash distribution to the Seller prior to the Adjustment Time to the extent such cash was not generated from a breach of any of the Specified Provisions;

(v)          commence, settle or compromise any Action that results, or would reasonably be expected to result, in a liability or loss to the Company or any Company Subsidiary of more than $500,000;

(vi)         cancel or waive any claims or rights with a value to the Company or any Company Subsidiary in excess of $250,000;

(vii)         permit the lapse, cancellation or termination of any Insurance Policy, unless the Company or such Company Subsidiary has timely obtained a comparable replacement thereof;

(viii)        (A) sell, assign or transfer all or any material portion of the Owned Intellectual Property, (B) grant or agree to grant any IP Licenses except for non-exclusive licenses granted in the ordinary course of business, (C) abandon or cease to prosecute or maintain any of the material Owned Intellectual Property, other than in the ordinary course of business or (D) disclose any material trade secrets used in the business to any third party that is not subject to a confidentiality obligation with respect thereto;

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(ix)          make any capital expenditures or enter into any contract or commitment for capital expenditures in excess of $250,000 in respect of any such individual contract or commitment or $500,000 in the aggregate, in each case other than as contemplated by the Capital Expenditures Budget, or enter into capital leases if it would cause total capitalized lease obligations to exceed $20,000,000;

(x)           adopt any amendment to the limited liability company agreement, or equivalent organizational documents, of the Company or any Company Subsidiary;

(xi)          (A) incur any Indebtedness of the type described in (a) or (b) thereof, other than pursuant to the Existing Credit Facility or (B) issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person (other than the Company or any Company Subsidiary in the ordinary course of business);

(xii)        enter into any letter of credit, other than as credit support for (A) insurance, (B) bonding or (C) projects with respect to which such letter of credit is security for performance by the Company or any Company Subsidiary;

(xiii)        subject any of the Company’s or any Company Subsidiaries’ properties or assets to any Encumbrance, except for Permitted Encumbrances;

(xiv)        accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or deferred expenses, reduce inventories, increase customer deposits or otherwise reduce other assets or increase liabilities, in each case for the purpose of increasing cash and cash equivalents, except in the ordinary course of business consistent with past practice;

(xv)         (i) except as consistent with past practices solely with respect to employees that are not directors or officers, increase in any material manner the rate or terms of compensation or benefits of any of its directors, officers, employees, or individual service providers except as may be required under any material Company Plan or collective bargaining agreement, (ii) pay or agree to pay any material pension or retirement allowance or other employee benefit not contemplated by any Company Plan to any current or former director or officer, whether past or present, other than as required by Law, (iii) enter into, adopt or materially amend any collective bargaining agreement other than as required by Law, (iv) enter into, adopt or materially amend any employment, bonus, severance, retention, or retirement contract with any officer or any employee or adopt any employee benefit plan, in each case other than (1) as required by Law, (2) as would not materially increase the costs and expenses to the Company of sponsoring, maintaining, administering or contributing to the employee benefit plan, (3) with respect to contracts for positions that are open as of the date hereof, (4) to replace individuals who are terminated for cause or who voluntarily retire or resign in the ordinary course of business or (5) as would be included in Transaction Expenses, subject to the limitations set forth in the definition thereof, or (v) fund (or secure the payment of) or take any action to accelerate in any material respect the vesting, funding or payment of any compensation, incentive arrangements, retention, transaction bonus, change in control, or other benefits or severance or any other form of separation payment, of any current or former employee, director, or individual service provider other than pursuant to contracts in existence on the date hereof and disclosure in writing to the Buyer;

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(xvi)       except in the ordinary course of business consistent with past practice, sell, lease, assign, transfer or otherwise dispose of, any of its tangible property or assets in excess of $100,000 in the aggregate;

(xvii)       make any loans, advances or capital contributions, except (i) loans, advances or capital contributions from the Company or a Company Subsidiary to the Company or another Company Subsidiary in the ordinary course of business or (ii) advances for travel and other normal business expenses to directors, officers and employees in the ordinary course of business consistent with past practice;

(xviii)      materially amend, waive in any material respect, become subject to (except for each Material Contract that is a construction contract with an unaffiliated customer which is proposed to be or is entered into in the ordinary course of business and does not exceed a value of $75,000,000), or terminate (except for any termination upon expiration in accordance with the terms of such Material Contract or Lease) any Material Contract or any Lease or consent to the termination of the Company’s or any of the Company Subsidiaries’ rights thereunder (except for any termination upon expiration in accordance with the terms of such Material Contract or Lease);

(xix)        implement any employee layoffs or facility closures that could require notice under the WARN Act;

(xx)         except in the ordinary course of business consistent with past practice, acquire any operating business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(xxi)        change the independent accountants of the Company or any Company Subsidiary or make any change in any method of accounting or auditing practice other than those required by applicable Law or GAAP;

(xxii)       enter into any contract, agreement or transaction with an Affiliate that would be binding after Closing, other than (i) with the Company or any Company Subsidiary and (ii) subject to providing written notice to the Buyer promptly after entry thereof, contracts, agreements or transactions with portfolio companies of Oaktree Capital Management, L.P. or its Affiliates (x) that are entered into in the ordinary course of business on arms-length terms, and (y) are for products or services in quantities and at costs that the Company or such Company Subsidiary, as the case may be, would have obtained from a third party on similar terms;

(xxiii)      except where otherwise required by applicable Law, make or change any Tax election, file any amended Tax Return, adopt or change any Tax accounting method or change any Tax accounting period, or settle any Tax claim(s) or assessment(s) relating to the Company or any Company Subsidiary for an amount in excess of $500,000 individually or in the aggregate, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment relating to any Company Subsidiary, fail to pay any Tax that became due and payable (including estimated tax payments), or prepare or file a Tax Return in a manner inconsistent with past practice; or

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(xxiv)      agree in writing to take any of the foregoing actions.

Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement (A) will give Buyer, Merger Sub I or Merger Sub II LLC, directly or indirectly, rights to control or direct the business or operations of the Company and the Company Subsidiaries prior to the Closing or (B) will operate to prevent or restrict any act or omission by the Company or the Company Subsidiaries the taking of which is required by applicable Law. Prior to the Closing, the Company and the Company Subsidiaries will exercise, consistent with the terms and conditions of this Agreement, control of their business and operations.

7.2          Conduct of Business of the Buyer, Merger Sub I and Merger Sub II LLC. Except as (i) expressly provided by this Agreement, (ii) set forth in Section 7.2 of the Buyer Disclosure Schedules or (iii) required by any applicable Law, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, each of the Buyer, Merger Sub I and Merger Sub II LLC (x) shall conduct their respective business and operations in the ordinary course consistent with past practice in all material respects, (y) shall not take or omit to take any action that would result in a Buyer Material Adverse Effect and (z) shall not undertake any of the following actions without the prior written consent of the Seller’s Representative:

(a)           fail to maintain books of account and records consistent with past practice;

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(b)           issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) additional equity interests of any class of the Buyer (including the Buyer Common Shares and Buyer Preferred Shares), Merger Sub I or Merger Sub II LLC, or securities convertible into or exchangeable for any such equity interests, or any rights, warrants or options to acquire any such equity interests or other convertible securities of the Buyer, Merger Sub I or Merger Sub II LLC or (ii) any other securities in respect of, in lieu of, or in substitution for the equity interests of the Buyer (including the Buyer Common Shares and Buyer Preferred Shares), Merger Sub I or Merger Sub II LLC outstanding on the date hereof; provided, that so long as such issuance does not, and would reasonably be expected not to, prevent, delay or otherwise impair the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, the Buyer shall be entitled to issue Buyer Preferred Shares and Buyer Common Shares, in each case at a price per share equal to the Buyer Share Issue Price (which shall be equal to or greater than the price at which the Seller receives the Buyer Preferred Shares and Buyer Common Shares issued to the Seller at Closing) for aggregate cash proceeds not to exceed $75,000,000 (the proceeds of any such issuance, the “Sponsor Co-Investment Proceeds”); provided, further, that, without the prior written consent of the Seller’s Representative, (w) the Buyer shall not grant any governance rights to the purchaser of such Buyer Preferred Shares (other than as set forth in the Certificate of Designations) or Buyer Common Shares (other than voting rights consistent in all respects with the voting rights of the holders of Buyer Common Shares as of the date hereof), (x) the Buyer shall not issue such Buyer Preferred Shares or Buyer Common Shares for any consideration other than cash, (y) the aggregate proceeds of any issuances of Buyer Preferred Shares pursuant to the first proviso of this Section 7.2(b), together with the aggregate value of the Buyer Preferred Shares to be issued to the Seller at Closing (determined using the Buyer Share Issue Price for the Buyer Preferred Shares) shall not exceed $35 million, and (z) the Cash Consideration shall be increased by an amount equal to proceeds of any issuances of Buyer Preferred Shares and/or Buyer Common Shares pursuant to the first proviso of this Section 7.2(b) up to $35,000,000 (the “Additional Sponsor Co-Investment Proceeds”) and the number of Buyer Preferred Shares to be issued to Seller at Closing shall be correspondingly reduced (determined using the Buyer Share Issue Price for the Buyer Preferred Shares).

(c)           redeem, repurchase or otherwise acquire any outstanding equity interests of the Buyer (other than any redemptions pursuant to the Buyer Stockholder Redemption at the Closing), Merger Sub I or Merger Sub II LLC or declare, set aside or pay any dividend or any other distribution with respect to the equity interests of the Buyer, Merger Sub I or Merger Sub II LLC;

(d)           effect any recapitalization, reclassification, stock dividend, stock split or like change in the capitalization of the Buyer, Merger Sub I or Merger Sub II LLC;

(e)           adopt any amendment to the Buyer Organizational Documents (other than the Buyer A&R Charter or the Buyer A&R By-laws), the Trust Agreement, the Warrant Agreement (including any reduction of the warrant price set forth therein) or any of the organizational documents of Merger Sub I or Merger Sub II LLC;

(f)           (A) incur any Indebtedness other than pursuant to the Replacement Credit Facility, (B) issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person, or (C) make any loans or advances to any Person except in the ordinary course of business consistent with past practice;

(g)           subject any of the Buyer’s, Merger Sub I’s or Merger Sub II LLC’s properties or assets to any Encumbrance;

(h)           amend, become subject to, or terminate (except for any termination upon expiration in accordance with the terms of such Buyer Material Contract) any Buyer Material Contract;

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(i)           (i) increase in any material manner the rate or terms of compensation or benefits of any of its directors, officers, or employees, (ii) pay or agree to pay any material pension or retirement allowance or other employee benefit not contemplated by any existing employee benefit plan to any current or former director or officer, whether past or present, other than as required by Law, or (iii) enter into, adopt or materially amend any employment, bonus, severance or retirement contract with any officer or any employee or adopt any employee benefit plan, in each case other than as required by Law;

(j)           directly or indirectly acquire any operating business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(k)           purchase any equity interests of any Person other than pursuant to the Buyer Stockholder Redemption;

(l)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or other reorganization of the Buyer, Merger Sub I or Merger Sub II LLC, or otherwise alter the Buyer’s, Merger Sub I’s or Merger Sub II LLC’s corporate structure;

(m)          engage in any new line of business;

(n)           except where otherwise required by applicable Law, make or change any material Tax election, file any material amended Tax Return, change any Tax accounting period, settle any material Tax claim relating to the Buyer or any Subsidiary of the Buyer;

(o)           take any action or make any election that would cause Merger Sub II LLC to be treated as other than a disregarded entity of the Buyer;

(p)           commence, settle or compromise any Action;

(q)           change the independent accountants of the Buyer or any of its Subsidiaries or make any change in any method of accounting or auditing practice other than those required by applicable Law or GAAP;

(r)           enter into any contract, agreement or transaction with an Affiliate that would be binding after Closing;

(s)           undertake any operations or actions, except for operations or actions as are reasonable and appropriate in furtherance of the transactions contemplated hereby; or

(t)           agree in writing to take any of the foregoing actions.

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7.3          Access to Information; Confidentiality; Public Announcements.

(a)           During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, the Company shall give the Buyer, Merger Sub I, Merger Sub II LLC and their respective authorized Representatives reasonable access during normal business hours to all books, records, offices and other facilities and properties of the Company and each Company Subsidiary as the Buyer, Merger Sub I, Merger Sub II LLC or any of their respective authorized Representatives may from time to time reasonably request; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of the Company and the Company Subsidiaries and none of the Buyer nor any of its Affiliates shall, directly or indirectly, conduct or cause any invasive sampling or testing with respect to the Real Property without the prior written consent of the Company, to be granted in the Company’s sole discretion. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Company Subsidiary shall be required to disclose any information to the Buyer, Merger Sub I, Merger Sub II LLC or any of their respective authorized Representatives, if doing so could (i) violate any agreement or Law to which the Company or any Company Subsidiary is a party or to which the Company or any Company Subsidiary is subject or (ii) result in the waiver of any legal privilege or work product protection of the Company, any Company Subsidiary or the Seller; provided, that the Company shall use commercially reasonable efforts to disclose such information in a manner as not to violate such agreement, Law, privilege or protection and provided, further, that the Company shall not be required to disclose to the Buyer, Merger Sub I, Merger Sub II LLC or any of their respective authorized Representatives, any information related to the sale of the Company and the Company Subsidiaries, including valuations and materials related to the negotiation of this Agreement.

(b)           It is agreed that, except in the ordinary course of business consistent with past practice, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, neither the Buyer nor any of its Affiliates shall contact any of the employees, customers or suppliers of the Company or the Company Subsidiaries, whether in person or by telephone, mail or other means of communication, with respect to the transactions contemplated hereby, the Company, the Company Subsidiaries or their respective businesses without the specific authorization of the Seller’s Representative (which shall not be unreasonably withheld, conditioned or delayed).

(c)           Any information provided to or obtained by the Buyer, Merger Sub I, Merger Sub II LLC or any of their authorized Representatives pursuant to paragraphs (a) or (b) above shall constitute “Evaluation Material” (“Confidential Information”) subject to the Confidentiality Agreement, dated as of April 27, 2017, by and between IEA and the Buyer (the “Confidentiality Agreement”), and shall be held by the Buyer, Merger Sub I, Merger Sub II LLC and their respective Representatives in accordance with and be subject to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms therein. In the event of the termination of this Agreement for any reason, the Buyer, Merger Sub I and Merger Sub II LLC shall comply with the terms and provisions of the Confidentiality Agreement. The Confidentiality Agreement shall terminate on the Closing Date.

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(d)           Each of the Buyer and the Company acknowledges and agrees that it shall, from and after the Closing, preserve and keep, or cause to be preserved and kept, all books and records (including Tax records) in respect of the Company and the Company Subsidiaries in the possession of the Buyer or its Affiliates as of the Closing for the longer of (i) any applicable statute of limitations and (ii) a period of seven (7) years from the Closing Date. Each of the Buyer and the Company shall, upon reasonable notice, only to the extent reasonably necessary in connection with audit, accounting or tax matters and subject to any applicable privilege (including the attorney-client privilege), give the Seller’s Representative and its authorized Representatives access during normal business hours to examine, inspect and copy such books and records; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of the Company and the Company Subsidiaries. Notwithstanding any provision to the contrary in this Agreement, the Buyer and the Company shall not be required to provide to the Seller’s Representative access to any consolidated, combined, unitary or other Tax Returns (or related work papers) including the Buyer or any Affiliate thereof other than the Company and the Company Subsidiaries.

(e)           Neither the Seller nor the Company, on the one hand, or the Buyer, Merger Sub I or Merger Sub II LLC, on the other hand, will issue or cause the publication of any press release, materials filed with or furnished to the SEC or any stock exchange, or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Buyer or the Seller’s Representative and the Company, as applicable, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release, materials filed with or furnished to the SEC or any stock exchange, or public announcement to the extent that such disclosure is upon advice of counsel required by Law, in which case the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the Buyer or the Seller’s Representative and the Company, as applicable, reasonable time to comment on such release, materials or announcement in advance of its issuance; provided, further, that the foregoing shall not restrict disclosures of information made by or on behalf of Buyer, IEA or their respective Affiliates or successors, on the one hand, to their respective direct and indirect Affiliates, actual and potential investors, actual and potential financing sources, counsel, accountants, consultants and other advisors, on the other hand (so long as, in each case, such disclosure has a valid business purpose and is effected in a manner consistent with customary practices (including with respect to confidentiality)).

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7.4          Filings and Authorizations; Consummation.

(a)           Each of the parties hereto shall, if required by applicable Law, file or supply, or cause to be filed or supplied in connection with the transactions contemplated herein, all notifications (or, if required by the relevant Governmental Authorities, drafts thereof) required to be filed or supplied pursuant to the Antitrust Laws (including the HSR Act, in connection with which the parties shall seek early termination of the waiting period in respect thereof) within ten (10) Business Days following the date hereof, and all such filings shall not be withdrawn or otherwise rescinded without the prior written consent of all parties. The parties acknowledge and agree that the Buyer and the Seller shall each pay and shall be responsible for the payment of fifty percent (50%) of all filing fees and other charges for any filings under the Antitrust Laws; provided, that immediately following the Closing, the Company shall reimburse each of the Buyer and the Seller for such fees and other charges.

(b)           Subject to Sections 7.4(d) and 7.5, each of the parties hereto, as promptly as practicable, shall make, or cause to be made, all other filings and submissions under Laws applicable to it, or to its Subsidiaries and Affiliates, as may be required for it to consummate the transactions contemplated herein and shall use its reasonable best efforts to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Persons (including any parties to Material Contracts) and Governmental Authorities necessary to be obtained by it, or its Subsidiaries or Affiliates, in order for it to consummate such transactions. Each of the Buyer, Merger Sub I and Merger Sub II LLC acknowledges that certain consents with respect to the transactions contemplated by this Agreement may be required from parties to contracts to which the Company or a Company Subsidiary is a party and that such consents and waivers may not be obtained. Each of the Buyer, Merger Sub I and Merger Sub II LLC agrees that the Seller and its Affiliates shall not have any liability to the Buyer, Merger Sub I, Merger Sub II LLC, the Company or any Company Subsidiary arising out of or relating to the failure to obtain any consents that may be required in connection with the transaction contemplated by this Agreement.

(c)           The parties hereto shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in paragraphs (a) and (b) above. The parties hereto shall supply such reasonable assistance as may be reasonably requested by any other party hereto in connection with the foregoing.

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(d)           Notwithstanding anything to the contrary herein, if any order is made by any Governmental Authority or any suit is threatened or instituted challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Law, each of the Buyer, Merger Sub I and Merger Sub II LLC shall, and shall cause its Affiliates to, take any and all such action (including agreeing to (x) hold separate, divest or license any of the businesses, product lines or assets of the Buyer, Merger Sub I, Merger Sub II LLC or any of their respective Affiliates (including, after the Closing Date, the Surviving Company), or any investment held directly or indirectly by the Company, or (y) any other limitations on the Buyer’s freedom of action with respect to, or its ability to retain, the Surviving Company and its Subsidiaries or any portion thereof or any of the Buyer’s or its Affiliates’ other assets or businesses) as may be required (i) by the applicable Governmental Authority in order to resolve such objections as such Governmental Authority may have to such transactions under such Antitrust Law or (ii) by any domestic or foreign court or similar tribunal, in any Action brought by any Person or Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of delaying or preventing the consummation of the transactions contemplated by this Agreement. It shall not be deemed a failure to satisfy the conditions specified in Sections 8.4 or 9.4 or give rise to the right to terminate this Agreement pursuant to Section 10.1(e), if in any suit brought by any Person or Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, a court enters or the applicable Governmental Authority makes an order or decree permitting the transactions contemplated by this Agreement, but requiring that any of the businesses, product lines or assets of any of the Buyer, Merger Sub I or Merger Sub II LLC or their respective Affiliates or of the Company, the Company Subsidiaries or any investment held directly or indirectly by the Company be divested, held separate or licensed by the Buyer, or that would otherwise limit the Buyer’s freedom of action with respect to, or its ability to retain, the Surviving Company and its Subsidiaries or any portion thereof or any of the Buyer’s or its Affiliates’ other assets or businesses.

(e)           Each party hereto shall promptly inform the other parties of any material communication from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated by this Agreement, and shall promptly furnish the other party with copies of substantive notices or other communications received from any third party or any Governmental Authority with respect to such transactions. Each party shall agree on the content of any proposed substantive written communication or submission or any oral communication to any Governmental Authority. If any party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties shall, to the extent practicable, provide the other party and its counsel with advance notice of and the opportunity to participate in any substantive discussion, telephone call or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement and to participate in the preparation for such discussion, telephone call or meeting, to the extent not prohibited by the Governmental Authority. Each of the Buyer, Merger Sub I and Merger Sub II LLC will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which the Buyer, Merger Sub I or Merger Sub II LLC proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with the transactions contemplated by this Agreement.

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(f)           Each of the Buyer, Merger Sub I and Merger Sub II LLC shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or equity in, or otherwise make any investment in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire or make any investment in any material assets.

7.5          Proxy Statement.

(a)           As promptly as practicable following the execution and delivery of this Agreement, and the receipt by the Buyer of the information referred to in Section 7.5(h), the Buyer shall, in accordance with this Section 7.5, prepare and file with the SEC, in preliminary form, a proxy statement in connection with the transactions contemplated by this Agreement (together with the notice of meeting and any amendments thereof and supplements thereto, and any and all materials incorporated by reference therein, in accordance with SEC Guidance, the “Proxy Statement”) to be sent to the stockholders of the Buyer relating to the Buyer Stockholders Meeting, for the purpose of, among other things, soliciting proxies from holders of Buyer Common Shares to vote at the Buyer Stockholders Meeting in favor of (i) the adoption of this Agreement and the approval of the Mergers and the other transactions contemplated hereby and thereby, (ii) the issuance of Buyer Common Shares and the Buyer Preferred Shares to the Seller in accordance with the terms of this Agreement, (iii) to the extent that Buyer holds its annual meeting of stockholders as part of the Buyer Stockholders Meeting, the election of directors effective as of the Closing, including the directors to which IEA or an Affiliate thereof is entitled to designate pursuant to the Investor Rights Agreement, (iv) the amendment and restatement of the Buyer Charter in the form of the A&R Buyer Charter and, to the extent a vote of stockholders is necessary, the amendment and restatement of the by-laws of the Buyer in the form of the Buyer A&R By-laws, (v) the adoption of the Certificate of Designation (clauses (iv) and (v), together, the “Charter Amendment Proposal”), and (vi) any other proposals the parties deem necessary or desirable to consummate the Mergers and the other transactions contemplated by this Agreement or the Ancillary Agreements (collectively, the “Transaction Proposals”). Without the prior written consent of the Seller’s Representative and the Company, the Transaction Proposals shall be the only matters (other than procedural matters) which the Buyer shall propose to be acted on by the Buyer’s stockholders at the Buyer Stockholders Meeting; provided that, with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed; provided that the Company may withhold its consent if holding the Buyer’s annual meeting as part of the Buyer Stockholders Meeting would reasonably be expected to delay the filing of the Proxy Statement or the approval thereof by the SEC or otherwise delay the Closing), the Buyer may hold its annual meeting of stockholders as part of the Buyer Stockholders Meeting, in which case it may include proposals for the election of directors and such other customary matters as determined by the board of directors of the Buyer.

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(b)           Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Buyer in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the SEC Guidance, including the requirements of Regulation S-X, including providing such pro forma adjustments necessary to reflect the transfer of the Specified Real Property; provided, that the cooperation by the Company shall relate solely to the financial information and data derived from the Company’s historical books and records.

(c)           The Company shall review the Proxy Statement and shall confirm in writing to the Buyer, as of the date of mailing the Proxy Statement to the Buyer’s stockholders, that the information relating to the Company contained in the Proxy Statement does not, to the Knowledge of the Company, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. The Buyer shall review the Proxy Statement and shall confirm in writing to the Company, as of the date of mailing the Proxy Statement to the Buyer’s stockholders, that the information relating to the Buyer contained in the Proxy Statement does not, to the Knowledge of the Buyer, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

(d)           The Proxy Statement will comply as to form and substance with the requirements of all applicable Law and SEC Guidance. The Buyer shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record (as of the record date to be established by the board of directors of the Buyer), in each case as promptly as practicable following the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, or in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC.

(e)           Prior to filing with the SEC, the Buyer will make available to the Company and the Seller’s Representative drafts of the Proxy Statement and any other documents or materials to be filed with, or submitted to or furnished to, the SEC, both preliminary and final, and any amendment or supplement to the Proxy Statement or such other document and will provide the Company, the Seller’s Representative and their respective Representatives with a reasonable opportunity to comment on such drafts and the Buyer shall consider such comments in good faith, in accordance with SEC Guidance. The Buyer shall not provide (including by filing, submitting or furnishing) any such documents to the SEC without the prior written consent of the Company and the Seller’s Representative (such consent not to be unreasonably withheld, conditioned or delayed). The Buyer will advise the Company and the Seller’s Representative of (i) the time when the Proxy Statement has been filed and when any other documents or materials have been filed with or submitted or furnished to the SEC by it, (ii) in the event the preliminary Proxy Statement or any of the Other SEC Materials is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, (iii) in the event the preliminary Proxy Statement or any of the Other SEC Materials is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Proxy Statement or any of the Other SEC Materials, (v) the issuance of any stop order or similar action by the SEC, (vi) any request by the SEC for amendment of the Proxy Statement or any of the Other SEC Materials, (vii) any written comments from the SEC relating to the Proxy Statement or any of the Other SEC Materials and responses thereto or (viii) written requests by the SEC for additional information, in each case, promptly after the Buyer receives notice thereof. The Buyer shall promptly respond to any SEC comments on the Proxy Statement or any of the Other SEC Materials and shall use its reasonable best efforts to have the Proxy Statement and any Other SEC Materials (as applicable) cleared by the SEC pursuant to SEC Guidance as soon after filing of the Proxy Statement as practicable; provided, that prior to responding to any requests or comments from the SEC, the Buyer will make available to the Company and the Seller’s Representative drafts of any such response, provide the Company, the Seller’s Representative and their respective Representatives with a reasonable opportunity to comment on such drafts and consider such comments in good faith in accordance with SEC Guidance.

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(f)           If at any time prior to the Buyer Stockholders Meeting the Buyer discovers, or is informed by the Company of, any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or to comply with any applicable Law or SEC Guidance, the Buyer shall promptly prepare and transmit to its stockholders an amendment or supplement to the Proxy Statement containing such information, in each case, in accordance with the provisions of this Section 7.5. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the business of the Company or the Company Subsidiaries or any of their respective Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or to comply with any applicable Law or SEC Guidance, then the Company shall promptly inform the Buyer of such information, event or circumstance, and the Buyer shall promptly prepare and transmit to its stockholders an amendment or supplement to the Proxy Statement containing such information, in each case, in accordance with the provisions of this Section 7.5.

(g)           The Buyer shall make all necessary filings with respect to the transactions contemplated hereby under SEC Guidance, including all applicable “blue sky” laws, and any rules and regulations thereunder.

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(h)           The Company agrees to use reasonable best efforts to promptly provide the Buyer with all information concerning the business of the Company and the Company Subsidiaries and the management, operations and financial condition of the Company and the Company Subsidiaries, in each case, necessary for the information concerning the Company in the Proxy Statement (including any amendments made thereto), Form 8-K required to be filed by Buyer under Item 2.01, and other filings that are reasonably necessary to comply with applicable Law, including the SEC Guidance (the “Required Company Information”) and such other information concerning the Company as is reasonably requested by the Buyer for inclusion in the Proxy Statement. Without limiting the generality of the foregoing, the Company shall use reasonable best efforts to provide to the Buyer as promptly as practicable (A) audited financial statements of the Seller and its Subsidiaries, including audited balance sheets, statements of operations and statements of cash flows as of and for the years ended December 31, 2015 and December 31, 2016 prepared in accordance with U.S. GAAP and Regulation S-X and a signed report of Seller’s independent auditor with respect thereto, which audit report shall refer to the standards of the PCAOB (the “PCAOB Audited Financial Statements”); (B) unaudited financial statements of the Seller and its Subsidiaries, including a balance sheet, statement of operations and statement of cash flows as of and for the year ended December 31, 2014 prepared in accordance with U.S. GAAP and Regulation S-X; (C) unaudited financial statements of the Seller and its Subsidiaries, including balance sheets, statements of operations and statement of cash flows as of and for the nine month periods ended September 30, 2016 and 2017 prepared in accordance with U.S. GAAP and Regulation S-X and a review by Seller’s independent auditor in accordance with PCAOB Auditing Standard 4105 (the “Reviewed Interim Financial Statements”); and (D) all Selected Financial Data of the Seller required by Item 301 of Regulation S-K. The Company shall cause the officers and employees of the Company and the Company Subsidiaries to be reasonably available to the Buyer and its counsel in connection with the drafting of the Proxy Statement and responding in a timely manner to comments on the Proxy Statement from the SEC. As soon as practicable after December 31, 2017, the Company shall use reasonable best efforts to provide to Buyer the information required with respect to the Company under Regulation S-K Item 402 for 2017. As soon as practicable after December 31, 2017, the Company shall commence preparation of, and unless the Closing has occurred on or prior to February 8, 2018, the Company shall use reasonable best efforts to deliver to Buyer at least five (5) Business Days prior to Closing (and in no event later than March 15, 2018), the Required Company Information that would be required for a filing of the Proxy Statement or any amendment thereto (to the extent not previously mailed) or for a filing on Form 8-K under Item 2.01, in each case assuming such filing was to made after February 14, 2018, including (1) the 2017 Audited Financial Statements, (2) the pro forma adjustments related to the Specified Real Property for the year ended December 31, 2017 prepared in accordance with Regulation S-X and (3) Management's Discussion & Analysis for such period meeting the requirements of Law.

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7.6          Buyer Stockholders Meeting. The Buyer shall, as promptly as practicable following the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, or, in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, establish a record date (which date shall be approved by the Seller Representative, such approval not to be unreasonably withheld, conditioned or delayed) for, duly call, give notice of, convene and hold a meeting of the Buyer’s stockholders (the “Buyer Stockholders Meeting”), for the purpose of obtaining the Buyer Stockholder Approval, which initial meeting date shall be held not more than 30 days after the date on which the Buyer mails the Proxy Statement to its stockholders. The Buyer shall use its reasonable best efforts to obtain the Buyer Stockholder Approval, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the Buyer Stockholder Approval. Subject to the following sentence, the Buyer shall, through its board of directors, recommend to its stockholders that they vote in favor of the Transaction Proposals (the “Buyer Board Recommendation”), and the Buyer shall include the Buyer Board Recommendation in the Proxy Statement. The board of directors of the Buyer shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Buyer Board Recommendation (a “Change in Recommendation”); provided, that, without limiting the Buyer’s obligations set forth in Section 7.7(a), the board of directors may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the board of directors of its fiduciary obligations to the Buyer’s stockholders under applicable Law. The Buyer agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Buyer Stockholders Meeting for the purpose of seeking the Buyer Stockholder Approval shall not be affected by any Change in Recommendation, and the Buyer agrees to establish a record date for, duly call, give notice of, convene and hold the Buyer Stockholders Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement, regardless of whether or not there shall be any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Buyer shall be entitled to postpone or adjourn the Buyer Stockholders Meeting (a) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of the Buyer has determined in good faith is required by applicable Law is disclosed to the Buyer’s stockholders and for such supplement or amendment to be promptly disseminated to the Buyer’s stockholders prior to the Buyer Stockholders Meeting, (b) if, as of the time for which the Buyer Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Buyer Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Buyer Stockholders Meeting or (c) by up to ten (10) Business Days in order to solicit additional proxies from stockholders for purposes of obtaining the Buyer Stockholder Approval; provided, that in the event of a postponement or adjournment pursuant to clauses (a) or (b) above, the Buyer Stockholders Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved, and in no event shall the Buyer Stockholders Meeting be reconvened on a date that is later than five (5) Business Days prior to the Termination Date.

7.7          Exclusivity.

(a)           During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, none of the Buyer, Merger Sub I or Merger Sub II LLC shall take, nor shall they permit any of their respective Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence or continue due diligence with respect to, any Person concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, the Seller and their respective Affiliates and Representatives. Each of the Buyer, Merger Sub I and Merger Sub II LLC shall, and each shall cause its respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, if the Buyer, Merger Sub I, Merger Sub II LLC or any of their respective Affiliates or any of their respective Representatives receives any inquiry or proposal with respect to a Business Combination Proposal, then the Buyer, Merger Sub I and Merger Sub II LLC shall promptly (and in no event later than 24 hours after the Buyer, Merger Sub I or Merger Sub II LLC becomes aware of such inquiry or proposal) advise the Seller’s Representative orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof) and shall not respond to any such inquiry or proposal.

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(b)          During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, neither the Seller nor the Company shall take, nor shall they permit any of their respective Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to, any Person concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to the sale of the equity interests of the Company or all or substantially all the assets of the Company and the Company Subsidiaries (a “Company Acquisition Proposal”) other than with the Buyer and its Affiliates and Representatives. Each of the Seller and the Company shall, and each shall cause its respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Company Acquisition Proposal. During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, if the Seller, the Company or any of their respective Affiliates or any of their respective Representatives receives any inquiry or proposal with respect to a Company Acquisition Proposal, then the Company shall promptly (and in no event later than 24 hours after the Seller or the Company becomes aware of such inquiry or proposal) advise the Buyer orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof) and shall not respond to any such inquiry or proposal (except to advise such Person that a prospective purchaser has been granted an exclusive right to negotiate concerning an acquisition of the Company, without identifying the Buyer or its Affiliates). The Company represents and warrants to Buyer that the Company, the Company Subsidiaries and their respective Affiliates are not party to or bound by any agreement relating to the sale of the equity interests of the Company or all or substantially all the assets of the Company and the Company Subsidiaries other than non-disclosure agreements entered into prior to the date of this Agreement with other prospective third parties.

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7.8          Listing of Buyer Common Shares. The Buyer shall use reasonable best efforts to (a) cause the Buyer Common Shares issued to the Seller at the Closing and the Earnout Shares, if any, to be approved for listing on and tradable over the NASDAQ, and (b) remain listed as a public company on the NASDAQ from and after the date hereof until the date that is 24 months following the issuance of the Earnout Shares, if any, issued in respect of Final 2019 EBITDA. From and after the Closing, the Buyer shall be listed on the NASDAQ as “IEA”.

7.9          Qualification as an Emerging Growth Company. During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, the Buyer shall (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act and (b) not take any action that would cause the Buyer to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

7.10        Trust Account. Upon satisfaction or waiver of the conditions set forth in Article 8 and Article 9 and provision of notice thereof to the Trustee (which notice the Buyer shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, the Buyer shall cause (i) the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) the Trustee to (A) pay as and when due all amounts payable to stockholders of the Buyer holding Buyer Common Shares sold in the Buyer’s initial public offering who shall have previously validly elected to redeem their shares of Buyer Common Shares pursuant to the Buyer Stockholder Redemption, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

7.11        Further Assurances. From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby. Subject to Section 7.4(d), each party shall, on or prior to the Closing Date, use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

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7.12        Officer and Director Indemnification and Insurance.

(a)           For a period of six (6) years after the Closing Date, the Buyer shall not (and shall not permit the Surviving Company or any of their respective Subsidiaries to) amend, repeal or modify any provision in their respective organizational documents, indemnification agreements, minutes of any meetings of the boards of directors, or any committee of the boards of directors or equivalent governing bodies, or otherwise in effect immediately prior to the Closing relating to rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries and the fiduciaries of any Company Plan (collectively, the “Indemnified Parties”) in a manner that would adversely affect such rights to indemnification, advancement of expenses and exculpation of any such Indemnified Parties (unless required by Law), it being the intent of the parties that the Indemnified Parties shall continue to be entitled to such rights to indemnification, advancement of expenses and exculpation to the fullest extent of the Law to the extent provided in the Company’s or the applicable Company Subsidiary’s organizational documents, indemnification agreements, minutes of any meetings of the boards of directors, or any committee of the boards of directors or equivalent governing bodies, or otherwise in effect immediately prior to the Closing.

(b)           Each of the Buyer, Merger Sub I and Merger Sub II LLC acknowledges that the Indemnified Parties may have certain rights to indemnification, advancement of expenses or insurance provided by other Persons. Each of the Buyer, Merger Sub I and Merger Sub II LLC hereby (on its own behalf and, as of the Closing, on behalf of the Surviving Company and each Subsidiary of the Surviving Company) agrees that (i) the Surviving Company or the applicable Subsidiary of the Surviving Company is the indemnitor of first resort (i.e., its obligations to the Indemnified Parties are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Indemnified Party are secondary), (ii) the Surviving Company or the applicable Subsidiary of the Surviving Company shall be required to advance the full amount of expenses incurred by any such Indemnified Party and shall be liable for the full indemnifiable amounts, without regard to any rights any such Indemnified Party may have against any such other Person and (iii) each of the Buyer, Merger Sub I and Merger Sub II LLC irrevocably waives, relinquishes and releases Sub (on its own behalf and, as of the Closing, on behalf of the Surviving Company and each Subsidiary of the Surviving Company) such other Persons from any and all claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect thereof. Each of the Buyer, Merger Sub I and Merger Sub II LLC (on its own behalf and, as of the Closing, on behalf of the Surviving Company and each Subsidiary of the Surviving Company) further agrees that no advancement or payment by any of such other Persons on behalf of any such Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from the Buyer, the Surviving Company or the applicable Subsidiary of the Surviving Company shall affect the foregoing and such other Persons shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Party against the Buyer.

(c)           On the Closing Date, the Surviving Company shall pay for a non-cancelable run-off insurance policy (the “D&O Policy”), for a period of six (6) years after the Closing Date to provide insurance coverage of not less than the existing coverage, for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors, managers or officers of the Company or any Company Subsidiary or fiduciaries of the Company Plans on or prior to the Closing Date, which policy shall (i) contain terms and conditions no less favorable to the insured persons than the directors’, managers’ or officers’ liability coverage presently maintained by IEA and H.B. White Canada Corp. and (ii) be purchased from an insurance broker reasonably satisfactory to IEA.

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(d)          The covenants contained in this Section 7.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(e)           In the event that the Buyer or the Surviving Company (following the Closing) or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Buyer shall take all necessary action so that the successors or assigns of the Buyer or the Surviving Company (following the Closing), as the case may be, shall succeed to the obligations set forth in this Section 7.12 and Section 7.13.

7.13        Termination of Affiliate Obligations.

(a)           On or before the Closing Date, except as set forth on Section 7.13(a) of the Company Disclosure Schedules, this Agreement, the Ancillary Agreements, the Westchester Indemnity, the Affiliate Guarantees and for liabilities relating to employment relationships and the payment of compensation and benefits in the ordinary course of business, all liabilities and obligations between the Company or any Company Subsidiary, on the one hand, and the Seller or its Affiliates (other than the Company or any Company Subsidiary) on the other hand, shall be terminated in full (without termination fees, penalties or similar amounts) as of the completion of the Closing and evidence thereof, in form and substance reasonably satisfactory to Buyer shall be provided to Buyer. All liabilities, obligations and Taxes payable as a result of such termination shall be paid entirely by Seller.

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(b)           Notwithstanding anything to the contrary in this Agreement, subject to the proviso in the following sentence, each of the parties hereto shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the irrevocable and unconditional release as of the Closing of IEA and the applicable Affiliates of IEA from the guarantee, indemnity and other obligations (the “Oaktree Guarantee”) in connection with that certain General Indemnity Agreement made in favor of Arch Reinsurance Company by the Seller, Infrastructure Energy Services, LLC, White Construction, Inc. and H.B. White Canada Corp., dated as of September 26, 2013 and that certain General Indemnity Agreement made in favor of Arch Reinsurance Company by the Seller, Infrastructure Energy Services, LLC, RMT, Inc., IEA Management Services, Inc. and IEA Equipment Services, Inc., dated as of September 26, 2013 (as amended, the “Arch Bonding Line”); provided that, in connection therewith, IEA and its Affiliates shall not be obligated to pay any consideration, commence or threaten to commence any litigation, grant any accommodation or undertake any obligations to any third party.  To the extent required in furtherance of the foregoing, the Buyer shall, as of the Closing, (i) enter into a guarantee on the same terms as the Oaktree Guarantee in substitution for IEA and the applicable Affiliates of IEA or (ii) provide or procure a substitute instrument on the terms not more burdensome than the Oaktree Guarantee in effect on the date hereof to replace the Arch Bonding Line, including by providing letters of credit or other credit support; provided, however, that Buyer shall not be obligated to guarantee or provide any such letters of credit or credit support for obligations in excess of the Credit Support Cap.  From and after the Closing, the Buyer, the Company and the Company Subsidiaries shall indemnify and hold harmless IEA and its Affiliates and all of their respective owners, Representatives, successors or assigns from and against any and all losses, damages, injuries, liabilities, claims, demands, settlements, assessments, judgments, awards, fines, penalties, interest, Taxes, fees (including reasonable attorneys’ fees), charges, costs (including costs of investigation) or expenses of any nature (collectively, “Losses”) incurred or suffered by any such Person resulting from, arising out of or relating or attributable to claims on account of the Oaktree Guarantee.

(c)           Prior to the date that is eighteen (18) months following the Closing Date, each of the parties hereto shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the irrevocable and unconditional release as of such date of IEA and the applicable Affiliates of IEA from the guarantee, indemnity and other obligations under the Westchester Indemnity (such date, the “Westchester Release Date”), including in the case of Buyer, delivering an indemnity substantially in the same form as the existing Westchester Indemnity. From and after the Closing Date until the Westchester Release Date, the Company shall pay, or shall cause to be paid, to Oaktree Power Opportunities Fund III, L.P. and Oaktree Power Opportunities Fund III (Parallel), L.P. a fee in an aggregate amount equal to three percent (3%) per annum of the amounts subject to the guarantee, indemnity and other obligations under the Westchester Indemnity, by wire transfer of immediately available funds to an account(s) designated by such Persons. Such fee shall be payable quarterly on (i) the last date of each fiscal quarter of the Company and (ii) the Westchester Release Date (which, in the case of payments on the last date of the fiscal quarter of the Company in which the Closing occurs and on the Westchester Release Date, shall be pro-rated based on the number of days elapsed from the Closing Date and the first date of the fiscal quarter of the Company, respectively). From and after the Closing, the Buyer, the Company and the Company Subsidiaries shall indemnify and hold harmless IEA and its Affiliates and all of their respective owners, Representatives, successors or assigns from and against any and all Losses incurred or suffered by any such Person resulting from, arising out of or relating or attributable to claims on account of the Westchester Indemnity.

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(d)          As promptly as practicable following the Closing, unless otherwise waived in writing by IEA, each of the parties hereto shall, and shall cause its respective Affiliates (but not including Sponsors or any other Affiliates of the Buyer other than the Buyer and its Subsidiaries) to, use commercially reasonable efforts to, take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the irrevocable and unconditional release of IEA and the applicable Affiliates of IEA from the guarantee, indemnity and other obligations described in Section 7.13(d) of the Company Disclosure Schedules (the “Affiliate Guarantees”).  In furtherance of the foregoing, the Buyer, the Company and the Company Subsidiaries shall, without any requirement to post any collateral (except as otherwise expressly provided in Section 7.13(b) or Section 7.13(c)), (i) enter into a guarantee on the same terms as the Affiliate Guarantees in substitution for IEA or (ii) provide or procure substitute instruments to replace each of the Affiliate Guarantees.  From and after the Closing, the Buyer, the Company and the Company Subsidiaries shall indemnify and hold harmless IEA and its Affiliates and all of their respective owners, Representatives, successors or assigns from and against any and all Losses incurred or suffered by any such Person resulting from, arising out of or relating or attributable to claims on account of the Affiliate Guarantees.

7.14        Waiver of Conflicts Regarding Representation. Recognizing that Paul Weiss and Cassels Brock & Blackwell LLP (collectively, “Seller’s Counsel”) have acted as legal counsel to the Seller, the Seller’s Representative and their respective Affiliates, and have acted as legal counsel to the Company and the Company Subsidiaries prior to the Closing, and that Seller’s Counsel intend to act as legal counsel to the Seller, the Seller’s Representative and their respective Affiliates after the Closing, (i) each of the Buyer, Merger Sub I and Merger Sub II LLC (on its own behalf and, as of the Closing, on behalf of the Surviving Company and each Subsidiary of the Surviving Company) hereby waives any conflicts that may arise in connection with any of Seller’s Counsel representing the Seller, the Seller’s Representative and their respective Affiliates after the Closing, and (ii) each of the Buyer, Merger Sub I and Merger Sub II LLC (on its own behalf and, as of the Closing, on behalf of the Surviving Company and each Subsidiary of the Surviving Company) hereby agrees that, in the event that a dispute arises between or among the Buyer or its Affiliates (including, after the Closing, the Surviving Company and its Subsidiaries) and the Seller, the Seller’s Representative or their respective Affiliates (including, prior to the Closing, the Company and the Company Subsidiaries), any of Seller’s Counsel may represent the Seller, the Seller’s Representative or any of their respective Affiliates in such dispute even though the interests of the Seller, the Seller’s Representative or such Affiliate may be directly adverse to the Buyer or any of their respective Affiliates (including, after the Closing, the Surviving Company and its Subsidiaries) and even though Seller’s Counsel may have represented the Company or the Company Subsidiaries in a matter substantially related to such dispute, each of the Buyer, Merger Sub I and Merger Sub II LLC (on its own behalf and, as of the Closing, on behalf of the Surviving Company and each Subsidiary of the Surviving Company), and on behalf of each of their respective Affiliates, hereby waives any conflict of interest in connection with such representation by any of Seller’s Counsel. Each of the Buyer, Merger Sub I and Merger Sub II LLC (on its own behalf and, as of the Closing, on behalf of the Surviving Company and each Subsidiary of the Surviving Company) further agrees that, as to all communications among any of Seller’s Counsel, the Company or the Company Subsidiaries that relate in any way to the negotiations of this Agreement or otherwise relate to any potential sale of the Company or the transactions contemplated hereby, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Seller and the Seller’s Representative and may be controlled by the Seller and the Seller’s Representative and shall not pass to or be claimed by the Buyer, the Surviving Company or any of their respective Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer, the Company or the Company Subsidiaries, on the one hand, and a third party other than the Seller or any of its Affiliates, on the other hand, after the Closing, such Person may assert the attorney-client privilege to prevent disclosure of confidential communications by Seller’s Counsel to such third party; provided, however, that neither the Buyer nor the Company or the Company Subsidiaries may waive such privilege without the prior written consent of the Seller’s Representative. The parties hereto agree to take to take, all steps necessary to implement the intent of this Section 7.14. Each of the Buyer, Merger Sub I and Merger Sub II LLC (on its own behalf and, as of the Closing, on behalf of the Surviving Company and each Subsidiary of the Surviving Company) acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Seller’s Counsel. This Section 7.14 is for the benefit of the Seller, the Seller’s Representative and their respective Affiliates, and Seller’s Counsel (including its partners and employees), each of which are intended third-party beneficiaries of this Section 7.14.

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7.15        Seller Waiver of Conflicts Regarding Representation. Recognizing that Kirkland & Ellis LLP ( “Buyer’s Counsel”) has acted as legal counsel to the Buyer and its Affiliates, and that Buyer’s Counsel intends to act as legal counsel to the Buyer and its Affiliates after the Closing, (i) each of the Seller, the Seller’s Representative, the Company and the Company Subsidiaries (on its own behalf and, as of the Closing, on behalf of the Surviving Company and each Subsidiary of the Surviving Company) hereby waives any conflicts that may arise in connection with Buyer's Counsel representing the Buyer, the Surviving Company and each Subsidiary of the Surviving Company and their respective Affiliates after the Closing, and (ii) the Seller, the Seller’s Representative, the Company and the Company Subsidiaries (on its own behalf and, as of the Closing, on behalf of the Surviving Company and each Subsidiary of the Surviving Company) hereby agrees that, in the event that a dispute arises between or among any of the Seller, the Seller’s Representative, the Company, the Company Subsidiaries or any of their respective Affiliates (including, after the Closing, the Surviving Company and its Subsidiaries) and the Buyer or its Affiliates (including, prior to the Closing, Merger Sub I and Merger Sub II LLC) that Buyer’s Counsel may represent the Buyer, the Surviving Company, any Subsidiary of the Surviving Company and any of their respective Affiliates in such dispute even though the interests of the Buyer, the Surviving Company, such Subsidiary of the Surviving Company or such Affiliate may be directly adverse to the Seller, the Seller’s Representative or any of their respective Affiliates (including, after the Closing, the Surviving Company and its Subsidiaries). Each of the Seller, the Seller’s Representative, the Company and the Company Subsidiaries (on its own behalf and, as of the Closing, on behalf of the Surviving Company and each Subsidiary of the Surviving Company) further agrees that, as to all communications among the Buyer's Counsel, the Buyer, Merger Sub I or Merger Sub II that relate in any way to the negotiations of this Agreement or otherwise relate to any potential purchase of the Company or the transactions contemplated hereby, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Buyer and may be controlled by the Buyer and shall not pass to or be claimed by the Seller or the Seller’s Representative. Notwithstanding the foregoing, in the event that a dispute arises between the Seller, the Seller’s Representative, the Surviving Company or any Subsidiary of the Surviving Company, on the one hand, and a third party other than the Buyer or any of its Affiliates, on the other hand, after the Closing, such Person may assert the attorney-client privilege to prevent disclosure of confidential communications by Buyer’s Counsel to such third party; provided, however, that neither the Seller, the Seller’s Representative nor the Surviving Company or any Subsidiary of the Surviving Company may waive such privilege without the prior written consent of the Buyer. The parties hereto agree to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 7.15. Each of the Seller, the Seller’s Representative, the Company and the Company Subsidiaries (on its own behalf and, as of the Closing, on behalf of the Surviving Company and each Subsidiary of the Surviving Company) acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Buyer's Counsel. This Section 7.15 is for the benefit of the Buyer, Merger Sub I and Merger Sub II LLC and their respective Affiliates, and Buyer’s Counsel (including its partners and employees), each of which are intended third-party beneficiaries of this Section 7.15.

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7.16         Section 280G Shareholder Approval. The Company shall (a) no later than five (5) Business Days prior to the Closing Date, solicit from each “disqualified individual” with respect to the Company (within the meaning of Section 280G(c) of the Code) who would otherwise be entitled to receive any payment or benefits that would constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that all remaining payments and/or benefits, if any, shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) no later than five (5) Business Days prior to the Closing Date, with respect to each individual who agrees to the waivers described in clause (a), submit to a stockholder vote (along with adequate disclosure satisfying the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Waived 280G Benefits. At least five (5) Business Days before taking such actions, the Company shall deliver to Buyer for review and comment (which the Company will consider and incorporate in good faith) copies of any documents or agreements necessary to effect this Section 7.16, including, but not limited to, customary parachute payment calculations prepared by the Company’s accountants or tax advisors, any shareholder consent form, disclosure statement, or waiver, and the Company shall consider in good faith all comments received from Buyer on such documents or agreements. Prior to the Closing Date, the Company shall provide proof satisfactory to Buyer that (a) shareholder approval was obtained, and the Waived 280G Benefits may be paid or provided, as applicable, or (b) shareholder approval was not obtained, and the Waived 280G Benefits will not be paid or provided, as applicable.

7.17        R&W Policy. The parties acknowledge and agree that, other than in the case of Fraud, neither the Seller, the Seller’s Representative nor any of the Seller Related Parties shall be liable to the insurer under the R&W Policy for subrogation claims pursuant to the R&W Policy, and the Buyer covenants and agrees that the R&W Policy will include a waiver of such subrogation claims (other than in the case of Fraud) for the benefit of the Seller, the Seller’s Representative and the Seller Related Parties.

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7.18        FIRPTA Certificate. On or prior to the Closing Date, the Seller shall deliver to the Buyer a certificate of non-foreign status as set forth in Treasury Regulation Sections 1.1445-2; provided, that, notwithstanding anything in this Agreement to the contrary, the Buyer’s sole right if the Seller, as the case may be, fails to provide such certificate shall be to make an appropriate withholding under Sections 897 and 1445 of the Code with respect to the applicable Seller(s).

7.19        Financing.

(a)           Subject to the terms and conditions of this Agreement, the Company shall use reasonable best efforts to obtain the Debt Financing on a timely basis (taking into account the anticipated timing of the Closing) on terms and conditions not less favorable to the Company than those contained in the Debt Commitment Letter and the Fee Letter (including any “market flex” provisions that are contained in the Fee Letter), including using reasonable best efforts to (i) maintain in effect the Debt Commitment Letter (subject to the Company’s right to replace, restate, supplement, modify, assign, substitute or amend the Debt Commitment Letter in accordance herewith), (ii) enter into the Replacement Credit Facility on conditions no less favorable to the Company than those contained in the Debt Commitment Letter and the Fee Letters (including any such “market flex” provisions contained in the Fee Letter), (iii) satisfy on a timely basis (taking into account the timing of the Closing) or obtain the waiver of all conditions applicable to the Company contained in the Debt Commitment Letter (or any definitive agreements related thereto) that are within the Company’s control and (iv) consummate the Debt Financing contemplated by the Debt Commitment Letter and the Fee Letter substantially concurrently with the Closing. The Company shall keep the Buyer informed at all times and in reasonable detail of the status of its efforts to arrange the Debt Financing. The Company shall give the Buyer prompt notice upon having knowledge of any material breach by any party of the Debt Commitment Letter or termination of Debt Commitment Letter.

(b)           The Company shall not, without the prior written consent of the Buyer, amend, modify, supplement or waive any provision of the Debt Commitment Letter or the Fee Letter to the extent such amendment, modification, supplement or waiver would (i) reduce the aggregate amount of the Debt Financing set forth in the Debt Commitment Letter or (ii) impose new or additional conditions, or otherwise amend or modify any of the conditions, to the receipt of the Debt Financing in a manner that would reasonably be expected to (A) make the funding of the Debt Financing (or the satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (B) materially delay the Closing; provided that the Company may amend, supplement, or modify the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents, or similar entities (or titles with respect to such entities) in order to increase the commitments pursuant thereto in accordance with Section 7.19(a). Any other amendment, supplement or modification of the terms of the Debt Commitment Letter not specified in the immediately foregoing sentence shall be subject to the consent of the Buyer (not to be unreasonably withheld). Upon any such amendment, supplement or modification of the Debt Commitment Letter in accordance with this Section 7.19, the term “Debt Commitment Letter” shall mean such Debt Commitment Letter as so amended, supplemented or modified.

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(c)           If all or any portion of the Debt Financing becomes unavailable on the conditions set forth in the Debt Commitment Letter and the Fee Letters (including any “market flex” provisions that are contained in the Fee Letter), the Company shall use its reasonable best efforts to arrange to obtain the Debt Financing or such portion of the Debt Financing from alternative sources, which may include one or more of a senior secured debt financing, an offering and sale of notes, or any other financing or offer and sale of other debt securities, or any combination thereof, in an amount not less than the amount of the aggregate commitment in the Debt Commitment Letter (“Alternative Financing”); provided that the terms of any such Debt Financing are no less favorable than those contained in the Debt Commitment Letter. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Financing, and the term “Debt Commitment Letter” as used in this Agreement shall be deemed to include the commitment letter with respect to such Alternative Financing.

(d)           At Closing, the Company shall cause letters of credit to be issued under the Replacement Credit Facility either in replacement of, or as back-to-back arrangements satisfactory to the issuer of, letters of credit issued under the Existing Credit Facility.

7.20        Tax Matters.

(a)           The Buyer shall not, without the prior written consent of the Seller’s Representative, make, or cause or permit to be made, any material Tax election, or adopt or change any material method of accounting, or change any material Tax practice or procedure that would in either case have a material and adverse effect on the Seller (or their owners) solely with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date.

(b)           Prior to, on and after the Closing, each party hereto shall use commercially reasonable efforts to cause the Mergers to qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Code and shall not, without the prior written consent of the other parties to this Agreement, intentionally take any actions, intentionally cause any actions to be taken or intentionally omit to take any action which such action or omission would reasonably be expected to prevent the Mergers from qualifying as such a reorganization. In addition, the Buyer shall cause Merger Sub II LLC to be treated as a disregarded entity of the Buyer.

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(c)           Except as otherwise required by a change in applicable Law occurring after the date hereof, a Final Determination, or with the consent of the Seller’s Representative based on a change in the facts and circumstances underlying the transactions from the terms as described in this Agreement (which consent may not be unreasonably withheld, delayed or conditioned, provided, that, withholding consent based on position for which there is at least substantial authority, as determined by a tax advisor mutually agreed to by Buyer and Seller’s Representative, for treatment of the transactions as described in this clause (c) shall not be considered unreasonable), the parties shall treat (w) the Mergers as an integrated transaction that is characterized as a merger of the Company into the Buyer with the Buyer surviving that qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (x) the Real Property Spinoff described in Schedule I as described in Schedule I, (y) any gain recognized in the Mergers by the Seller under Section 356(a)(1) of the Code solely as gain recognized from the exchange of property, with no portion of such gain being treated as gain recognized with respect to the distribution of a dividend under the provisions of Section 356(a)(2); and (z) any distributions made by the Company to the Seller prior to the date of this Agreement (whether in cash or in-kind, including interests in companies holding the Specified Real Property) as distributions to which Section 301 applies (collectively, the “Pre-Signing Distributions”) and not as consideration received in the transactions (such matters described in clauses (w), (x), (y) and (z), collectively, the “Intended Tax Treatment”). The parties hereto and their respective Affiliates shall, unless otherwise required by a Final Determination or change in applicable Law, or with the consent of the Seller’s Representative based on a change in the facts and circumstances underlying the transactions from the terms as described in this Agreement (which consent may not be unreasonably withheld, delayed or conditioned, provided, that, withholding consent based on a position for which there is at least substantial authority, as determined by a tax advisor mutually agreed to by Buyer and Seller’s Representative, for treatment of the transactions as described in this clause (c) shall not be considered unreasonable), prepare and file all Tax Returns in a manner consistent with the Intended Tax Treatment (including using the agreed value of the Specified Real Property) and (2) take no position in any Tax Return inconsistent with the Intended Tax Treatment. If any such position regarding the Intended Tax Treatment is disputed in writing by any Governmental Authority, the party receiving notice of such dispute shall promptly notify and consult with the other parties concerning the resolution of such dispute, and the Seller’s Representative shall have the right, at its election, and at its own expense, to control, conduct of any audit, contest or similar proceeding (a “Contest”) (or portion thereof) relating to such dispute; provided, that, the Buyer shall have the right to participate in such Contest at its own expense, and the Seller’s Representative shall not settle, compromise and/or concede any such Contest (or portion thereof) without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything to the contrary in this Agreement or otherwise, the Buyer and its Affiliates make no representations to the Seller hereunder with respect to the Intended Tax Treatment or the Tax consequences of the transactions contemplated by this Agreement, and the Buyer and its Affiliates (including the Surviving Company and its Subsidiaries) shall have no liability hereunder arising from any divergence in the Tax consequences to the Seller of the transactions contemplated by this Agreement from the Tax consequences that would result under the Intended Tax Treatment, except to the extent that any such divergence results from a willful, intentional or reckless breach by Buyer of its covenants set forth in this Section 7.20; provided that in no event shall Buyer be deemed to have taken or failed to take any action subject to the exception in this sentence to the extent such action or failure to take action (A) was not approved by the Buyer’s Board of Directors or (B) was approved or consented to by a majority of the GFI Designees (as defined in the Investor Rights Agreement).

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(d)           To the extent that the RE Tax Amount Liability as determined on the applicable Tax Returns for the Company exceeds the RE Tax Amount Liability as determined at the Closing, the Buyer shall provide the Seller’s Representative with the Tax Returns of the Company and a revised calculation of the RE Tax Amount Liability. If the Seller’s Representative disputes the calculation of the RE Tax Amount Liability, the dispute resolution mechanics of Section 3.5 (including the provisions regarding fees and expense) shall apply mutatis mutandis to the determination of the RE Tax Amount hereunder. Once the RE Tax Amount Liability is finally determined on the applicable Tax Returns for the Company, if the RE Tax Amount Liability as finally determined pursuant to this Section 7.20(d) exceeds the RE Tax Amount Liability determined at Closing, the Seller shall promptly pay the Company in cash such excess (if any), with such amounts being treated as adjustments to the consideration received under this Agreement for applicable tax purposes except as otherwise required by applicable Law.

(e)           The parties shall cooperate (i) to determine the current and accumulated earnings and profits of the Company for purposes of determining the amount of the Pre-Signing Distributions that are treated as dividends under Section 316(a) of the Code and (ii) to agree on the value of the Specified Real Property for purposes of determining the RE Tax Amount. If the parties cannot agree on such amounts, the dispute resolution mechanics of Section 3.5 (including the provisions regarding fees and expense) shall apply mutatis mutandis, provided that any fees and expenses incurred in connection with the determinations pursuant to this Section 7.20(e) shall be borne by the Sellers.

(f)           Tax Amount Liability Indemnity and Process.

(i)           The Buyer shall provide a copy of the Tax Return(s) reflecting the Pre-Signing Distributions and Real Property Spinoff to the Seller’s Representative as soon as reasonably practicable prior to the due date for filing such Tax Return(s) for approval by the Seller’s Representative of the reporting of such Pre-Signing Distributions and Real Property Spinoff on such Tax Return(s). If the Seller’s Representative disputes the reporting of the Pre-Signing Distributions or Real Property Spinoff on any such Tax Return, it shall notify the Buyer of the disputed items and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If the parties cannot resolve any disputed item, the dispute resolution mechanics of Section 3.5 (including the provisions regarding fees and expense) shall apply mutatis mutandis.

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(ii)          Without duplication of any amounts taken into account in the calculation of the Estimated Merger Consideration (as adjusted pursuant to Section 3.5(d)) and the RE Tax Amount Liability at Closing (or as paid by the Seller pursuant to Section 7.20(d)), the Seller shall indemnify and hold harmless the Buyer, the Company and the Company Subsidiaries, from any and all Taxes attributable to the Pre-Signing Distributions and the Real Property Spinoff (collectively, the “Tax Amount Liability Indemnity”). The indemnification obligations of the Seller in respect of the Tax Amount Liability Indemnity and this Section 7.20(f) shall terminate and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate on the earlier of:

(x) one year after the filing of the U.S. federal income Tax Return of the Company and the Company Subsidiaries for the taxable year ending on the Closing Date, and

(y) April 30, 2019, but only to the extent both (I) the RE Tax Amount Liability reported on such Tax Return is agreed by the Parties in accordance with Section 7.20(f)(i) without use of the dispute resolution mechanics of Section 3.5 and (II) the Real Property Spinoff occurs prior to December 31, 2017.

(iii)         If written notice of any claim for indemnification pursuant to this Section 7.20(f) is given by the Buyer to the Seller’s Representative in accordance with the provisions hereof prior to the expiration of the periods described above, such claim shall survive until finally resolved or judicially determined.

(iv)         The Buyer shall not and shall not permit its Affiliates (including the Company and the Company Subsidiaries) to voluntarily approach a Governmental Authority with regard to or related to Taxes that would be indemnifiable pursuant to this Section 7.20(f) and shall not amend any Tax Returns or waive or extend any statute of limitations, in each case, with respect to the Pre-Closing Tax Period to the extent the RE Tax Amount would reasonably be expected to materially increase as a result, without the consent of the Seller’s Representative.

(v)          In the case of a Contest after the Closing Date that relates to Taxes for which the Buyer is indemnified under Section 7.20(f) (which indemnification right has not terminated), the Seller’s Representative shall have the right, at its election, to control the conduct of such Contest (or relevant portion thereof), but the Buyer shall have the right to participate in such Contest at its own expense, and the Seller’s Representative shall not settle, compromise and/or concede any such Contest (or portion thereof) without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that, that if the Seller’s Representative fails to assume control of the conduct of any such Contest within a reasonable period following the receipt by the Seller’s Representative of notice of such Contest, Buyer shall have the right to assume control of such Contest, but shall not settle, compromise and/or concede any matter that could reasonably be expected to result in a material liability for the Seller pursuant to Section 7.20(f) without the Seller’s Representative’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

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7.21        Transfer of Assets by IEA. Effective as of the Closing, IEA transfers, for no further consideration, all of its right, title and interest in and to all of its assets as of immediately prior to the Closing used in the operation of the business of the Company or the Company Subsidiaries, other than the Specified Real Property, IEA’s rights under this Agreement and the Ancillary Agreements, cash and cash equivalents and assets incidental to IEA’s existence.

7.22        Corporate Name. Within a reasonable period after the Closing, the Seller shall amend its organizational documents and take all other action necessary to change the Seller’s legal, registered, assumed, trade and “doing business as” name, as applicable, to a name or names not containing “INFRASTRUCTURE AND ENERGY ALTERNATIVES” and shall provide the Buyer, at Buyer’s reasonable request and Buyer’s sole expense, any reasonable assistance necessary in changing its and any of its Affiliates’ names to contain “INFRASTRUCTURE AND ENERGY ALTERNATIVES” or a variation thereof.

7.23        Amendment and Restatement of Existing Buyer Registration Rights Agreement. On or before the Closing Date, the Buyer shall cause the Existing Buyer Registration Rights Agreement to be amended and restated as of the Closing on the terms set forth in Exhibit I and otherwise in form and substance reasonably satisfactory to the Buyer and the Seller’s Representative (the “Buyer A&R Registration Rights Agreement”).

7.24        Intermediate Holdco. Before the Closing Date, the Buyer shall cause to be formed a wholly owned Subsidiary (“Intermediate Holdco”) and shall cause Intermediate Holdco to own directly all of the equity interests in Merger Sub I and Merger Sub II LLC. Moreover, the Buyer shall cause Intermediate Holdco to be, as of immediately following the Mergers, (i) a wholly owned subsidiary of the Buyer and (ii) as a result of the Mergers, the sole owner of all of the equity interests of the Surviving Company. Prior to the Closing Date, Buyer shall cause Intermediate Holdco not to (i) engage in any business activities or conduct any operations other than in connection with the transactions contemplated hereby, (ii) except as expressly contemplated by this Agreement, have any assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and equity interests in Merger Sub I and Merger Sub II LLC and (iii) take any actions that Buyer, Merger Sub I or Merger Sub II LLC would otherwise have not been permitted to take hereunder. Notwithstanding anything to the contrary in this Agreement but subject to this Section 7.24, the formation of Intermediate Holdco shall not be deemed to breach or cause to be untrue any representation, warranty, covenant or agreement of Buyer. Buyer may cause Intermediate Holdco to fulfill Buyer’s monetary obligations under, or obligations under Section 7.13 of, this Agreement and fulfillment of such obligations by Intermediate Holdco shall be in satisfaction of Buyer’s obligations hereunder; provided that, for the avoidance of doubt, the foregoing shall not relieve the Buyer of any of its obligations hereunder.

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7.25        Tax Treatment. Prior to and through at least the day after the Closing Date, (a) Intermediate Holdco shall be treated for United States federal and applicable state and local income tax purposes as an entity that is disregarded from Buyer, its sole owner, and, for the avoidance of doubt, shall make no election pursuant to Section 301.7701-3(c) of the Treasury Regulations to be treated otherwise for any period effective on its date of formation through 11:59PM on the day after the Closing Date and (b) Intermediate Holdco shall hold all of the interests in (i) Merger Sub I LLC, which shall be treated for United States federal and applicable state and local income tax purposes as an association taxable as a corporation, and (ii) Merger Sub II LLC, which shall be treated for United States federal and applicable state and local income tax purposes as an entity that is disregarded from Intermediate Holdco its sole owner (and therefore from Buyer for United States federal and applicable state and local income tax purposes).

7.26        Director Resignation; Board Composition. On the Closing Date, the Buyer shall deliver or cause to be delivered to the Seller the resignations of the directors of the Buyer that are not continuing on the board of directors of the Buyer following the Closing in accordance with the Investor Rights Agreement and the board of directors of Buyer shall vote to expand the size of the board of directors and fill the vacancies of each class with such persons as are designated to such class in the Investor Rights Agreement (the “New Directors”).

Article 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

The obligation of each of the Buyer, Merger Sub I and Merger Sub II LLC to consummate the Closing contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Buyer:

8.1          Representations and Warranties Accurate. (a) The representation and warranty contained in Section 5.21(b) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, (b) the Fundamental Representations shall be true and correct in all material respects (without giving effect to any materiality or Material Adverse Effect qualification set forth therein) as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date), and (c) the remaining representations and warranties of the Seller and the Company contained in Article 4 and Article 5 shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualification set forth therein) as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date), except where the failure of such representations and warranties referenced in this clause (c) to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect.

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8.2          Performance. The Company and the Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by the Company or the Seller, as applicable, prior to or on the Closing Date.

8.3          Officer’s Certificate. Each of the Seller and the Company shall have delivered to the Buyer a certificate, signed by an executive officer of the Seller in the case of the Seller, and an executive officer of the Company in the case of the Company, in each case dated as of the Closing Date, certifying as to the matters set forth in Sections 8.1 and 8.2 with respect to the Seller or the Company, as applicable.

8.4          Legal Prohibition. On the Closing Date, there shall exist no injunction or other order issued by (a) any Governmental Authority or court of competent jurisdiction in the United States of America which prohibits the consummation of the transactions contemplated under this Agreement or (b) any other Governmental Authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement, which injunction or order would have a Material Adverse Effect after giving effect to the transactions contemplated hereby.

8.5          HSR Act. All required filings under the HSR Act shall have been completed and all applicable time limitations thereunder shall have expired without a request for further information by the relevant federal authorities under the HSR Act, or in the event of such a request for further information, the expiration of all applicable time limitations under the HSR Act shall have occurred without the objection of such federal authorities.

8.6          Replacement Credit Facility. The Company, the lenders and the other parties named therein shall have executed and delivered the Replacement Credit Facility on terms no less favorable than the terms in the Debt Commitment Letter and the Replacement Credit Facility shall be in full force and effect and the aggregate amount of commitments available to the Company on the Closing Date shall be not less than $85,000,000 and the amount available to be drawn on the Closing Date shall be not less than the amount required pursuant to Section 3.4(c) (the “Minimum Financing”); provided, that this condition shall be deemed satisfied (x) unless the lenders party to the Debt Commitment Letter have failed to execute and deliver the Replacement Credit Facility or provide the Minimum Financing as a result of (i) the failure of one or more of the conditions specified in “Conditions Precedent to Closing” in Exhibit A of the Debt Commitment Letter or (ii) a Specified Failure or (y) if Buyer determines in good faith or the Company can reasonably demonstrate that an alternative Replacement Credit Facility with commitments of not less than $85,000,000 is promptly available to the Company (and not later than the Termination Date) and otherwise on terms that are not materially less favorable in the aggregate than those contained in the Debt Commitment Letter. For purposes hereof, the term “Specified Failure” shall mean that the Lead Arrangers (as defined in the Debt Commitment Letter) shall not have received a confirmatory field audit of accounts receivable of the Company and its Subsidiaries conducted by a third party selected by the Lead Arrangers at least five (5) days prior to the Closing Date.

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8.7          Investor Rights Agreement. The Seller shall have delivered to the Buyer a copy of the Investor Rights Agreement, duly executed by the Seller.

8.8          Buyer Stockholder Approval. The Buyer Stockholder Approval shall have been duly obtained in accordance with the DGCL, the Buyer Organizational Documents and the NASDAQ rules and regulations.

8.9          Material Adverse Effect. After the date hereof, there shall not have occurred any Material Adverse Effect that is continuing.

8.10        Delivery of Required Company Information. The Company shall have delivered to Buyer the Required Company Information needed to file the Buyer’s Form 8-K under Item 2.01(f) at least five (5) Business Days prior to the Closing Date.

8.11        Minimum Available Cash. The amount of Available Cash shall be not less than $100,000,000.

8.12        Specified Real Property Lease. The Seller shall have delivered to the Buyer a copy of the Specified Real Property Lease, duly executed by Clinton RE Holdings (Delaware), LLC and White Construction, Inc., and such Specified Real Property Lease has not been amended or modified.

Article 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER AND THE COMPANY

The obligation of the Seller and the Company to consummate the Closing contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Seller’s Representative:

9.1          Representations and Warranties Accurate. (a) The Buyer Specified Representations shall be true and correct in all material respects (without giving effect to any materiality or Buyer Material Adverse Effect qualification set forth therein) as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date), and (b) the remaining representations and warranties of the Buyer contained in Article 6 shall be true and correct in all respects (without giving effect to any materiality or Buyer Material Adverse Effect qualification set forth therein) as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date), except where the failure of such representations and warranties referenced in this clause (b) to be so true and correct has not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect.

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9.2          Performance. Each of the Buyer, Merger Sub I and Merger Sub II LLC shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

9.3          Officer Certificate. The Buyer shall have delivered to the Company a certificate, signed by an executive officer of the Buyer, dated as of the Closing Date, certifying as to the matters set forth in Sections 9.1 and 9.2.

9.4          Legal Prohibition. On the Closing Date, there shall exist no injunction or other order issued by (a) any Governmental Authority or court of competent jurisdiction in the United States of America which prohibits the consummation of the transactions contemplated under this Agreement or (b) any other Governmental Authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement, which injunction or order would have a Material Adverse Effect after giving effect to the transactions contemplated hereby.

9.5          HSR Act. All required filings under the HSR Act shall have been completed and all applicable time limitations thereunder shall have expired without a request for further information by the relevant federal authorities under the HSR Act, or in the event of such a request for further information, the expiration of all applicable time limitations under the HSR Act shall have occurred without the objection of such federal authorities.

9.6          Affiliate Guarantees. The Buyer shall have satisfied in all material respects its obligations under Section 7.13(b) required to be satisfied prior to the Closing.

9.7          Credit Facility. The Payoff Letters shall provide that, upon payment in full of the Credit Facility Payoff Amount and termination of the Existing Credit Facility at Closing, all guarantees of IEA and its Affiliates under the Existing Credit Facility shall be released.

9.8          Ancillary Agreements. The Buyer shall have delivered to the Seller (i) the Buyer A&R Registration Rights Agreement in accordance with Section 7.23, duly executed by Buyer and the other parties thereto (other than the Seller) and (ii) a copy of the Investor Rights Agreement, duly executed by the Buyer and the Sponsors.

9.9          Founder Shares Amendment. The Buyer shall have delivered to the Seller a copy of the Founder Shares Amendment, duly executed by each holder of Founder Shares.

9.10        Buyer Stockholder Approval. The Buyer Stockholder Approval shall have been duly obtained in accordance with the DGCL, the Buyer Organizational Documents, and the NASDAQ rules and regulations.

9.11        Buyer Stockholder Redemption. The Buyer Stockholder Redemption shall have been completed in accordance with this Agreement and the Buyer Organizational Documents.

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9.12        Buyer A&R Charter; Certificate of Designation; Buyer A&R By-laws. The Buyer Charter shall be amended and restated in the form of the Buyer A&R Charter, the Certificate of Designation shall be adopted and the by-laws of the Buyer shall be amended and restated in the form of the Buyer A&R By-laws.

9.13        Listing of Buyer Common Shares. The Buyer Common Shares to be issued to the Seller at the Closing shall have been approved for listing on the NASDAQ.

9.14        Minimum Available Cash. The amount of Available Cash shall be not less than $100,000,000.

9.15        Trust Account; Transaction Expenses. Subject to any Buyer Stockholder Redemption, all the funds contained in the Trust Account shall be released from the Trust Account and available to the Buyer for payment of the Cash Consideration and the Transaction Expenses.

9.16        Director Resignations. The Buyer shall have delivered to the Seller a copy of (i) the resignation of each director that is not continuing on the board of directors of the Buyer following the Closing in accordance with the Investor Rights Agreement, duly executed by each such director and (ii) a unanimous written consent of the board of directors of the Buyer increasing the size of the board of directors of the Buyer and appointing the New Directors effective immediately following the Closing.

9.17        Availability of Required Company Information.  The Required Company Information needed to file the Buyer’s Form 8-K under Item 2.01(f) shall be available at least five (5) Business Days prior to the Closing Date; provided that this condition shall not apply (i) if the Company is then in breach of Section 7.5(h) or (ii) on or after March 15, 2018.

Article 10

TERMINATION

10.1        Termination. This Agreement may be terminated on or prior to the Closing Date as follows:

(a)           by the mutual written consent of the Buyer and the Seller’s Representative;

(b)           by either the Buyer or the Seller’s Representative, upon written notice to the other, if the Closing Date shall not have occurred on or before April 30, 2018 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any party if such party is in material breach of any of its representations, warranties, covenants or other agreements contained herein at the time of such termination and such breach shall have been the primary cause of the failure of the Closing to occur;

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(c)           by the Buyer, upon written notice to the Seller’s Representative, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company or the Seller contained in this Agreement (other than Section 7.5(h), violations, breaches and inaccuracies of which shall be governed exclusively by Section 10.1(f)), which violation, breach or inaccuracy would cause any of the conditions set forth in Sections 8.1, 8.2 or 8.9 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Buyer or cured by the Company or the Seller, as applicable, within 30 days after receipt by the Seller’s Representative of written notice thereof from the Buyer or is not reasonably capable of being cured on or prior to the Termination Date; provided, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1(c) if the Buyer, Merger Sub I or Merger Sub II LLC is then in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Sections 9.1 or 9.2 not to be satisfied;

(d)           by the Seller’s Representative, upon written notice to the Buyer, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Buyer, Merger Sub I or Merger Sub II LLC contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Sections 9.1 or 9.2 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Seller’s Representative or cured by the Buyer, Merger Sub I or Merger Sub II LLC as applicable, within 30 days after receipt by the Buyer, Merger Sub I or Merger Sub II LLC, as applicable, of written notice thereof from the Seller’s Representative or is not reasonably capable of being cured on or prior to the Termination Date; provided, that the Seller’s Representative shall not have the right to terminate this Agreement pursuant to this paragraph if the Seller or the Company is in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Sections 8.1, 8.2 or 8.9 not to be satisfied;

(e)           subject to Section 7.4(d), by either the Buyer or the Seller’s Representative, upon written notice to the other, if (i) a court of competent jurisdiction or other Governmental Authority in the United States of America shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order or action shall have become final and nonappealable, or (ii) a court of competent jurisdiction or other Governmental Authority not in the United States of America shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order or action shall have become final and nonappealable and would have a Material Adverse Effect after giving effect to the transactions contemplated hereby;

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(f)           by Buyer, upon written notice to the Seller’s Representative, if (i) the Closing has not occurred on or prior to February 8, 2018 and the Company has not delivered the Required Company Information required by the last sentence of Section 7.5(h) by March 15, 2018 or (ii) when delivered, the PCAOB Audited Financial Statements as of and for the annual period ended December 31, 2016 or Reviewed Interim Financial Statements result in a calculation of adjusted EBITDA for the Company and the Company Subsidiaries for either the period ended December 31, 2016 (consistent with the calculation of Adjusted EBITDA set forth on Section 10.1(f)(x) of the Company Disclosure Schedules), or the nine-month period ended September 30, 2017 (calculated consistent with the calculation of Pro Forma Adjusted EBITDA set forth on Section 10.1(f)(y) of the Company Disclosure Schedules) that is lower than the Applicable EBITDA Threshold for the twelve-month period ended December 31, 2016, or the nine-month period ended September 30, 2017, as applicable; provided that Buyer’s right to terminate pursuant to clause (ii) of this Section 10.1(f) shall terminate at 11:59 p.m. on the fifth (5th) Business Day following delivery of the PCAOB Audited Financial Statements and the Reviewed Interim Financial Statements, as applicable, unless Buyer delivers a notice of termination to the Seller’s Representative on or prior to such time; or

(g)           by the Seller’s Representative, upon written notice to the Buyer, if (i) the Buyer Stockholder Approval is not obtained at the Buyer Stockholders Meeting (including any adjournments thereof permitted pursuant to Section 7.6) or (ii) within three (3) Business Days after the date the Buyer Stockholder Redemptions have been finally determined, if Buyer Stockholder Redemptions result in Available Cash as of immediately prior to the Closing being less than $100,000,000; provided that, if not so terminated by the Seller’s Representative within such three (3) Business Days, then the Seller’s Representative’s right to terminate pursuant to this clause (g) shall be irrevocably waived.

10.2        Survival After Termination. If this Agreement is terminated by the parties in accordance with Section 10.1 hereof, this Agreement shall become void and of no further force and effect; provided, however, that, subject in all events to the provisions of Section 12.10, none of the parties hereto shall have any liability in respect of a termination of this Agreement, except that (a) the provisions of Section 7.3(c), the last sentence of Section 7.4(a), this Section 10.2, and Article 12 shall each survive the termination of this Agreement and (b) nothing herein shall relieve any party from any liability for any willful and material breach of the provisions of this Agreement by such party, prior to the termination of this Agreement, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

10.3        Expense Reimbursement. Notwithstanding anything to the contrary herein or in any contract previously entered into by any of the parties hereto, without limiting any other rights and remedies available to the Seller or the Company hereunder, in the event this Agreement is terminated:

(a)           by the Seller’s Representative pursuant to Section 10.1(d) or 10.1(g) in either case at a time when each of (A) (x) the conditions specified in “Conditions Precedent to Closing” of Exhibit A of the Debt Commitment Letter were satisfied or would have been capable of being satisfied and there has not been a Specified Failure or (y) Buyer determines in good faith that an alternative Replacement Credit Facility with commitments available to the Company on the Closing Date of not less than $85,000,000 and the amount available to be drawn on the Closing Date shall be not less than the amount required pursuant to Section 3.4(c) (and not later than the Termination Date) on terms no less favorable than those contained in the Debt Commitment Letter and (B) this Agreement was not terminable by the Buyer pursuant to Section 10.1(f) (whether or not actually terminated by the Buyer pursuant to Section 10.1(f)),

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(b)           by either the Seller’s Representative or the Buyer pursuant to Section 10.1(b) or 10.1(e) at a time when this Agreement could have been validly terminated by the Seller’s Representative pursuant to Section 10.1(d) or 10.1(g) (in the case of Section 10.1(g), regardless of whether the Seller’s Representative actually terminated within the three (3) Business Day period set forth therein) and in either case at a time when each of (A) (x) the conditions specified in “Conditions Precedent to Closing” of Exhibit A of the Debt Commitment Letter were satisfied or would have been capable of being satisfied and there has not been a Specified Failure or (y) Buyer determines in good faith that an alternative Replacement Credit Facility with commitments available to the Company on the Closing Date of not less than $85,000,000 and the amount available to be drawn on the Closing Date shall be not less than the amount required pursuant to Section 3.4(c) (and not later than the Termination Date) on terms no less favorable than those contained in the Debt Commitment Letter and (B) this Agreement was not terminable by the Buyer pursuant to Section 10.1(f) (whether or not actually terminated by the Buyer pursuant to Section 10.1(f)), then in the case of a termination specified (and not excluded by) clause (a) or (b) of this Section 10.3, within three (3) Business Days after such termination, the Buyer shall pay or cause to be paid to the Company an amount equal to the lesser of (x) the out-of-pocket expenses incurred by or on behalf of the Company, the Company Subsidiaries and the Seller in connection with the authorization, preparation, negotiation, execution and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby and (y) $333,333, by wire transfer of immediately available funds to an account designated in writing by the Company; provided, that if the Buyer or its Subsidiaries does not have available to them cash or cash equivalents in such amount outside of the Trust Account, then (1) the Buyer shall pay or cause to be paid to the Company, by wire transfer of immediately available funds to an account designated in writing by the Company, all cash and cash equivalents held by the Buyer or such Subsidiary outside of its Trust Account and (2) the Sponsors shall transfer to the Company a number of Founder Shares with a value (based on the Buyer Share Issue Price) equal to the excess of (x) $500,000 over (y) the amount of cash paid to the Company in accordance with the foregoing clause (1); or

(c)           by the Buyer pursuant to Section 10.1(f)(ii), then within three (3) Business Days after consummation of a Business Combination (other than a Business Combination relating to the Company) by the Buyer, then the Buyer shall pay or cause to be paid to the Company, by wire transfer of immediately available funds to an account designated in writing by the Company, $150,000 in cash; provided, that if the Buyer or its Subsidiaries does not have available to them cash or cash equivalents in such amount at or within three (3) Business Days after the consummation of such Business Combination, then (1) the Buyer shall pay or cause to be paid to the Company, by wire transfer of immediately available funds to an account designated in writing by the Company, all cash and cash equivalents held by the Buyer or such Subsidiary and (2) the Sponsors shall transfer to the Company a number of Founder Shares with a value (based on the Buyer Share Issue Price) equal to the excess of (x) $200,000 over (y) the amount of cash paid to the Company in accordance with the foregoing clause (1).

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Article 11

NO SURVIVAL

11.1        No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, this Section 11.1 nor anything else in this Agreement to the contrary shall limit (a) the survival of any covenant or agreement of the parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms or (b) any claim with respect to Fraud in the making of the representations and warranties in Article 4, Article 5 or Article 6, as applicable. Nothing in this Section 11.1 shall limit or prohibit the rights of Buyer to pursue recoveries under any representation and warranty insurance policy.

Article 12

MISCELLANEOUS

12.1        Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided that if the Closing occurs, all Transaction Expenses shall be paid by the Buyer or a Subsidiary thereof (including the Surviving Company).

12.2        Amendment. Except as otherwise provided in Section 12.23 hereof, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

12.3        Entire Agreement. This Agreement including the Schedules and Exhibits attached hereto (which are deemed for all purposes to be part of this Agreement), the Ancillary Agreements and the Confidentiality Agreement contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the businesses and operations of the Company and the Company Subsidiaries and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their Representatives, oral or written, respecting such subject matter. The parties have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter hereof exclusively in contract pursuant to the express terms and provisions of this Agreement and the Ancillary Agreements and the parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement or the Ancillary Agreements. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; the parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of ordinary parties in an arm’s-length transaction.

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12.4        Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

12.5           Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (a) in writing and served by personal delivery upon the party for whom it is intended, (b) delivered by facsimile or electronic mail with receipt confirmed (including by receipt of confirmatory electronic mail from recipient), or (c) delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:

If to the Seller or, prior to the Closing, the Company or the Company Subsidiaries:

Infrastructure and Energy Alternatives, LLC
c/o GFI Energy Group of Oaktree Capital Management, L.P.

11611 San Vicente Boulevard, Suite 710

Los Angeles, CA 90049

Attention:	Ian Schapiro

Peter Jonna

Fax:	(310) 442-0540
Email:	ischapiro@oaktreecapital.com

pjonna@oaktreecapital.com

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064

Attention:	Kenneth M. Schneider

Ellen N. Ching

Facsimile:	(212) 757-3990

Email:	kschneider@paulweiss.com

eching@paulweiss.com

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If to the Buyer, Merger Sub I, Merger Sub II LLC or, after the Closing, the Company or the Company Subsidiaries:

c/o M-III Partners, LP
3 Columbus Circle
New York, New York 10019

Attention:	Mohsin Y. Meghji
Facsimile:	(212) 531-4532

Email:	mmeghji@miiipartners.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654

Attention:	Richard J. Campbell, P.C.

Carol Anne Huff

Facsimile:	(312) 862-2200
Email:	richard.campbell@kirkland.com

chuff@kirkland.com

- and -

M-III Partners, LP
3 Columbus Circle
New York, New York 10019

Attention:	Charles Garner
Facsimile:	(212) 531-4532

Email:	cgarner@miiipartners.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 12.5.

12.6        Exhibits and Schedules.

(a)          Any matter, information or item disclosed in the Company Disclosure Schedules or Buyer Disclosure Schedules, as applicable, delivered under any specific representation, warranty or covenant or Section number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement in respect of which such disclosure is reasonably apparent on the face of such disclosure. The inclusion of any matter, information or item in the Company Disclosure Schedules or Buyer Disclosure Schedules shall not be deemed to constitute an admission of any liability by the Seller or the Company or the Buyer (as the case may be) to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

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(b)          The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

12.7        Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing, and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

12.8        Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement. Any purported assignment in violation of this Section 12.8 shall be void.

12.9        No Recourse.

(a)           Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Action for breach of this Agreement may only be made against, the entities that are expressly identified herein as parties to this Agreement, and no Affiliate of the Seller, the Seller’s Representative or the Seller’s, the Seller’s Representative’s or their Affiliates’ respective former, current and future Representatives, successors or assigns that is not a party to this Agreement (collectively, the “Seller Related Parties”) shall have any liability for any liabilities or obligations of the parties hereto for any Action (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith, none of the Buyer, Merger Sub I, Merger Sub II LLC, or after the Closing the Company or the Company Subsidiaries, shall have any right of recovery in respect hereof against any Seller Related Party and no personal liability shall attach to any Seller Related Party through the Seller, the Seller’s Representative or otherwise, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable Law, or otherwise. The provisions of this Section 12.9(a) are intended to be for the benefit of, and enforceable by the Seller Related Parties and each such Person shall be a third-party beneficiary of this Section 12.9(a). This Section 12.9(a) shall be binding on all successors and assigns of the Buyer, Merger Sub I, Merger Sub II LLC, the Company and the Company Subsidiaries. Nothing herein shall limit rights or remedies against a Seller Related Party in connection with or following a claim for Fraud by the Seller or the Company.

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(b)           Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Action for breach of this Agreement may only be made against, the entities that are expressly identified herein as parties to this Agreement, and no Affiliate of the Buyer, Merger Sub I, Merger Sub II LLC or any of the Buyer’s, Merger Sub I’s, Merger Sub II LLC’s or their Affiliates’ respective former, current and future Representatives, successors or assigns that is not a party to this Agreement (collectively, the “Buyer Related Parties”) shall have any liability for any liabilities or obligations of the parties hereto for any Action (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith, none of the Seller, the Seller’s Representative, the Company or the Company Subsidiaries shall have any right of recovery in respect hereof against any Buyer Related Party and no personal liability shall attach to any Buyer Related Party through Buyer, Merger Sub I, Merger Sub II LLC or otherwise, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable Law, or otherwise. The provisions of this Section 12.9(b) are intended to be for the benefit of, and enforceable by the Buyer Related Parties and each such Person shall be a third-party beneficiary of this Section 12.9(b). This Section 12.9(b) shall be binding on all successors and assigns of the Seller, the Seller’s Representative, the Company and the Company Subsidiaries. Nothing herein shall limit rights or remedies against a Buyer Related Party in connection with or following a claim for Fraud by the Buyer.

12.10      Trust Account. The Company, the Seller and the Seller’s Representative acknowledge and agree that monies may be disbursed from the Trust Account only for the purposes and under the circumstances described in the final prospectus of Buyer which was filed with the Securities and Exchange Commission (File No. 333-210817) and dated as of July 7, 2016 (the “Buyer Prospectus”).  For and in consideration of Buyer executing and delivering this Agreement and agreeing to the terms hereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Seller and the Seller’s Representative hereby irrevocably and unconditionally agree that (a) none of such Persons have now and shall not at any time hereafter have any right, title, interest or claim of any kind, regardless of the factual basis of any such claim and regardless of whether such claim is based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Fund Claims”) in or to any monies in the Trust Account or distributions therefrom to the Buyer’s public stockholders, (b) none of the Company, the Seller or the Seller’s Representative shall make any Trust Fund Claim against the Trust Account or distributions therefrom to the Buyer’s public stockholders, and (c) each of the Company and the Seller waives any Trust Fund Claim that any such Person may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any matter with respect to the transactions contemplated hereby and will not seek recourse against the Trust Account or any distributions therefrom to Buyer’s public stockholders for any reason whatsoever (including, without limitation, for an alleged breach of this Agreement). Each of the Company and the Seller agrees that such irrevocable waiver is material to this Agreement and has been specifically relied upon by Buyer Related Parties to induce Buyer to enter in this Agreement, and each of the Company and the Seller further intends and understands such waiver to be valid, binding and enforceable under applicable law. In the event that the Company, the Seller or any Seller Related Party commences any Action based upon, in connection with, relating to or arising out of any matter relating to Buyer, which Action seeks, in whole or in part, relief against the Trust Account or any distributions therefrom to Buyer’s public stockholders, in the form of money damages,, the Buyer shall be entitled to recover from the Seller the associated legal fees and costs in connection with any such Action, in the event that Buyer prevails in such Action. Nothing in this Section 12.9 or any prior agreement between the parties shall limit the right of the Company, the Seller and/or the Seller’s Representative to pursue a claim against the Buyer for legal relief against monies or other assets of Buyer held outside the Trust Account or for specific performance or other equitable relief; and nothing in this Section 12.9 shall limit any claims that the Company, the Seller or the Seller’s Representative may have in the future against the Buyer’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account to the Buyer and any assets that have been purchased or acquired by Buyer with any such funds). The covenants and obligations set forth in this section shall survive the termination of this Agreement for any reason.

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12.11      No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except for (a) the current and former officers, directors and employees of the Company as set forth in Section 7.12, (b) the Affiliates of IEA party to the Affiliate Guarantees as set forth in Section 7.13(b), 7.13(c) or 7.13(d), (c) Seller’s Counsel as set forth in Section 7.14, (d) Buyer’s Counsel as set forth in Section 7.15, (e) the Seller Related Parties and the Company Related Parties as set forth in Sections 12.9, 12.13 and 12.14, as applicable, and (f) the Financing Sources as provided in Section 12.23.

12.12      Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

12.13      Buyer Release.

(a)           From and after the Closing, the Buyer hereby absolutely, unconditionally and irrevocably releases, indemnifies and discharges, and the Buyer shall cause each of its Affiliates (including, following the Closing, the Company and each of the Company Subsidiaries) (the “Buyer Releasors”) to absolutely, unconditionally and irrevocably release, indemnify and discharge the Seller and the Seller Related Parties, from any and all claims, demands, rights, actions, suits, proceedings, liabilities, obligations and causes of action of any kind and nature whatsoever, fixed or contingent, known or unknown, liquidated or unliquidated, that any Buyer Releasor or any Person claiming through or under a Buyer Releasor ever had or now has or hereafter can, shall or may have arising out of, or relating to, the organization, management or operation of the businesses of the Company or any Company Subsidiary relating to any matter, occurrence, action or activity prior to the Closing Date, except for (w) claims based on Fraud, (x) covenants and agreements set forth in this Agreement which contemplate performance after the Closing or otherwise expressly by their terms survive the Closing, each of which will survive in accordance with its terms, (y) the agreements set forth on Section 7.13(a) of the Company Disclosure Schedules and (z) the Ancillary Agreements.

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(b)           Each Buyer Releasor is aware that it may hereafter discover facts in addition to or different from those it now knows or believes to be true with respect to the subject matter of the release provided for in this Section 12.13; however, it is the intention of each Buyer Releasor that such release shall be effective as a full and final accord and satisfactory release of each and every matter specifically or generally referred to in this Section 12.13. In furtherance of this intention, each Buyer Releasor expressly waives and relinquishes any and all claims, rights or benefits that it may have under Section 1542, and any similar provision in any other jurisdiction, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Each Buyer Releasor acknowledges that Section 1542, and any similar provision in any other jurisdiction, if they exist, are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, each Buyer Releasor agrees that the waiver of Section 1542 and any similar provision in any other jurisdiction is a material portion of the releases intended by this Section 12.13, and it therefore intends to waive all protection provided by Section 1542 and any other similar provision in any other jurisdiction. EACH BUYER RELEASOR FURTHER ACKNOWLEDGES THAT IT IS AWARE THAT IT MAY HEREAFTER DISCOVER CLAIMS OR FACTS IN ADDITION TO OR DIFFERENT FROM THOSE IT NOW KNOWS OR BELIEVES TO BE TRUE WITH RESPECT TO THE MATTERS RELEASED HEREIN. NEVERTHELESS, IT INTENDS TO FULLY, FINALLY AND FOREVER RELEASE ALL SUCH MATTERS, AND ALL CLAIMS RELATIVE THERETO, WHICH DO NOW EXIST, MAY EXIST, OR HERETOFORE HAVE EXISTED BETWEEN SUCH PARTY, ON THE ONE HAND, AND THE SELLER OR SELLER RELATED PARTY UNDER THIS SECTION 12.13, ON THE OTHER HAND. IN FURTHERANCE OF SUCH INTENTION, THE RELEASES GIVEN HEREIN SHALL BE AND REMAIN IN EFFECT AS FULL AND COMPLETE GENERAL RELEASES OF ALL SUCH MATTERS, NOTWITHSTANDING THE DISCOVERY OR EXISTENCE OF ANY ADDITIONAL OR DIFFERENT CLAIMS OR FACTS RELATIVE THERETO.

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12.14      Seller Release.

(a)           From and after the Closing, the Seller hereby absolutely, unconditionally and irrevocably releases, indemnifies and discharges, and the Seller shall cause each of its Affiliates (the “Seller Releasors”) to absolutely, unconditionally and irrevocably release, indemnify and discharge, the Company, the Company Subsidiaries and their respective former, current and future Representatives, successors or assigns that is not a party to this Agreement (collectively, the “Company Related Parties”) from any and all claims, demands, rights, actions, suits, proceedings, liabilities, obligations and causes of action of any kind and nature whatsoever, fixed or contingent, known or unknown, liquidated or unliquidated, that the Seller, any of its Affiliates or any Person claiming through or under the Seller or any of its Affiliates ever had or now has or hereafter can, shall or may have arising out of, or relating to, the organization, management or operation of the businesses of the Buyer relating to any matter, occurrence, action or activity prior to the Closing Date, except for (w) any rights to indemnification or advancement of expenses pursuant to the documents set forth in Section 7.12, (x) covenants and agreements set forth in this Agreement which contemplate performance after the Closing or otherwise expressly by their terms survive the Closing, each of which will survive in accordance with its terms, (y) the agreements set forth on Section 7.13(a) of the Company Disclosure Schedules and (z) the Ancillary Agreements.

(b)           Each Seller Releasor is aware that it may hereafter discover facts in addition to or different from those it now knows or believes to be true with respect to the subject matter of the release provided for in Section 12.10 or this Section 12.14; however, it is the intention of each Seller Releasor that such release shall be effective as a full and final accord and satisfactory release of each and every matter specifically or generally referred to in Section 12.10 or this Section 12.14, in each case except as otherwise set forth in such Section. In furtherance of this intention, each Seller Releasor expressly waives and relinquishes any and all claims, rights or benefits that it may have under Section 1542, and any similar provision in any other jurisdiction, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Each Seller Releasor acknowledges that Section 1542, and any similar provision in any other jurisdiction, if they exist, are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, each Seller Releasor agrees that the waiver of Section 1542 and any similar provision in any other jurisdiction is a material portion of the releases intended by Section 12.10 or this Section 12.14, and it therefore intends to waive all protection provided by Section 1542 and any other similar provision in any other jurisdiction. EACH SELLER RELEASOR FURTHER ACKNOWLEDGES THAT IT IS AWARE THAT IT MAY HEREAFTER DISCOVER CLAIMS OR FACTS IN ADDITION TO OR DIFFERENT FROM THOSE IT NOW KNOWS OR BELIEVES TO BE TRUE WITH RESPECT TO THE MATTERS RELEASED HEREIN. NEVERTHELESS, IT INTENDS TO FULLY, FINALLY AND FOREVER RELEASE ALL SUCH MATTERS, AND ALL CLAIMS RELATIVE THERETO, WHICH DO NOW EXIST, MAY EXIST, OR HERETOFORE HAVE EXISTED BETWEEN SUCH PARTY, ON THE ONE HAND, AND ANY COMPANY RELATED PARTY UNDER THIS SECTION 12.14, ON THE OTHER HAND. IN FURTHERANCE OF SUCH INTENTION, THE RELEASES GIVEN HEREIN SHALL BE AND REMAIN IN EFFECT AS FULL AND COMPLETE GENERAL RELEASES OF ALL SUCH MATTERS, NOTWITHSTANDING THE DISCOVERY OR EXISTENCE OF ANY ADDITIONAL OR DIFFERENT CLAIMS OR FACTS RELATIVE THERETO.

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12.15      Governing Law and Jurisdiction. Except as otherwise provided in Section 12.23 hereof, this Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

12.16      Consent to Jurisdiction and Service of Process. Except as otherwise provided in Section 12.23 hereof, any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in the State of Delaware, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

12.17       WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.18      Conveyance Taxes. All sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement (other than any such Taxes relating to the Real Property Spinoff, which shall be borne solely by the Seller) (“Transfer Taxes”) shall constitute Transaction Expenses and be payable by the Surviving Company following the Closing, and the Seller’s Representative and the Buyer shall jointly file all required change of ownership and similar statements.

12.19       Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

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12.20      Seller’s Representative.

(a)           By virtue of the adoption of this Agreement, Oaktree, in its capacity as the Seller’s Representative, is hereby authorized, directed and appointed to act as sole and exclusive agent, attorney-in-fact and representative of the Seller, with full power of substitution with respect to all matters under this Agreement, including determining, giving and receiving notices and processes hereunder, calculating the Estimated Merger Consideration and any adjustment to the Estimated Merger Consideration, calculating the Earnout Shares to which the Seller is entitled, executing and delivering, on behalf of the Seller, any and all documents or certificates to be executed by the Seller in connection with this Agreement and the transactions contemplated hereby, granting any waiver, consent, approval or election, and making any filings with any Governmental Authority, on behalf of the Seller under this Agreement, appointing, in its sole discretion, one or more successor Seller’s Representatives, contesting and settling any and all adjustments pursuant to Section 3.5, resolving any other disputes hereunder, performing the duties expressly assigned to the Seller’s Representative hereunder, and to engage and employ agents and representatives and to incur such other expenses as the Seller’s Representative shall reasonably deem necessary or prudent in connection with the foregoing. The Seller’s Representative shall have the sole and exclusive right on behalf of the Seller to take any action or provide any waiver, or receive any notice with respect to the adjustments pursuant to Section 3.5, and to settle any claim or controversy arising with respect thereto. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Seller’s Representative consistent herewith, shall be absolutely and irrevocably binding on the Seller as if the Seller personally had taken such action, exercised such rights, power or authority or made such decision or determination in the Seller’s individual capacity, and the Seller shall have no right to object, dissent, protest or otherwise contest the same.

(b)           The appointment of the Seller’s Representative as the Seller’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person or Persons to represent the Seller with regard to this Agreement. The appointment of the Seller’s Representative as attorney-in-fact pursuant hereto is coupled with an interest and is irrevocable. The obligations of the Seller pursuant to this Agreement (i) will not be terminated by operation of law, death, mental or physical incapacity, liquidation, dissolution, bankruptcy, insolvency or similar event with respect to the Seller or any proceeding in connection therewith, or in the case of a trust, by the death of any trustee or trustees or the termination of such trust, or any other event, and (ii) shall survive the delivery of an assignment by the Seller of the whole or any fraction of its interest in any payment due to it under this Agreement.

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(c)           The Seller’s Representative hereby accepts the foregoing appointment and agrees to serve as Seller’s Representative, subject to the provisions hereof, for the period of time from and after the date hereof without compensation except for the reimbursement by the Seller of fees and expenses incurred by the Seller’s Representative in its capacity as such. The Company and the Seller’s Representative will, at least two (2) Business Days prior to the Closing Date, direct, by joint written notice(s) to the Buyer, that on the Closing Date an amount equal to $3,000,000 (the “Seller’s Representative Holdback Amount”), shall be paid directly to the Seller’s Representative as designated in such notice, as a fund for the fees and expenses of the Seller’s Representative incurred in connection with this Agreement (the “Seller’s Representative Holdback Account”), with any balance of the Seller’s Representative Holdback Account not used for such purposes (as determined by the Seller’s Representative in good faith) to be paid by the Seller’s Representative to the Seller.

(d)           For all purposes of this Agreement, the Buyer shall be entitled to rely conclusively on the instructions and decisions of the Seller’s Representative as to the determination of any adjustment pursuant to Section 3.5, or any other actions required or permitted to be taken by the Seller’s Representative hereunder or in connection with any of the transactions and other matters contemplated hereby.

(e)           The Seller’s Representative shall not have any liability to the Seller whatsoever with respect to its actions, decisions and determinations, and shall be entitled to assume that all actions, decisions and determinations are fully authorized by the Seller. The Seller shall indemnify and hold harmless the Seller’s Representative, its Affiliates and all of their respective owners, Representatives, successors or assigns from and against any and all Losses incurred or suffered by any such Person resulting from, arising out of or relating or attributable to any and all actions, decisions and determinations taken or made by the Seller’s Representative in connection with this Agreement and the transactions contemplated hereby.

(f)           The Seller’s Representative shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Seller’s Representative may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the Person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The Seller’s Representative may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct the Seller’s Representative on behalf of that party unless written notice to the contrary is delivered to the Seller’s Representative.

(g)           The Seller’s Representative may act pursuant to the advice of counsel with respect to any matter relating to this Agreement, and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

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(h)           Each of the Buyer, Merger Sub I and Merger Sub II LLC hereby agrees that the Seller’s Representative shall not, in its capacity as such, have any liability to the Buyer, Merger Sub I, Merger Sub II LLC or any of their respective Affiliates whatsoever with respect to its actions, decisions or determinations.

(i)           The rights, powers and benefits of the Seller’s Representative under this Agreement shall survive any termination of this Agreement.

12.21      Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

12.22      Interpretation. The parties have participated in the drafting and negotiation of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties thereto and no presumption of burden of proof shall arise favoring or burdening either party by virtue of the authorship of any provision in this Agreement.

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12.23      Financing Source Arrangements. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (a) agrees that it will not bring or support any Person, or permit any of its Affiliates to bring or support any Person, in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Person that has committed or subsequently commits to provide or otherwise enters into agreements in connection with the Debt Financing (the “Financing Sources,” which defined term for the purposes of this provision shall include Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Cadence Bank, N.A., any other lenders and their respective former, current and future Affiliates, equity holders, members, partners, controlling persons, officers, directors, employees, agents, advisors and representatives involved in such Debt Financing) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letter, the Fee Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York State courts located in the Borough of Manhattan within the City of New York; (b) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to the Debt Commitment Letter, the Fee Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (c) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether at law or in equity, in contract, in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letter, THE FEE LETTER or the performance thereof or the financing contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, (i) the Seller, the Seller’s Representative and their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter, the Fee Letter or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise and (ii) no Financing Source shall have any liability (whether in contract, in tort or otherwise) to the Seller, the Seller’s Representative or any of their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter, the Fee Letter or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of this provision and 12.2, 12.15 and 12.16 which cross-reference this Section 23 to the same extent as if the Financing Sources were parties to this Agreement. This Section 12.23, and Sections 12.2, 12.15 and 12.16 may not be amended, modified or supplemented, or any of its provisions waived, without the written consent of the Financing Sources, which consent may be granted or withheld in the sole discretion of the Financing Sources. Nothing contained herein to the contrary shall restrict the Company from pursuing any remedies it has against any Financing Party pursuant to the terms of, or on account of an alleged default by a Financing Party under, the Debt Commitment Letter.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

COMPANY:

IEA ENERGY SERVICES LLC

By:	/s/ John P. Roehm
Name: John P. Roehm
Title: President

SELLER:

INFRASTRUCTURE AND ENERGY ALTERNATIVES, LLC

By:	/s/ John P. Roehm
Name: John P. Roehm
Title: President

SELLER’S REPRESENTATIVE:

OAKTREE POWER OPPORTUNITIES FUND III DELAWARE, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Peter Jonna
Name: Peter Jonna
Title: Authorized Signatory

By:	/s/ Ian Schapiro
Name: Ian Schapiro
Title: Authorized Signatory

[Signature Page –Agreement and Plan of Merger]

BUYER:

M III Acquisition Corp.

By:	/s/ Mohsin Y. Meghji
Name: Mohsin Y. Meghji
Title: Chief Executive Officer

MERGER SUB I:

WIND MERGER SUB I, INC.

By:	/s/ Mohsin Y. Meghji
Name: Mohsin Y. Meghji
Title: Chief Executive Officer

MERGER SUB II LLC:

WIND MERGER SUB II, LLC

By:	/s/ Mohsin Y. Meghji
Name: Mohsin Y. Meghji
Title: Chief Executive Officer

Solely for purposes of Section 10.3, and, to the extent related thereto, Article 12:

M III SPONSOR I LLC,

By:	/s/ Mohsin Y. Meghji
Name: Mohsin Y. Meghji
Title: Managing Member

M III SPONSOR I LP

By:	/s/ Mohsin Y. Meghji
Name: Mohsin Y. Meghji
Title: Managing Member

[Signature Page – Agreement and Plan of Merger]

Exhibit A

Form of Investor Rights Agreement

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

(f/k/a M III ACQUISITION CORP.)

INVESTOR RIGHTS AGREEMENT

DATED AS OF

NOVEMBER 3, 2017

Section 9.7	Construction	22
Section 9.8	Counterparts	22
Section 9.9	Third Party Beneficiaries	22
Section 9.10	Binding Effect	22
Section 9.11	Severability	22
Section 9.12	Adjustments Upon Change of Capitalization	23
Section 9.13	Amendments; Waivers	23
Section 9.14	Actions in Other Capacities	23

INVESTOR RIGHTS AGREEMENT

INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of ______, 2017, (i) by and between Infrastructure and Energy Alternatives, Inc. (f/k/a M III Acquisition Corp.), a Delaware corporation (the “Company”), M III Sponsor I LLC, a Delaware limited liability company, M III Sponsor I LP, a Delaware limited partnership (together, the “Sponsors”) any other Sponsor Affiliated Transferees hereunder who become party hereto in accordance with this Agreement; and (ii) by and among the Company and each of Infrastructure and Energy Alternatives, LLC, a Delaware limited liability company (“Seller”), any other Seller Affiliated Transferees hereunder who become party hereto in accordance with this Agreement (collectively the “Selling Stockholders”) and Oaktree Power Opportunities Fund III Delaware, L.P., a Delaware limited partnership, in its capacity as the representative of the Selling Stockholders (the “GFI Representative”).

WHEREAS, the Company and certain of its Affiliates (as defined herein) have consummated the Mergers (as defined in the Merger Agreement) and the other transactions (collectively, the “Transactions”) contemplated by the Agreement and Plan of Merger, by and among IEA Energy Services LLC, the Company, Wind Merger Sub I, Inc., Wind Merger Sub II, LLC, the Seller, the GFI Representative, as the representative of the Seller, and the Sponsors, solely for purposes of Section 10.3 thereof and, to the extent related thereto, Article 12 thereof (as amended, restated, modified or supplemented from time to time, the “Merger Agreement”);

WHEREAS, after giving effect to such Transactions, Seller owns shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and the Company’s preferred stock, par value $0.0001 per share (the “Preferred Stock”);

WHEREAS, after giving effect to such Transactions, the Sponsors will continue to own shares of the Company’s Common Stock and warrants to purchase shares of the Company’s Common Stock (the “Warrants”);

WHEREAS, the Company, the Selling Stockholders and the GFI Representative desire to provide the GFI Representative on behalf of the Selling Stockholders with certain governance rights and director nomination rights;

WHEREAS, the Selling Stockholders desire to grant a proxy to the GFI Representative; and

WHEREAS, the Company and the Sponsors desire to provide Sponsors with certain governance rights and director nomination rights;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND USAGE

Section 1.1           Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, that any portfolio company of Oaktree Capital Management, L.P. or its Affiliates, that is not a portfolio company of the GFI Representative (or any parallel or successor funds) shall be deemed not to be an “Affiliate” of the GFI Representative to the extent neither the GFI Representative nor any of its portfolio companies nor any officer, director, general partner or managing member of any of the foregoing has any material economic interest in, or exercises any control with respect to, any such portfolio company. For the purposes of this definition, “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Affiliate Transaction” shall have the meaning assigned to such term in Section 3.1(a).

“Agreement” shall have the meaning assigned to such term in the Preamble.

“beneficial ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “beneficially own” and “beneficial owner” shall have correlative meanings. With respect to the Selling Stockholders, beneficial ownership of Common Stock shall exclude any shares of Common Stock issuable upon conversion of the Preferred Stock beneficially owned by the Selling Stockholders, regardless of whether the Preferred Stock is convertible within 60 days of the date of calculation. For the avoidance of doubt, with respect to the Sponsors and any Sponsor Affiliated Transferee, beneficial ownership shall include any Earnout Shares, regardless of whether vested or unvested.

“Board of Directors” means the board of directors of the Company.

“By-Laws” means the by-laws of the Company, as they may be amended, restated or otherwise modified from time to time.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as it may be amended, restated or otherwise modified from time to time.

“Claim” shall have the meaning assigned to such term in Section 6.1.

“Common Stock” shall have the meaning assigned to such term in the Recitals.

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“Company” shall have the meaning assigned to such term in the Preamble.

“Covered Person” shall have the meaning assigned to such term in Section 6.1.

“Designees” shall have the meaning assigned to such term in Section 5.2(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor law or statute, in each case together with the rules and regulations promulgated thereunder.

“GFI Designee” shall have the meaning assigned to such term in Section 5.2(a).

“GFI Representative” shall have the meaning assigned to such term in the Preamble.

“Governmental Entity” means any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof.

“Initial Designees” shall have the meaning assigned to such term in Section 5.1(a).

“Independent Designee” shall have the meaning assigned to such term in Section 5.2(c).

“Other Indemnitors” shall have the meaning assigned to such term in Section 6.6.

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, governmental authority, trust or other entity.

“Preferred Stock” shall have the meaning assigned to such term in the Recitals.

“Sale Transaction” means any (i) direct or indirect acquisition (whether by a purchase, sale, transfer, exchange, issuance, merger, consolidation or other business combination) of shares of capital stock or other securities, in a single transaction or series of related transactions, representing more than fifty percent (50%) of the equity or voting interests of the Company (in each case, including by means of a spin-off, split-off or public offering), (ii) merger, consolidation or other business combination directly or indirectly involving the Company or any of its Subsidiaries representing assets or businesses that constitute or represent more than fifty percent (50%) of the consolidated revenue, consolidated operating income or consolidated assets of the Company and its Subsidiaries, taken as a whole, (iii) reorganization, recapitalization, liquidation or dissolution directly or indirectly involving the Company or any of its Subsidiaries representing more than (50%) of the consolidated revenue, consolidated operating income or consolidated assets of the Company and its Subsidiaries, taken as a whole, in each case which results in any one Person (other than Affiliates of Oaktree Capital Management, L.P.), or more than one Person that are Affiliates or that are acting as a group (as such term is defined in Section 13(d)(3) of the Exchange Act) (excluding Oaktree Capital Management, L.P. and its Affiliates), acquiring direct or indirect ownership of equity securities of the Company or any of its Subsidiaries which, together with the equity securities held by such Person, such Person and its Affiliates or such group, constitutes more than 50% of the total direct or indirect voting power or economic rights of the equity securities of the Company and its Subsidiaries, taken as a whole, (iv) direct or indirect sale, lease, license, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of assets or businesses that constitute or represent more than fifty percent (50%) of the consolidated revenue, consolidated operating income or consolidated assets of the Company and its Subsidiaries, taken as a whole, or (v) other transaction having a similar effect to those described in clauses (i) through (iv).

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“SEC” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“SEC Guidance” means (a) any publicly available written or oral interpretations, questions and answers, guidance and forms of the SEC, (b) any oral or written comments, requirements or requests of the SEC or its staff, (c) the Securities Act and the Exchange Act and (d) any other rules, bulletins, releases, manuals and regulations of the SEC.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Seller” shall have the meaning assigned to such term in the Preamble.

“Seller Affiliated Transferee” means, with respect to any Selling Stockholder, (i) the GFI Representative, (ii) any Affiliate of the GFI Representative and (iii) any executive officer or director of the Company or the Seller as of immediately prior to the date hereof (or any Affiliate or family member thereof or any trust formed for the benefit of any of the foregoing persons) to whom any of the forgoing persons Transfers Common Stock, in each case other than the Company.

“Seller Higher Condition” means that the GFI Representative, together with the Seller Affiliated Transferees, directly or indirectly, beneficially owns at least fifty percent (50%) of the Common Stock beneficially owned by the Seller as of the date hereof, as adjusted for any stock split, stock dividend, reverse stock split, recapitalization, business combination, reclassification or similar event, in each case with such adjustment being determined in good faith by the Board of Directors.

“Seller Minimum Condition” means that the GFI Representative, together with the Seller Affiliated Transferees, directly or indirectly, beneficially owns at least twenty-five percent (25%) of the Common Stock beneficially owned by the Seller as of the date hereof, as adjusted for any stock split, stock dividend, reverse stock split, recapitalization, business combination, reclassification or similar event, in each case with such adjustment being determined in good faith by the Board of Directors.

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“Selling Stockholders” means Seller together with any Seller Affiliated Transferees to whom Seller or any Seller Affiliated Transferee has Transferred Common Stock in accordance with the terms hereof.

“Sponsor Affiliated Transferee” means (i) Mohsin Y. Meghji, (ii) any employee of M-III Partners, LP on the date hereof, (iii) any member of the Board of Directors of M III Acquisition Corp. on the date of (and immediately prior to giving effect to) the consummation of the Mergers, and (iv) any Affiliate or family member of any of the foregoing or any trust formed for the benefit of any of the foregoing persons to whom any of the forgoing persons Transfers Common Stock or Warrants, in each case other than the Company.

“Sponsor Designee” shall have the meaning assigned to such term in Section 5.2(b).

“Sponsor Higher Condition” means that the Sponsors, together with the Sponsor Affiliated Transferees, directly or indirectly, beneficially own at least fifty percent (50%) of the Common Stock (including Earnout Shares) beneficially owned by the Sponsors and their Affiliates as of the date hereof, as adjusted for any stock split, stock dividend, reverse stock split, recapitalization, business combination, reclassification or similar event, in each case with such adjustment being determined in good faith by the Board of Directors.

“Sponsor Minimum Condition” means that the Sponsors, together with the Sponsor Affiliated Transferees, directly or indirectly, beneficially own at least twenty-five percent (25%) of the Common Stock (including Earnout Shares) held by the Sponsors and their Affiliates as of the date hereof, as adjusted for any stock split, stock dividend, reverse stock split, recapitalization, business combination, reclassification or similar event, in each case with such adjustment being determined in good faith by the Board of Directors.

“Sponsors” shall have the meaning assigned to such term in the Preamble.

“Stockholders” shall mean any of the following persons so long as any of them beneficially owns any Common Stock: the Selling Stockholders, the Seller Affiliated Transferees, the Sponsors and the Sponsor Affiliated Transferees.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Transactions” shall have the meaning assigned to such term in the Recitals.

“Transfer” means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law. The terms “Transferred” and “Transferring” have correlative meanings.

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“Voting Securities” means the Common Stock and any other securities of the Company or any Subsidiary of the Company which would entitle the holders thereof to vote with the holders of Common Stock in the election of directors of the Company.

“Warrants” shall have the meaning assigned to such term in the Recitals.

Section 1.2           Interpretation. In this Agreement and in the exhibits hereto, except to the extent that the context otherwise requires:

(a)          the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(b)          defined terms include the plural as well as the singular and vice versa;

(c)          words importing gender include all genders;

(d)          a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and to all statutory instruments or orders made thereunder;

(e)          any reference to a “day” shall mean the whole of such day, being the period of 24 hours running from midnight to midnight;

(f)          references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections, clauses and Exhibits of and to, this Agreement;

(g)          the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and

(h)          unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

ARTICLE II

GFI REPRESENTATIVE

Section 2.1           GFI Representative. The GFI Representative and each of the Selling Stockholders agree as follows:

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(a)          By virtue of the adoption of this Agreement, each Selling Stockholder hereby authorizes, directs and appoints the GFI Representative to act as its sole and exclusive agent, attorney-in-fact and representative, and grants a proxy to the GFI Representative over such Selling Stockholder’s Voting Securities, and hereby constitutes and appoints the GFI Representative as the proxy holder thereof, with full power of substitution with respect to all matters under this Agreement, including (i) determining, giving and receiving notices and processes hereunder, (ii) executing and delivering, on behalf of the Selling Stockholders, any and all documents or certificates to be executed by the Selling Stockholders in connection with this Agreement and the transactions contemplated hereby, (iii) granting any waiver, consent, approval or election, including exercising the consent rights set forth in Section 3.1, (iv) nominating and electing the GFI Designees to the Board of Directors, (v) making any filings with any Governmental Entity, on behalf of the Selling Stockholders under this Agreement, (vi) appointing, in its sole discretion, one or more successor representatives to the GFI Representative, (vii) resolving any disputes hereunder between the Company and the Selling Stockholders, (viii) performing the duties expressly assigned to the GFI Representative hereunder, and (ix) engaging and employing agents and representatives and incurring such other expenses as the GFI Representative shall reasonably deem necessary or prudent in connection with the foregoing. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the GFI Representative consistent herewith, shall be absolutely and irrevocably binding on each Selling Stockholder as if such Selling Stockholder personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Selling Stockholder’s individual capacity, and no Selling Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(b)          The appointment of the GFI Representative as each Selling Stockholder’s attorney-in-fact revokes any power of attorney or proxy heretofore granted that authorized any other Person or Persons to represent such Selling Stockholder with regard to this Agreement. The appointment of the GFI Representative as attorney-in-fact and the grant to the GFI Representative of a proxy hereto is coupled with an interest and is irrevocable. The obligations of each Selling Stockholder pursuant to this Agreement (i) will not be terminated by operation of law, death, mental or physical incapacity, liquidation, dissolution, bankruptcy, insolvency or similar event with respect to such Selling Stockholder or any proceeding in connection therewith, or in the case of a trust, by the death of any trustee or trustees or the termination of such trust, or any other event, and (ii) shall survive the delivery of an assignment by any Selling Stockholder of the whole or any fraction of its interest in any payment due to it under this Agreement.

(c)          The GFI Representative hereby accepts the foregoing appointment and agrees to serve as the GFI Representative, subject to the provisions hereof, for the period of time from and after the date hereof without compensation except for the reimbursement by the Selling Stockholders of fees and expenses incurred by the GFI Representative in its capacity as such.

(d)          For all purposes of this Agreement, the Company shall be entitled to rely conclusively on the instructions and decisions of the GFI Representative as to any other actions required or permitted to be taken by the GFI Representative hereunder or in connection with any of the transactions and other matters contemplated hereby.

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(e)          The GFI Representative shall not have any liability to the Selling Stockholders whatsoever with respect to its actions, decisions and determinations, and shall be entitled to assume that all actions, decisions and determinations are fully authorized by each and every one of the Selling Stockholders. The Selling Stockholders shall indemnify and hold harmless the GFI Representative, its Affiliates and all of their respective owners, representatives, successors or assigns from and against any and all losses incurred or suffered by any such Person resulting from, arising out of or relating or attributable to any and all actions, decisions and determinations taken or made by the GFI Representative in connection with this Agreement and the transactions contemplated hereby.

(f)          The GFI Representative shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The GFI Representative may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the Person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The GFI Representative may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct the GFI Representative on behalf of that party unless written notice to the contrary is delivered to the GFI Representative.

(g)          The GFI Representative may act pursuant to the advice of counsel with respect to any matter relating to this Agreement, and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

(h)          The Company hereby agrees that the GFI Representative shall not, in its capacity as such, have any liability to the Company, or any of its Affiliates whatsoever with respect to its actions, decisions or determinations.

ARTICLE III

APPROVAL AND CONSULTATION OF CERTAIN MATTERS

Section 3.1           GFI Representative Approval Rights. The Company agrees with the GFI Representative and the Selling Stockholders, that, for so long as the Seller Higher Condition is satisfied, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly (whether by merger, consolidation, amendment of this Agreement or otherwise) without the prior written approval of the GFI Representative,

(a)          enter, amend, supplement, waive or otherwise modify the terms of any transaction or agreement between the Company or any of its Subsidiaries, on the one hand, and any Sponsor, any Affiliate of any Sponsor (including any Sponsor Affiliated Transferee) or any Affiliate of the Company, on the other hand (an “Affiliate Transaction”), other than the exercise of any rights under any agreements as set forth on Schedule A attached hereto (without giving effect to any amendment, supplement, waiver or other modification executed after the date hereof);

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(b)          hire or remove the Chief Executive Officer or any other executive officer of the Company or its Subsidiaries or

(c)          except as set forth in Section 5.2(d), increase or decrease the size of the Board of Directors.

Section 3.2           Sponsor Approval Rights. The Company agrees with Sponsors that, for so long as the Sponsor Higher Condition is satisfied, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly (whether by merger, consolidation, amendment of this Agreement or otherwise) without the prior written approval of the Sponsors:

(a)          enter into, amend, supplement, waive or otherwise modify the terms of any transaction or agreement between the Company or any of its Subsidiaries, on the one hand, and any Selling Stockholders described in clauses (i) and (ii) of the definition of Seller Affiliated Transferee, the GFI Representative or their respective Affiliates, on the other hand or any other Affiliate Transaction (provided that any transaction between the Company, on the one hand, and a Person that would be an Affiliate of the GFI Representative but for the proviso contained in the definition of “Affiliate” shall be deemed to be an Affiliate Transaction requiring such approval unless it meets the requirements in either the succeeding clause (x) or (y)), other than (x) transactions and agreements between the Company or any of its Subsidiaries and Affiliates of the GFI Representative who are engaged on an arm’s-length basis to provide goods or services on construction projects undertaken by the Company or any of its Subsidiaries for customers to the extent that such goods and services, in the reasonable judgment of the Company, could not be obtained from an unaffiliated third party at materially lower prices while maintaining at least the same quality and (y) the exercise of any rights under any agreements as set forth on Schedule B attached hereto (without giving effect to any amendment, supplement, waiver or other modification executed after the date hereof);

(b)          hire or remove the Chief Executive Officer or any other executive officer of the Company or its Subsidiaries or

(c)          except as set forth in Section 5.2(d), increase or decrease the size of the Board of Directors.

ARTICLE IV

TRANSFER

Section 4.1           Selling Stockholder Transfers and Joinders. The Selling Stockholders agree among themselves and with the GFI Representative that, unless waived in writing by the GFI Representative (in which case the holdings of such transferee shall not be included for purposes of determining whether the Seller Higher Condition or the Seller Minimum Condition is satisfied), if a Selling Stockholder effects any Transfer of Common Stock to a Seller Affiliated Transferee, such Seller Affiliated Transferee shall, if not a party hereto, within five (5) days of such Transfer, execute and deliver to the Company and the other parties hereto a joinder to this Agreement, in form and substance reasonably acceptable to the GFI Representative, in which such Seller Affiliated Transferee agrees to be an “Selling Stockholder” for all purposes of this Agreement, including Section 2.1 hereof, and which provides that such Seller Affiliated Transferee shall be bound by and shall fully comply with the terms of this Agreement.

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Section 4.2           Sponsor Transfers and Joinders. The Sponsors agree among themselves and with the Sponsor Affiliated Transferees that, unless waived in writing by the Sponsors (in which case the holdings of such transferee shall not be included for purposes of determining whether the Sponsor Higher Condition or the Sponsor Minimum Condition is satisfied), if a Sponsor or any Sponsor Affiliated Transferee effects any Transfer of Common Stock to a Sponsor Affiliated Transferee, such Sponsor Affiliated Transferee shall, if not a party hereto, within five (5) days of such Transfer, execute and deliver to the Company and the other parties hereto a joinder to this Agreement, in form and substance reasonably acceptable to the Sponsors, in which such Sponsor Affiliated Transferee agrees to be a “Sponsor Affiliated Transferee” for all purposes of this Agreement, and which provides that such Sponsor Affiliated Transferee shall be bound by and shall fully comply with the terms of this Agreement.

ARTICLE V

BOARD REPRESENTATION

Section 5.1           Composition of Initial Board.

(a)          The Company agrees with the Sponsors and the Company agrees with the GFI Representative that the Company shall take all reasonable actions within its control to cause the Board of Directors to be comprised of seven (7) directors, who shall be divided into three (3) classes of directors in accordance with the terms of the Certificate of Incorporation. As of the date hereof, the seven (7) directors shall be divided into three (3) classes as follows (such persons, the “Initial Designees”)12:

(i)          the Class I directors shall include John Paul Roehm (during such time as he serves as Chief Executive Officer of the Company), and [________________], whose term shall expire at the Annual Meeting of Stockholders held in 2019;

[1]	To the extent the Company does not hold its annual meeting as part of the Special Meeting, at closing the directors shall be assigned to the following classes: the Class III directors listed will instead be Class I directors, be re-nominated and stand for re-election at the 2018 Annual Meeting, the Class II Directors shall be Class III directors with terms expiring at the 2020 Annual Meeting and the Class I Directors shall be Class II directors with terms expiring at the 2019 meeting. The Sponsors and the GFI Representative will have the right to nominate the Class I Directors at the 2018 Annual Meeting, as applicable, for an additional three year term, which shall constitute an Initial Term hereunder.
[2]	Each of M3 and Oaktree will designate an additional Class II director and both parties will mutually agree on an independent Class I director and an independent Class II director, in each case to be appointed at closing. Additionally, to the extent an 8th director is needed at closing, Oaktree and M3 to mutually agree on appointee.

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(ii)         the Class II directors shall include [________________], [________________], who shall be a Sponsor Designee hereunder, and [________________], who shall be a GFI Designee hereunder, in each case, whose term shall expire at the Annual Meeting of Stockholders held in 2020; and

(iii)        the Class III directors shall include Mohsin Meghji, who shall be a Sponsor Designee hereunder and Ian Schapiro, who shall be a GFI Designee hereunder, in each case, whose term shall expire at the Annual Meeting of Stockholders held in 2021.

(b)          The Company agrees with the Sponsors and the Company agrees with the GFI Representative that the Company shall not, so long as either (i) the Sponsors and the GFI Representative, as applicable, are entitled to designate at least one Designee or (ii) the Sponsors or the GFI Representative, as applicable, have an Initial Designee who is serving such person’s Initial Term (as defined herein) without the Sponsor’s consent or the GFI Representative’s consent, as applicable, amend its Certificate of Incorporation or by-laws, pass any resolution or take any action with the effect of de-staggering the Company’s Board of Directors, providing for a voting standard in the election of directors other than plurality voting or providing for the establishment of any classes of directors inconsistent with Section 5.1(a).

(c)          Subject to Section 7.1, each of the Sponsors and the Sponsor Affiliated Transferees agrees with the Company, and the GFI Representative and each of the Selling Stockholders agrees with the Company, that such party will not take any action in their capacities as stockholders (including voting their Common Stock, granting proxies, providing written consents or proposing any stockholder proposal), to amend the Company’s Certificate of Incorporation or by-laws or take any action with the effect of de-staggering the Company’s Board of Directors, providing for a voting standard in the election of directors other than plurality voting or providing for the establishment of any classes of directors inconsistent with Section 5.1(a).

(d)          For the avoidance of doubt, Section 5.1(a) is applicable solely to the initial composition of the Board of Directors (the “Initial Board”) and the initial term with respect to which each director on the Initial Board serves (such director’s “Initial Term”), except that, subject to the Certificate of Incorporation, a director shall remain a member of the class of directors to which he or she was assigned in accordance with Section 5.1(a).

Section 5.2           Nominees.

(a)          The Company agrees with the GFI Representative that the GFI Representative shall have the right to nominate the number of persons for election to the Board of Directors and the Company shall take all reasonable actions within its control to cause to be nominated for election to the Board of Directors, and to cause to continue in office, at any given time, unless waived by the GFI Representative, a number of individuals designated by the GFI Representative (each, a “GFI Designee”) equal to:

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(i)          for so long as the Seller Higher Condition is satisfied, two directors (together with any additional designees pursuant to Section 5.2(g)); and

(ii)         for so long as the Seller Higher Condition is not satisfied but the Seller Minimum Condition is satisfied, one director. No reduction in the beneficial ownership of the GFI Representative shall shorten the term of any GFI Designee during the applicable Initial Term and any such GFI Designee shall in any event be entitled to serve the remainder of such GFI Designee’s Initial Term.

(b)          The Company agrees with the Sponsors that Sponsors shall have the right to nominate for election to the Board of Directors the number of individuals set forth below and the Company shall take all reasonable actions within its control to cause to be nominated for election to the Board of Directors, and to cause to continue in office, at any given time, unless waived by the Sponsors, a number of individuals designated by the Sponsors (each, a “Sponsor Designee”) equal to:

(i)          for so long as the Sponsor Higher Condition is satisfied, two directors (together with any additional designees pursuant to Section 5.2(g)); and

(ii)         for so long as either (A) the Sponsor Higher Condition is not satisfied but the Sponsor Minimum Condition is satisfied or (B) if (x) the Sponsor Minimum Condition is not satisfied and (y) all of the Earnout Shares (as defined in the Founder Shares Amendment Agreement) have not fully vested or expired without vesting, one director. No reduction in the beneficial ownership of the Sponsors shall shorten the term of any Sponsor Designee during the applicable Initial Term and any such Sponsor Designee shall in any event be entitled to serve the remainder of such Sponsor Designee’s Initial Term.

(c)          The Company agrees with the Sponsors and the Company agrees with the GFI Representative that the Board of Directors shall include not less than three directors who shall qualify as independent directors pursuant to SEC Guidance and the rules of the applicable stock exchange (each, an “Independent Designee” and together with the GFI Designees and the Sponsor Designees, the “Designees”).

(d)          If at any time, the Board of Directors does not include three directors who qualify as independent directors pursuant to applicable SEC Guidance and the rules of the applicable stock exchange, the size of the Board of Directors shall be expanded so as to permit the appointment of the required Independent Designees and such vacancies shall be filled in accordance with Section 5.2(g).

(e)          The Company agrees with the Sponsors and the Company agrees with the GFI Representative that, for so long as he serves as the Chief Executive Officer of the Company, John Paul Roehm shall be included as a member of the Board of Directors; provided that John Paul Roehm shall cease to be included as a member of the Board of Directors immediately upon his ceasing to serve as Chief Executive Officer of the Company (with it being understood that the Board of Directors may, in its sole discretion, elect to nominate John Paul Roehm to serve as his successor to the extent permissible under the By-Laws of the Company then in effect).

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(f)          The Company agrees with the Sponsors that, (i) during his Initial Term, for so long as the Sponsors or any Sponsor Affiliated Transferee, directly or indirectly beneficially owns any Common Stock, and (ii) thereafter, for so long as the Sponsors have the right to designate any Sponsor Designees pursuant to this Section 5, Mohsin Y. Meghji shall be the Chairman of the Board of Directors; provided that Mohsin Y. Meghji shall cease to be the Chairman of the Board of Directors immediately after the period described in the foregoing clause (i) or (ii), as applicable (with it being understood that the Board of Directors may, in its sole discretion, elect to nominate Mohsin Y. Meghji to serve as his successor to the extent permissible under the By-Laws of the Company then in effect).

(g)          The Company agrees with the Sponsors and the Company agrees with the GFI Representative that, in the event (i) the number of directors on the Board of Directors is increased (which increase shall be subject to Section 3.1(c) and/or Section 3.2(c)) or (ii) the Selling Stockholders’ or Sponsors’ and the Sponsor Affiliated Transferees’, as applicable, aggregate direct or indirect beneficial ownership of Common Stock is increased after the date hereof, the number of directors the GFI Representative or Sponsors, as applicable, is entitled to designate pursuant to Section 5.2(a) or Section 5.2(b), as applicable shall be increased (but not decreased) proportionally so that the percentage of directors the GFI Representative or Sponsors, as applicable, is entitled to designate is proportional to the direct or indirect beneficial ownership of the GFI Representative and the Seller Affiliated Transferees or the Sponsor and Sponsor Affiliated Transferees, as applicable (for such purposes, rounding up to the next whole director); provided that, in no event, will either the GFI Representative or the Sponsors be entitled to nominate a majority of the Board of Directors unless the GFI Representative’s (including the Seller Affiliated Transferees) or the Sponsors’ (including the Sponsor Affiliated Transferees), as applicable, direct and indirect beneficial ownership constitutes a majority of the outstanding Voting Securities. Any additional nominees to which such persons are entitled under this Section 5.2(g) shall qualify as independent directors pursuant to SEC Guidance and the rules of the applicable stock exchange to the extent necessary for the Company to comply with such rules and regulations.

(h)          Without limiting the generality of the foregoing, the Company agrees with the Sponsors and the Company agrees with the GFI Representative and the Selling Stockholders to include the Designees in the slate of nominees recommended by the Board of Directors and to use its reasonable best efforts to cause the election of each such Designee to the Board of Directors, including nominating each such Designee to be elected as a director, recommending such Designee’s election and soliciting proxies or consents in favor thereof, in each case subject to applicable law.

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(i)          Notwithstanding anything to the contrary in this ARTICLE V, (i) for so long as the Seller Minimum Condition is satisfied, each Sponsor Designee shall require the approval of the GFI Representative (which approval shall not be unreasonably withheld, conditioned or delayed), unless such nominee is an investment professional and a bona fide officer or employee of one of the Sponsors or their respective managing members, general partners or management companies, and (ii) for so long as the Sponsor Minimum Condition is satisfied, each GFI Designee shall require the approval of the Sponsors (which approval shall not be unreasonably withheld, conditioned or delayed), unless such nominee is an investment professional and an officer or employee of Oaktree Capital Management, L.P.

(j)          In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of any director who was a GFI Designee or Sponsor Designee, the Company agrees to take at any time and from time to time all actions necessary to cause the vacancy created thereby to be filled as promptly as practicable by a new GFI Designee or Sponsor Designee, as applicable (with respect to the applicable Initial Term only, regardless of the GFI Representative’s or Sponsors’ beneficial ownership of the Company Common Stock at the time of such vacancy).

(k)          Unless waived by a majority of the Board of Directors excluding the GFI Designees (in the case of removal of a GFI Designee) or the Sponsor Designees (in the case of removal of a Sponsor Designee), as applicable, if the number of directors entitled to be designated as GFI Designees or Sponsor Designees, as applicable, pursuant to Section 5.2(a) and/or Section 5.2(b), as applicable, decreases, the Stockholders shall take reasonable actions to cause a sufficient number of GFI Designees or Sponsor Designees, as applicable, to resign from the Board of Directors as promptly as possible, such that the number of GFI Designees or Sponsor Designees, as applicable, after such resignation(s) equals the number of directors the GFI Representative or the Sponsors, as applicable, would have been entitled to designate pursuant to Section 5.2(a) and/or Section 5.2(b), as applicable. Any vacancies created by such resignation may remain vacant until the next annual meeting of stockholders or filled by a majority vote of the remaining Board of Directors in accordance with the Certificate of Incorporation. Notwithstanding the foregoing, such GFI Designee(s) or Sponsor Designee(s), as applicable, need not resign from the Board of Directors at or prior to the end of such director’s term if such director(s) is a member of the Initial Board and has not yet completed such director(s) Initial Term.

Section 5.3           Committees.

(a)          The Company agrees with the GFI Representative that it shall take all reasonable actions to cause to be appointed to any committee of the Board of Directors, unless waived by the GFI Representative, at least one GFI Designee (if any), to the extent such director is permitted to serve on such committees under SEC Guidance and the rules of any applicable stock exchange and for so long as the Seller Higher Condition is satisfied; and

(b)          The Company agrees with the Sponsors that it shall take all reasonable actions to cause to be appointed to any committee of the Board of Directors, unless waived by the Sponsors, at least one Sponsor Designee (if any), to the extent such director is permitted to serve on such committees under SEC Guidance and the rules of any applicable stock exchange, until such time as the Earnout Shares (as defined in the Founder Shares Amendment Agreement) have fully vested or expired without vesting, in each case pursuant to the Founder Shares Amendment Agreement, whichever is earlier.

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(c)          It is understood by the parties hereto that the GFI Representative and the Sponsors shall not have any obligation to appoint a GFI Designee or Sponsor Designee, as applicable, to any committee of the Board of Directors and any failure to exercise such right in this section in a prior period shall not constitute any waiver of such right in a subsequent period.

(d)          The Company agrees with the GFI Representative and the Company agrees with the Sponsors that during the period from the date hereof until December 31, 2019, the Company shall establish and maintain an investment committee of the Board (the “Investment Committee”), the approval of which shall be required for the Company or its Subsidiaries to purchase, rent, license exchange or otherwise acquire any assets (including securities). The Investment Committee shall consist of three Directors, including (so long as such designees are entitled to serve on the Board) two Sponsor Designees and one GFI Designee.

Section 5.4           Subsidiaries. The Company shall cause its Subsidiaries not to take any action that, if taken by the Company, would require the approval of the Board of Directors unless such action by such Subsidiary has been approved by the Board of Directors in accordance with the terms of this Agreement as would be applied to the Company.

ARTICLE VI

INDEMNIFICATION

Section 6.1           Right to Indemnification. The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, the GFI Representative, each Stockholder, their respective Affiliates (other than the Company and its Subsidiaries) and direct and indirect partners (including partners of partners and stockholders and members of partners), members, stockholders, managers, directors, officers, employees and agents and each Person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (the “Covered Persons”) from and against any and all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) sustained or suffered by any such Covered Person based upon, relating to, arising out of, or by reason of any third party or governmental claims relating to such Covered Person’s status as a stockholder or controlling person of the Company (including any and all losses, claims, damages or liabilities under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, which relate directly or indirectly to the registration, purchase, sale or ownership of any equity securities of the Company or to any fiduciary obligation owed with respect thereto), including in connection with any third party or governmental action or claim relating to any action taken or omitted to be taken or alleged to have been taken or omitted to have been taken by any Covered Person as a stockholder or controlling person, including claims alleging so-called control person liability or securities law liability (any such claim, a “Claim”).

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Section 6.2           Prepayment of Expenses. To the extent not prohibited by applicable law, the Company shall pay the expenses (including reasonable attorneys’ fees) incurred by a Covered Person in defending any Claim in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of such Claim shall be made only upon receipt of an undertaking by such Covered Person to repay all amounts advanced if it should be ultimately determined that such Covered Person is not entitled to be indemnified under this ARTICLE VI or otherwise.

Section 6.3           Claims. If a claim for indemnification or advancement of expenses under this ARTICLE VI is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Company, such Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 6.4           Nonexclusivity of Rights. The rights conferred on any Covered Person by this ARTICLE VI shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation or By-Laws or any agreement, vote of stockholders or disinterested directors or otherwise.

Section 6.5           Other Sources. Subject to Section 6.6, the Company’s obligation, if any, to indemnify or to advance expenses to any Covered Person shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from any other Person.

Section 6.6           Indemnitor of First Resort. The Company hereby acknowledges that the Covered Persons may have certain rights to advancement and/or indemnification by the Selling Stockholders or their Affiliates or the Sponsors or their Affiliates, as applicable (in each case, other than the Company and collectively, the “Other Indemnitors”). In all events, (i) the Company hereby agrees that it is the indemnitor of first resort (i.e., its obligation to a Covered Person to provide advancement and/or indemnification to such Covered Person are primary and any obligation of the Other Indemnitors (including any Affiliate thereof other than the Company) to provide advancement or indemnification hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter), or any obligation of any insurer of the Other Indemnitors to provide insurance coverage, for the same expenses, liabilities, judgments, penalties, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, liabilities, judgments, penalties, fines and amounts paid in settlement) incurred by such Covered Person are secondary and (ii) if any Other Indemnitor (or any Affiliate thereof, other than the Company) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter) with such Covered Person, then (x) such Other Indemnitor (or such Affiliate, as the case may be) shall be fully subrogated to all rights of such Covered Person with respect to such payment and (y) the Company shall fully indemnify, reimburse and hold harmless such Other Indemnitor (or such other Affiliate, as the case may be) for all such payments actually made by such Other Indemnitor (or such other Affiliate, as the case may be).

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ARTICLE VII

TERMINATION

Section 7.1           Term. The terms of this Agreement shall terminate, and be of no further force and effect, upon notice to the Company and the other parties hereto:

(a)          other than with respect to Section 5.1(c), with respect to all of the Sponsors and Sponsor Affiliated Transferees, (i) upon the consent of the Sponsors; or (ii) at such time as (A) the Sponsors cease to have any rights pursuant to Section 3 hereof, (B) the Sponsors cease to have the right to designate any Sponsor Designees pursuant to Section 5 hereof and (C) no Sponsor Designee remains on the Board of Directors;

(b)          other than with respect to Section 5.1(c), with respect to all of the Selling Stockholders and the GFI Representative, (i) upon the consent of the GFI Representative; or (ii) at such time as (A) the GFI Representative ceases to have any rights pursuant to Section 3 hereof, (B) the GFI Representative ceases to have the right to designate any GFI Designees pursuant to Section 5 hereof and (C) no GFI Designee remains on the Board of Directors;

(c)          with respect to each Selling Stockholder, (i) if such Selling Stockholder has Transferred all (but not less than all) of its Common Stock or has ceased to be a Seller Affiliated Transferee or (ii) upon termination pursuant to clause (b) above;

(d)          with respect to each Sponsor Affiliated Transferee,(i) if such Sponsor Affiliated Transferee has Transferred all (but not less than all) of its Common Stock or has ceased to be a Sponsor Affiliated Transferee or (ii) upon termination pursuant to clause (a) above;

(e)          with respect to Section 5.1(c), (i) with respect to any party, with consent by each of the Company, the Sponsors and the GFI Representative, (ii) with respect to the GFI Representative, so long as the Sponsors, are entitled to designate at least one Designee or any of their respective Initial Designees are serving their Initial Terms or (iii) with respect to the Sponsors, so long as the GFI Representative is entitled to designate at least one Designee or any of their respective Initial Designees are serving their Initial Terms; and

(f)          upon the consummation of a Sale Transaction.

17

Section 7.2           Survival. If this Agreement is terminated pursuant to Section 7.1, with respect to the applicable parties only, this Agreement shall become void and of no further force and effect with respect to such parties, except for: (i) the provisions set forth in this Section 7.2, ARTICLE VI, and ARTICLE IX and (ii) the rights of the Stockholders with respect to the breach of any provision hereof by the Company prior to such termination, which shall, in each case of clauses (i) and (ii), survive the termination of this Agreement.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

Section 8.1           Representations and Warranties of Stockholders. Each Stockholder individually represents and warrants to the Company that (a) such Stockholder is duly authorized to execute, deliver and perform this Agreement; (b) this Agreement has been duly executed by such Stockholder and is a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms; and (c) the execution, delivery and performance by such Stockholder of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both would constitute) a default under any agreement to which such Stockholder is a party or, if such Stockholder is an entity, the organizational documents of such Stockholder.

Section 8.2           Representations and Warranties of the Company. The Company represents and warrants to each of the Stockholders that (a) the Company is duly authorized to execute, deliver and perform this Agreement; (b) this Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; and (c) the execution, delivery and performance by the Company of this Agreement does not violate or conflict with or result in a breach by the Company of or constitute (or with notice or lapse of time or both would constitute) a default by the Company under the Certificate of Incorporation or By-Laws, any existing applicable law, rule, regulation, judgment, order, or decree of any Governmental Entity exercising any statutory or regulatory authority of any of the foregoing, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or Affiliates or any of their respective properties or assets, or any agreement or instrument to which the Company or any of its Subsidiaries or Affiliates is a party or by which the Company or any of its Subsidiaries or Affiliates or any of their respective properties or assets may be bound.

ARTICLE IX

MISCELLANEOUS

Section 9.1           Entire Agreement. This Agreement, together with documents contemplated hereby, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof.

18

Section 9.2           Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other actions as may be required by law or reasonably necessary to effectively carry out the intent and purposes of this Agreement.

Section 9.3           Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, (b) sent by facsimile, overnight mail or registered or certified mail, return receipt requested, postage prepaid, or (c) sent by e-mail, with electronic or written confirmation of receipt, in each case addressed as follows:

(i)	if to the Company, the Sponsors or any Sponsor Affiliated Transferee, to:

c/o M III Partners
3 Columbus Circle
New York, New York 10019
Attention: Mohsin Y. Meghji
Facsimile: (212) 531-4532
Email: mmeghji@miiipartners.com

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention: Richard J. Campbell, P.C.

   Carol Anne Huff
Facsimile: (312) 862-2200
Email: richard.campbell@kirkland.com

    chuff@kirkland.com

19

- and -

M III Partners, LP
3 Columbus Circle
New York, New York 10019
Attention: Charles Garner
Facsimile: (212) 531-4532

Email: cgarner@miiipartners.com

- and –

in the case of the Company, to the GFI Representative in the manner set forth in clause (ii) below.

(ii)	if to the GFI Representative, to:

GFI Energy Group of Oaktree Capital Management, L.P.

11611 San Vicente Boulevard, Suite 710

Los Angeles, CA 90049

Attention: Ian Schapiro

   Peter Jonna

Facsimile: (310) 442-0540

Email: ischapiro@oaktreecapital.com

    pjonna@oaktreecapital.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Kenneth M. Schneider

   Ellen N. Ching

Facsimile: (212) 757-3990

Email: kschneider@paulweiss.com

    eching@paulweiss.com

(iii)        if to any Selling Stockholder, to:

the address and facsimile number of such Selling Stockholder set forth in the records of the Company.

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Kenneth M. Schneider

20

Ellen N. Ching

Facsimile: (212) 757-3990

Email: kschneider@paulweiss.com

    eching@paulweiss.com

Any such notice shall be deemed to be delivered, given and received for all purposes as of: (A) the date so delivered, if delivered personally, (B) upon receipt, if sent by facsimile or e-mail, or (C) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

Section 9.4           Governing Law. ALL ISSUES AND QUESTIONS CONCERNING THE APPLICATION, CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, AND SPECIFICALLY THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

Section 9.5           Consent to Jurisdiction. ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT (INCLUDING AGAINST ANY DIRECTOR OR OFFICER OF THE COMPANY) SHALL BE BROUGHT SOLELY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND EACH PARTY HERETO HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURT FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS. IN ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING, EACH PARTY HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH IN THE BOOKS AND RECORDS OF THE COMPANY. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

21

Section 9.6           Equitable Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

Section 9.7           Construction. This Agreement shall be construed as if all parties hereto prepared this Agreement.

Section 9.8           Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same agreement.

Section 9.9           Third Party Beneficiaries. Except as set forth in ARTICLE VI nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties hereto (or their respective legal representatives, successors, heirs and distributees) any legal or equitable right, remedy or claim under or in respect of any agreement or provision contained herein, it being the intention of the parties hereto that this Agreement is for the sole and exclusive benefit of such parties (or such legal representatives, successors, heirs and distributees) and for the benefit of no other Person.

Section 9.10         Binding Effect. Except as otherwise provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors of the parties hereto. The rights of the GFI Representative and Sponsors hereunder are not assignable. Each Sponsor Affiliated Transferee and each Seller Affiliated Transferee shall be subject to all of the terms of this Agreement, and by taking and holding such shares such Person shall be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement. Notwithstanding the foregoing, no successor or assignee of the Company shall have any rights granted under this Agreement until such Person shall acknowledge its rights and obligations hereunder by a signed written statement of such Person’s acceptance of such rights and obligations.

Section 9.11         Severability. In the event that any provision of this Agreement as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

22

Section 9.12          Reporting. Each of the Selling Stockholders, the GFI Representative, the Sponsors and the Sponsor Affiliated Transferees acknowledge and agree that nothing in this Agreement shall be deemed to create a group between (i) the GFI Representative and Selling Stockholders, on the one hand, and (ii) the Sponsors and Sponsor Affiliated Transferees, on the other hand, and that the parties hereto shall not take a reporting position that is inconsistent with the foregoing without the prior consent of the Sponsors and the GFI Representative.

Section 9.13         Adjustments Upon Change of Capitalization. In the event of any change in the outstanding Common Stock, by reason of dividends, splits, reverse splits, spin-offs, split-ups, recapitalizations, combinations, exchanges of shares and the like, the term “Common Stock” shall refer to and include the securities received or resulting therefrom, but only to the extent such securities are received in exchange for or in respect of Common Stock.

Section 9.14         Amendments; Waivers.

(a)          No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, the Sponsors and the GFI Representative, or in the case of a waiver, by (i) the Company if such waiver is to be effective against the Company, (ii) the Sponsors if such waiver is to be effective against the Sponsors, or (iii) the GFI Representative if such waiver is to be effective against the GFI Representative or the Selling Stockholders; provided, that any amendment or waiver that affects the rights or obligations of any Stockholder hereunder in a manner disproportionately adverse to such Stockholder as compared to the other Stockholders shall require the written consent of such Stockholder.

(b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.15         Actions in Other Capacities. Nothing in this Agreement shall limit, restrict or otherwise affect any actions taken by any Stockholder in its capacity as a stockholder, partner or member of the Company or any of its Subsidiaries or Affiliates.

23

IN WITNESS WHEREOF, the parties have caused this Investor Rights Agreement to be duly executed and delivered, all as of the date first set forth above.

COMPANY:

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC. (f/k/a M III ACQUISITION CORP.)

By:
Name:
Title:

SPONSORS:

M III SPONSOR I LLC

By:
Name:
Title:

M III SPONSOR I LP

By:
Name:
Title:

GFI REPRESENTATIVE:
OAKTREE POWER OPPORTUNITIES FUND III DELAWARE, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner
By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:
Name:
Title: Authorized Signatory

By:
Name:
Title: Authorized Signatory

SELLER:

INFRASTRUCTURE AND ENERGY ALTERNATIVES, LLC

By:
Name:
Title:

Schedule A

1.	Administrative Services Agreement, dated July 8, 2016, by and between the Company and M-III Partners, LLC.

2.	Registration Rights Agreement, dated as of July 7, 2016, by and among the Company, the Sponsors, Cantor Fitzgerald & Co., and the undersigned parties listed on the signature page thereto. This agreement shall be amended and restated in the manner set forth in the Agreement.

3.	Investment Management Trust Agreement, dated as of July 7, 2016, by and between the Company and Continental Stock Transfer & Trust Company. This agreement shall be terminated as of the date hereof.

4.	Amended and Restated Unit Subscription Agreement, dated July 7, 2016, by and between the Company and Cantor Fitzgerald & Co.

5.	Warrant Agreement, dated as of July 7, 2016, by and between the Company and Continental Stock Transfer & Trust Company.

6.	Letter Agreement (i.e., Insider Letter), dated July 7, 2016, by and among the Company, Cantor Fitzgerald & Co., the Sponsors, Mohsin Y. Meghji, Suleman E. Lunat, Brian Griffith, Andrew L. Farkas, Osbert Hood and Philip Marber.

7.	Indemnity Agreements, dated July 7, 2016, made by the Company in favor of each of Andrew L. Farkas, Osbert M. Hood, Philip Marber, Brian Griffith and Mohsin Y. Meghji.

8.	Underwriting Agreement, dated July 7, 2016, by and between the Company, Cantor Fitzgerald & Co. and other underwriters listed on Schedule A thereto.

9.	Letter Agreement, dated as of May 2, 2016, by and between the Company and M-III Partners, LLC pursuant to which M-III Partners, LLC agrees to provide the Company with a “first look” right on investment opportunities. By its terms, this Letter Agreement terminates as of the date hereof.

Schedule B

1.	Master Transaction Agreement dated October 20, 2017 between White Construction Inc., Clinton RE Holdings (Delaware), LLC, Clinton RE Holdings (Cayman), LLC, Infrastructure and Energy Alternatives, LLC and IEA Energy Services LLC.

2.	Lease Agreement between White Construction, Inc. and Clinton RE Holdings (Delaware), LLC, dated as of October 20, 2017.

3.	General Indemnity Agreement among Arch Insurance Company, Arch Reinsurance Company, Infrastructure and Energy Alternatives, LLC, IEA Energy Services, LLC, White Construction, Inc., and H.B. White Canada Corp. dated September 26, 2013, as amended by that certain Amendment to Agreement of Indemnity among Arch Insurance Company, Arch Reinsurance Company, Oaktree Power Opportunities Fund III, L.P., and Oaktree Power Opportunities Fund III (Parallel), L.P. dated February 22, 2016.

4.	General Indemnity Agreement among Arch Insurance Company, Arch Reinsurance Company, Infrastructure and Energy Alternatives, LLC, IEA Energy Services, LLC, IEA Renewable Energy, Inc., IEA Management Services, Inc., and IEA Equipment Management, Inc. dated September 26, 2013, as amended by that certain Amendment to Agreement of Indemnity among Arch Insurance Company, Arch Reinsurance Company, Oaktree Power Opportunities Fund III, L.P., and Oaktree Power Opportunities Fund III (Parallel), L.P. dated February 22, 2016.

5.	Construction Services Agreement dated November 1, 2015 between IEA Renewable Energy, Inc. and Shermco Industries and any orders or transaction entered into thereunder.

6.	Orders and any transactions entered into by the Company or Subsidiaries with Shoals Technologies Group.

7.	Orders and any transactions entered into by the Company or Subsidiaries with Array Technologies, Inc.

8.	Construction Services Agreement dated August 6, 2014 between IEA Renewable Energy, Inc. and World Wind Services, LLC. and any orders or transactions entered into thereunder.

9.	Parent Company Guaranty dated June 25, 2014 between Sun Edison Canadian Construction LP and Infrastructure and Energy Alternatives, LLC and IEA Energy Services, LLC (Bruining).

10.	Contractor Parent Guaranty dated May 13, 2013 between SunEdison Canadian Construction LP and Infrastructure and Energy Alternatives, LLC and Infrastructure and Energy Services, LLC (Alfred).

11.	Contractor Company Guarantee dated November 27, 2013 between Northland Power Solar Burks Falls West L.P. and White Construction, Inc.

12.	Contractor Parent Guaranty dated June 24, 2016 between Cimarron Bend Wind Project I, LLC and Infrastructure and Energy, Alternatives, LLC.

13.	Contractor Parent Guaranty dated June 24, 2016 between Cimarron Bend Wind Project II, LLC and Infrastructure and Energy Alternatives, LLC.

14.	Guarantee dated March 31, 2014 between Canadian Solar Solutions Inc. and White Construction, Inc. (CityLights).

15.	Company Guarantee dated April 11, 2014 between Northland Power Solar Abitibi L.P., Northland Power Solar Empire L.P., Northland Power Solar Martin’s Meadows L.P. and Northland Power Solare Long Lake L.P. and White Construction, Inc. (Cochrane).

16.	Contractors Parent Guaranty dated February 29, 2016 between Deerfield Wind Energy, LLC and Infrastructure and Energy Alternatives, LLC.

17.	Guarantee dated December 16, 2013 between Canadian Solar Solutions Inc. and White Construction, Inc. (Discovery Light).

18.	Contractor Parent Guaranty dated March 18, 2016 between Drift Sand Wind Project, LLC and Infrastructure and Energy Alternatives, LLC.

19.	Parent Company Guaranty dated March 19, 2015 between Fair Wind Power Partners, LLC and Infrastructure and Energy Alternatives, LLC.

20.	Acknowledgement and Consent Agreement (White Parent Indemnity) dated August 6, 2014 between Saturn Solar 2 LP, The Great West Life Assurance Company and Industrial Alliance Insurance and Financial Services, Inc. and Corpfinance International Limited and H.B. White Canada Corp. (David Brown).

21.	Guarantee dated March 4, 2014 between Canadian Solar Inc. and H.B. White Canada Corporation (Fotolight).

22.	Guarantee dated September 5, 2013 between Canadian Solar Solutions, Inc. and White Construction, Inc. (Goodlight).

23.	Subcontractor Parent Guaranty between Infrastructure and Energy Alternatives, LLC and Canadian Solar Solutions, Inc. dated June 20, 2014.

24.	Parent Company Guaranty dated May 14, 2014 between SunEdison Canadian Construction LP and IEA Energy Services, LLC and Infrastructure and Energy Alternatives, LLC (Lindsay).

25.	Guarantee dated June 28, 2013 between Canadian Solar Solutions Inc. and White Construction Inc. (Little Creek).

26.	Guarantee dated June 24, 2014 between Canadian Solar Inc. and H.B. White Canada Corporation (Lunar Light).

27.	Parent Company Guaranty dated June 30, 2014 between SunEdison Canadian Construction LP and IEA Energy Services, LLC and Infrastructure and Energy Alternatives, LLC (Marsh Hill).

28.	Company Guarantee dated January 22, 2013 between McLean’s Mountain Wind Limited Partnership and White Construction, Inc.

29.	Guarantee dated January 8, 2014 between Canadian Solar Inc. and H.B. White Canada Corporation (Oro 4th).

30.	Contractor Parent Guaranty dated April 11, 2013 between Osage Wind, LLC and IEA Energy Services, LLC.

31.	Contractor Parent Guaranty dated February 17, 2014 between Pockwock Wind Limited Partnership and White Construction, Inc.

32.	Guarantee dated September 30, 2014 between Canadian Solar Inc. and H.B. White Canada Corporation (Raylight) .

33.	Contractor Parent Guaranty dated February 23, 2017 between EDF-RE US Development LLC and Infrastructure and Energy Alternatives, LLC (Red Pine).

34.	Contractor Parent Guaranty dated November 14, 2012 -between Sandringham Solar Energy Partnership and Infrastructure and Energy Services, LLC 27. Parent Company Guaranty dated June 6, 2014 between Sun Edison Canadian Construction LP and Infrastructure and Energy Alternatives, LLC and IEA Energy Services, LLC (Solar Spirit).

35.	Parent Company Guaranty dated [__] between Sun Edison Canadian Construction LP and Infrastructure and Energy Alternatives, LLC and IEA Energy Services, LLC (South Branch).

36.	Guarantee dated December 13, 2013 between Canadian Solar Solutions Inc. and White Construction, Inc. (Sparkle Light).

37.	Contractor Parent Guaranty dated April 26, 2017 between Thunder Ranch Wind Project, LLC and Infrastructure and Energy Alternatives, LLC.

38.	Contractors Parent Guaranty dated February 17, 2014 between Truro Heights Wind Limited Partnership and White Construction, Inc.

39.	Contractors Parent Guaranty dated February 17, 2014 between Truro-Millbrook Wind Limited Partnership and White Construction, Inc.

40.	Parent Company Guaranty dated May 13, 2013 between Sun Edison Canadian Construction LP and Infrastructure and Energy Alternatives, LLC and IEA Energy Services, LLC (Unity).

41.	Parent Company Guaranty dated October 31, 2013 between Sun Edison Canadian Construction LP and Infrastructure and Energy Alternatives, LLC and IEA Energy Services, LLC (Welland).

42.	Guarantee dated October 24, 2013 between Canadian Solar, Inc. and H.B. White Canada Corporation (Westbrook).

43.	Contractors Parent Guaranty dated February 17, 2014 between Whynotts Wind Limited Partnership and White Construction, Inc.

44.	Guarantee dated September 17, 2012 between Woodville Solar Energy Partnership and Infrastructure and Energy Services, LLC (Woodville).

Exhibit B

Form of Buyer A&R Charter

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

[________], 2017

Infrastructure and Energy Alternatives, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Infrastructure and Energy Alternatives, Inc.”. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 4, 2015 in the name of “M III Acquisition Corp.”. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 6, 2016 (the “Amended and Restated Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3. This Second Amended and Restated Certificate amends and restates the provisions of the Amended and Restated Certificate. Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

4. The text of the Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Infrastructure and Energy Alternatives, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE III

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808, New Castle County, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is [36,000,000] shares, consisting of [35,000,000] shares of common stock, par value $0.0001 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. Subject to the rights of the holders of any outstanding series of Preferred Stock, the Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) The Board is hereby expressly authorized to provide for the issuance of shares of Common Stock from time to time. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(b) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation) at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including a Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation).

(c) Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(d) Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock and any other provisions of this Second Amended and Restated Certificate, as it may be amended from time to time, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by such holders.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is hereby expressly authorized to provide for the issuance of such rights, warrants and options and to establish from time to time the number of such rights, warrants and options to be issued and to fix the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Second Amended and Restated Certificate.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The term of the initial Class I Directors shall expire at the annual meeting of the stockholders of the Corporation held in 2019, the term of the initial Class II Directors shall expire at the annual meeting of the stockholders of the Corporation held in 2020 and the term of the initial Class III Directors shall expire at the annual meeting of the stockholders of the Corporation held in 2021.1 At each annual meeting of the stockholders of the Corporation, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof and the Investor Rights Agreement, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof and the Investor Rights Agreement, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock – Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

1 Note to Draft: This sentence will be adjusted in accordance with the Investor Rights Agreement if the 2018 Annual Meeting is not held at the time of the Special Meeting of Stockholders.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws, other than Sections 2.5(d) and Section 9.15, which may be amended, altered or repealed only as set forth in Section 9.15 of the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer or President of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the stockholders shall have no right to call a special meeting.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person (an “indemnitee”) who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

(e) In all events, the Corporation hereby agrees that (i) its obligation to an Indemnitee to provide advancement and/or indemnification to such Indemnitee is primary, (ii) any obligation of the Investor Holder (as defined below) or Sponsor Holder (as defined below) to provide advancement or indemnification hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter), or any obligation of an insurer of the Investor Holder or Sponsor Holder to provide insurance coverage, for the same expenses, liabilities, judgements, penalties, fines and amount paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, liabilities, judgements, penalties, fines and amounts paid in settlement) incurred by such Indemnitee are secondary and subsequent to the foregoing obligations of the Corporation and (iii) if the Investor Holder or Sponsor Holder pays or causes to be paid, for any reason, any amounts otherwise indemnifiable, hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter) with such Indemnitee, then (x) the Investor Holder or Sponsor Holder (as the case may be), shall be fully subrogated to all rights of such Indemnitee with respect to such payment and (y) the Corporation shall fully indemnify, reimburse and hold harmless the Investor Holder or Sponsor Holder (as the case may be), for all such payments actually made by the Investor Holder or Sponsor Holder (as the case may be).

ARTICLE IX

BUSINESS OPPORTUNITIES

Section 9.1 Opt out of DGCL 203. The Corporation elects pursuant to this Second Amended and Restated Certificate to no longer be governed by Section 203 of the DGCL and this Section 9.1 shall become effective twelve months following the date of this Second Amended and Restated Certificate in accordance with Section 203(c) of the DGCL, at which time the provisions of Section 9.2 hereof shall become effective.

Section 9.2 Limitations on Business Combinations. Twelve months following the date of this Second Amended and Restated Certificate this Section 9.2 shall become effective. Thereafter, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act (as defined below), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

Section 9.3 Definitions. For the purposes of this Article IX:

(a) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “business combination,” when used in reference to the Corporation and any interested stockholder, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (1) with the interested stockholder, or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 9.2 is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of any corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (2) pursuant to a merger under Section 251(g) of the General Corporation Law; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (4) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (5) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (1)-(5) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (1) the Sponsor Holder (as defined below), the Investor Holder (as defined below) or their respective transferees (other than in connection with a public offering) and designated by the Investor Holder or Sponsor Holder, as applicable, as being excluded as an interested shareholder or (2) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided that such person specified in this clause (2) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(g) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(h) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(i) “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE X

CORPORATE OPPORTUNITY

10.1 Scope. The provisions of this Article X are set forth to define, to the extent permitted by applicable law, the duties of the Exempted Person (as defined below) to the Corporation with respect to certain classes or categories of business opportunities.

10.2 Competition and Allocation of Corporate Opportunities. The Exempted Persons shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or has the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries.

10.3 Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article X, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

10.4 Amendment of this Article. No amendment or repeal of this Article X in accordance with Article XI shall apply to or have any effect on the liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such amendment or repeal. This Article X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate, the Bylaws or applicable law.

ARTICLE XI

AMENDMENT OF SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

Subject to the Investor Rights Agreement, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate or any Preferred Stock Designation, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI. Notwithstanding the foregoing and/or anything contained in this Second Amended and Restated Certificate to the contrary, Sections 5.2, 7.1 and 7.3 and Articles VI, VIII, IX, X and this Article XI may not be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds of the voting power of the stock of the Corporation entitled to vote thereon, voting together as a single class.

ARTICLE XII

DEFINITIONS

As used in this Second Amended and Restated Certificate, unless the context otherwise requires or a set forth in another Article or Section of this Second Amended and Restated Certificate, the term:

(a)        “Affiliate” means, with respect to any Person, any other Person, directly or indirectly controlling, controlled by, or under common control with such person; provided that neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates.

(b)       “Amended and Restated Certificate” is defined in the preamble.

(c)       “Board” is defined in the preamble.

(d)       “Bylaws” is defined in Article V.

(e)        “Common Stock” is defined in Section 4.1.

(f)       “Corporation” is defined in Article I.

(g)       “DGCL” is defined in Article II.

(h)       “Exempted Person” means the Investor Holder¸ the Sponsor Holder and all of their respective partners, principals, directors, officers, members, managers and/or employees, including of the foregoing who serve as officers or directors of the Corporation.

(i)       “indemnitee” is defined in Section 8.2 (a).

(j)       “Investor Rights Agreement” means the Investor Rights Agreement, dated as of [_], by and among the Corporation, M III Acquisition Corp., M III Sponsor I LLC, M III Sponsor I LP, Infrastructure and Energy Alternatives LLC, as may be amended, restated, supplemented and/or otherwise modified, from time to time.

(k)        “Investor Holder” means Oaktree Capital Management, L.P, Infrastructure and Energy Alternatives, LLC and each of their successors and Affiliates (including any investment funds or entities managed by Oaktree Capital Management, L.P and its Affiliates).

(l)       “Person” means any individual, corporation, partnership, unincorporated association or other entity.

(m)       “Preferred Stock” is defined in Section 4.1.

(n)       “Preferred Stock Designation” is defined in Section 4.2.

(o)       “proceeding” is defined in Section 8.2(a).

(p)       “Second Amended and Restated Certificate” is defined in the preamble.

(q)       “Sponsor Holder” means M III Sponsor I LLC, M III Sponsor I LP and each of their respective successors and Affiliates.

IN WITNESS WHEREOF, Infrastructure and Energy Alternatives, Inc. (f/k/a M III Acquisition Corp.) has caused this Second Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set forth above.

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC., formerly M III ACQUISITION CORP.

By:
Name: Mohsin Y. Meghji
Title: Chief Executive Officer

Exhibit C

Certificate of Designation

CERTIFICATE OF DESIGNATIONS

OF

[SERIES A]1 PREFERRED STOCK

OF

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

pursuant to Section 151 of the

General Corporation Law of the State of Delaware

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC., a Delaware corporation (the "Corporation"), hereby certifies that:

1.          The Second Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") fixes the total number of shares of all classes of capital stock that the Corporation shall have the authority to issue 36,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

2.          The Certificate of Incorporation expressly grants to the Board authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

3.          Pursuant to the authority conferred upon the Board by the Certificate of Incorporation, the Board, by action duly taken on [____________], adopted resolutions (which resolutions have not been modified and are in full force and effect on the date hereof) (i) authorizing the issuance of up to 1,000,000 shares of the Corporation's preferred stock, (ii) approving the final form of the Certificate of Designations of Series A Preferred Stock, and (iii) fixing the designations, powers, preferences and rights of the shares of this Series A Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

1	To revise throughout once designation is determined.

Section 1.          Designation. The designation of this series of preferred stock shall be "Series A Preferred Stock" (the "Series A Preferred Stock"). Series A Preferred Stock will rank (a) equally in right of payment with Parity Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, (b) senior in right of payment to Junior Stock, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and (c) junior in right of payment to Senior Stock, if any, with respect to the payment of dividends or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2.          Number of Shares. The number of authorized shares of Series A Preferred Stock shall be 1,000,000. Such number of authorized shares may, from time to time, be increased (subject to Section 6) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware (the "DGCL") stating that such increase or reduction has been so authorized. The Corporation shall have the authority to issue fractional shares of Series A Preferred Stock. The date on which the Corporation initially issues any share of Series A Preferred Stock shall be deemed to be the "date of issuance" for such share of Series A Preferred Stock, in each case regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share of Series A Preferred Stock.

Section 3.          Definitions.

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.

"Board" means the Corporation's Board of Directors.

"Business Day" means any day except a Saturday, a Sunday or other day on which the U.S. Securities and Exchange Commission or banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

"Bylaws" means the bylaws of the Corporation.

"Capital Stock" means, without duplication, (i) the Common Stock, (ii) the Series A Preferred Stock, (iii) any other equity or equity-linked securities issued by the Corporation or its Subsidiaries, and (iv) any other shares of securities convertible into, or exchangeable or exercisable for, or options, warrants or other rights to acquire, directly or indirectly, any equity or equity-linked security issued by the Corporation or its Subsidiaries, whether at the time of issuance, upon the passage of time, or the occurrence of some future event.

"Change of Control" has the meaning given to such term in the Merger Agreement (as defined below).

"Closing Date" means the date of the closing of the issuance of Series A Preferred Stock pursuant to Section 2.2 of the Merger Agreement.

2

"Common Stock" means the common stock of the Corporation, par value $0.0001 per share, or any other shares of the Capital Stock of the Corporation into which such shares of common stock shall be reclassified or changed.

“Competitor” means (i) any Person that is an operating company that primarily engages in the engineering, procurement and construction sector for renewable energy generation or (ii) any controlled Affiliate of the foregoing.

"control" means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

"Conversion Agent" means [_______________], acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns.

"Default Event" means any material breach by the Corporation of its obligations under this Certificate of Designations, other than a Non-Payment Event, which, if curable, is not cured on or prior to the 30th day after receipt of written notice from the Stockholders’ Representative after such default.

"Dividend Payment Date" means, to the extent that any shares of Series A Preferred Stock are then outstanding, each of March 31, June 30, September 30 and December 31 or, to the extent any of the foregoing is not a Business Day, the first Business Day following such date.

"Dividend Rate" means (i) six percent (6%) per annum during the period from the Closing Date until the date (the "18 Month Anniversary Date") that is 18 months from the Closing Date and (ii) ten percent (10%) per annum during the period from and after the 18 Month Anniversary Date; provided that, from and after the occurrence of any Non-Payment Event or Default Event and until the cure, resolution or waiver of such Non-Payment Event or Default Event, as the case may be, the Dividend Rate shall be the Dividend Rate as otherwise determined pursuant to the foregoing clause (i) or (ii) plus 2% per annum.

"GFI" means Oaktree Power Opportunities Fund III Delaware, L.P., a Delaware limited partnership.

"Investor Rights Agreement" means that certain Investor Rights Agreement, dated as of [_______], [_______], by and among, Infrastructure and Energy Alternatives, Inc., M III Sponsor I LLC, M III Sponsor I LP, Infrastructure and Energy Alternatives, LLC and GFI.

"Junior Stock" means the Common Stock and any other class or series of Capital Stock of the Corporation, other than Parity Stock, now existing or hereafter authorized not expressly ranking senior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

3

"Liquidation Event" means (i) effecting any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (ii) any voluntary or involuntary filing for bankruptcy, insolvency, receivership or any similar proceedings by or against the Corporation or any of its Subsidiaries that holds, directly or indirectly, all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis, (iii) a receiver or trustee is appointed for all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis, or (iv) the Corporation or any Subsidiary of the Corporation that owns all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis makes an assignment for the benefit of its creditors.

"Merger Agreement" means that Agreement and Plan of Merger, dated as of November 3, 2017, by and among IEA Energy Services LLC, the Corporation, Wind Merger Sub I, Inc., Wind Merger Sub II, LLC, Infrastructure and Energy Alternatives, LLC, Oaktree Power Opportunities Fund III Delaware, L.P., solely in its capacity as the representative of the seller, and M III Sponsor I LLC and M III Sponsor I LP, solely for the limited purposes set forth therein.

"Net Cash Proceeds" means the excess of (a) the aggregate cash proceeds received by the Corporation and/or its Subsidiaries in connection with a Qualifying Equity Sale or Significant Disposition, as applicable, minus (b) the sum of (i) any out-of-pocket fees, commissions and expenses paid or payable by the Corporation and/or its Subsidiaries, (ii) any federal, state, local or other taxes paid or reasonably estimated to be payable by the Corporation, and (iii) any indebtedness which, by its terms, is required to be paid or prepaid by the Corporation or the applicable Subsidiary, and is paid or prepaid, in each case of the foregoing clauses (i) – (iii), in connection with such Qualifying Equity Sale or Significant Disposition (to the extent such amounts have not been deducted in calculating the cash proceeds received by the Corporation and/or its Subsidiaries in connection with such Significant Disposition), as applicable; provided that proceeds received by a non-wholly owned Subsidiary in connection with a Qualifying Equity Sale or Significant Disposition shall constitute "Net Cash Proceeds" only to the extent that such proceeds may be distributed up to the Corporation without breaching any agreements with, or fiduciary duties owing to (upon advice of independent counsel), such Subsidiary’s minority shareholder(s) by which such Subsidiary is bound or any law to which such Subsidiary is subject.

"Non-Payment Event" means failure of the Corporation to (i) make, on any Dividend Payment Date, any dividend payments the Corporation is obligated to make on such Dividend Payment Date pursuant to Section 4(a) of this Certificate of Designations, or (ii) redeem any shares of Series A Preferred Stock as and when required in accordance with Section 7 of this Certificate of Designations, in either case which is not cured within five (5) days after written notice from the Stockholders’ Representative after such default.

"Parity Stock" means any class or series of Capital Stock of the Corporation hereafter authorized that expressly ranks equally with the Series A Preferred Stock with respect to the payment of dividends and in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

"Person" means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, governmental authority, trust, or other entity.

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"Qualifying Equity Sale" means the sale by the Corporation or any of its Subsidiaries of any Capital Stock of the Corporation or such Subsidiary, including the sale of such Capital Stock upon the cash exercise of any warrants issued by the Corporation; provided that "Qualifying Equity Sale" shall not include (i) sales of any Common Stock of the Corporation or derivatives thereof (such as options) to management, consultants or directors of the Corporation or any of its Subsidiaries pursuant to a stock incentive plan approved by the Board, (ii) sales of Capital Stock to the extent the proceeds thereof are used to maintain the Corporation's solvency (as reasonably determined by the Board as of the date of issuance) or to avoid a default under any bona-fide credit agreement to which the Corporation or any of its Subsidiaries are subject (e.g., an equity cure) with any lender or (iii) issuances of Capital Stock of the Corporation to any Person as consideration for any bona-fide acquisition by the Corporation or any of its Subsidiaries approved by the Board (including any Board member nominated by GFI) and the primary purpose of which is not to obtain financing.

"Senior Stock" means any class or series of Capital Stock of the Corporation hereafter authorized which expressly ranks senior to the Series A Preferred Stock and has preference or priority over the Series A Preferred Stock as to the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

"Significant Disposition" means any direct or indirect sale, lease, license, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of any assets or businesses of the Corporation and/or its Subsidiaries outside the ordinary course of business for which the Company and/or its Subsidiaries receives consideration having a value in excess of $5,000,000.

"Sponsors" means M III Sponsor I LLC, a Delaware limited liability company, and M III Sponsor I LP, a Delaware limited partnership.

"Stated Value" means, in respect of each share of Series A Preferred Stock, an amount equal to $1,000 per share, as equitably adjusted for any stock dividend (including any dividend of securities convertible into or exchangeable for Series A Preferred Stock), stock split (including a reverse stock split), stock combination, reclassification or similar transaction with respect to the Series A Preferred Stock after the date of issuance of such share of Series A Preferred Stock.

"Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

"Trading Day" shall mean a day during which trading in the Common Stock generally occurs on The Nasdaq Stock Market or, if the Common Stock is not listed on The Nasdaq Stock Market, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading. If the Common Stock is not so listed or traded, Trading Day means a Business Day.

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"VWAP" shall mean for any security as of any Trading Day, the per share volume-weighted average price for such security as displayed under the heading "Bloomberg VWAP" on Bloomberg page Ticker <_____> VWAP (or its equivalent successor if such page is not available) in respect of the period from 9:30:01 a.m. to 4:00:00 p.m., New York City time, on such Trading Day or, if no weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or "pink sheets" by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the VWAP cannot be calculated for a security on a particular date on any of the foregoing bases, the "VWAP" of such security on such date shall be the fair market value as mutually determined by the Company and holders of a majority of the issued and outstanding shares of Series A Preferred Stock. All such determinations are to be equitably adjusted for any stock dividend (including any dividend of securities convertible into or exchangeable for Series A Preferred Stock or Common Stock), stock split (including a reverse stock split), stock combination, reclassification or similar transaction during the applicable calculation period.

Section 4.          Dividends.

(a) Payment. Until the Dividend Cessation Date (as defined in Section 4(c) below), dividends on each share of Series A Preferred Stock shall accrue on a daily basis at the Dividend Rate on the Stated Value of such share of Series A Preferred Stock. Any dividends payable on the Series A Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. On each Dividend Payment Date, accrued and unpaid dividends from the prior Dividend Payment Date (or, in the case of the Dividend Payment Date first occurring after the issuance of such share, the period from such date of issuance) shall be paid in cash to the holders of Series A Preferred Stock.

(b) Distribution of Partial Dividend Payments. For so long as any share of Series A Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series A Preferred Stock and any Parity Stock with the same dividend payment date or with a dividend payment date which arises during the dividend period ending on a Dividend Payment Date, all dividends declared upon shares of Series A Preferred Stock and any such Parity Stock will be declared on a proportional basis, with the effect that the amount of dividends declared per share will be declared and paid among them in the same ratio as the amount of all accrued but unpaid dividends as of the Dividend Payment Date for the applicable dividend period per share of Series A Preferred Stock is to the amount of all accrued and unpaid dividends as of the end of the applicable dividend period per share of any Parity Stock.

(c) Dividends After Redemption or Conversion. Notwithstanding anything to the contrary in this Section 4, no share of Series A Preferred Stock shall accrue any dividends after the date on which (i) such share has been redeemed or purchased by the Corporation in accordance with the terms hereof, (ii) the Corporation has validly sought to redeem or purchase such share in accordance with Section 7 but has been unable to do so because of the failure of the holder thereof to return the certificate representing such share, so long as the Corporation has set aside funds for such redemption or payment in accordance with Section 7(f), or (iii) such share has been converted in accordance with Section 8 below; provided, that, in the case of the foregoing clauses (i), (ii) and (iii), all accrued and unpaid dividends as of such date shall be paid (or, in the case of clause (ii), set aside for payment in accordance with Section 7(f)) to the holder of such share on such date. For each share of Series A Preferred Stock, the date that is the earliest of the dates specified in clauses (i), (ii) and (iii) of this Section 4(c) is referred to herein as such share's "Dividend Cessation Date."

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(d) Restrictions. Until the Dividend Cessation Date of all shares of Series A Preferred Stock, neither the Corporation nor any of its Subsidiaries shall declare, pay or set aside any dividends on shares of any other class or series of Capital Stock of the Corporation or any of its Subsidiaries, other than (i) dividends payable on (A) Senior Stock, (B) Parity Stock in compliance, to the extent applicable, with the provisions of Section 4(b), and (C) Common Stock payable solely in the form of additional shares of Common Stock, and (ii) dividends or distributions by a Subsidiary. Until the Dividend Cessation Date of all Series A Preferred Stock, neither the Corporation nor any of its Subsidiaries shall redeem, purchase or otherwise acquire directly or indirectly any (x) Junior Stock, other than repurchases of Common Stock of departing directors and officers of the Corporation, (y) Parity Stock, other than in compliance, to the extent applicable, with the provisions of Section 7(d).

(e) Record Date. The Board may fix a record date for the determination of holders of shares of the Series A Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days and no less than ten days prior to the date fixed for the payment thereof.

Section 5.          Liquidation Event.

(a) Distributions. Subject to the rights of the holders of any Senior Stock or Parity Stock in connection therewith, upon any Liquidation Event, each holder of Series A Preferred Stock shall be entitled to be paid, out of the assets of the Corporation legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock in connection with such Liquidation Event, an amount per share of Series A Preferred Stock held by such holder equal to the sum of (i) the Stated Value plus (ii) all accrued and unpaid dividends, if any, with respect to such share calculated through the day prior to such payment. Other than as expressly set forth in the immediately foregoing sentence, upon receipt of the aggregate amount owed to such holder upon a Liquidation Event (as determined in accordance with the immediately foregoing sentence), no holder of Series A Preferred Stock, in its capacity as such, shall be entitled to any further payments upon the occurrence of any Liquidation Event. All shares of Series A Preferred Stock which have received the full amount to which they are entitled under this Certificate of Designations upon the occurrence of a Liquidation Event or for which the full amount to which they are entitled has been made available by the Corporation in accordance with Section 7(f) shall, automatically and without further action on the part of the Corporation or any holder thereof, be cancelled effective upon receipt or the making available by the Corporation of such amount in accordance with Section 7(f); provided that such cancellation shall not impair the right of a holder of such shares of Series A Preferred Stock to subsequently receive the amount that has been made available.

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(b) Partial Distributions. If, upon any such Liquidation Event, the assets of the Corporation to be distributed in respect of the Series A Preferred Stock and any Parity Stock are insufficient to permit payment in respect thereof of the aggregate amount to which they are entitled under this Certificate of Designations upon such Liquidation Event, then the entire assets available to be distributed to the holders of Series A Preferred Stock and the Parity Stock shall be distributed pro rata among such holders of Series A Preferred Stock and Parity Stock based upon the aggregate amounts to which they would otherwise be entitled upon such Liquidation Event with respect to such Series A Preferred Stock or Parity Stock, as applicable.

(c) Notice of Liquidation Event. The Corporation shall provide written notice to the Stockholders’ Representative and each holder of Series A Preferred Stock at least 10 days prior to the consummation of a Liquidation Event.

Section 6.          Voting Rights.

(a) Voting Rights Generally. Other than any voting rights provided by law or as expressly provided by this Certificate of Designations, the holders of the Series A Preferred Stock (in their capacities as such) shall not have voting rights of shareholders under this Certificate of Designations, the Certificate of Incorporation, the Bylaws and the Securities Act of 1933, as amended, on account of the shares of Series A Preferred Stock from time to time held by such holders.

(b) Stockholders’ Representative.

(i)          Each holder of Series A Preferred Stock hereby irrevocably constitutes and appoints GFI as the sole and exclusive attorney-in-fact and proxy of such holder of Series A Preferred Stock (the “Stockholders’ Representative”), with full power of substitution and resubstitution, to exercise or abstain from exercising the rights granted to the holders of Series A Preferred Stock pursuant to Section 4(d), this Section 6 and Section 8 to the fullest extent permitted by law. Any action taken or not taken by the Stockholders’ Representative pursuant to this Section 6(b) shall not be subject to challenge or input from any such holder of Series A Preferred Stock. Each holder of Series A Preferred Stock hereby revokes any and all previous proxies with respect to such holder’s Series A Preferred Stock and no subsequent proxies (whether revocable or irrevocable) shall be given (and if given, such subsequent proxies shall not be effective) by such holder with respect to the Series A Preferred Stock that conflict with this proxy. This proxy and power of attorney is intended to be irrevocable and is coupled with an interest sufficient in law to support an irrevocable proxy and is granted for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and shall be valid and binding on any person to whom the holder of Series A Preferred Stock may transfer any of its Series A Preferred Stock. The power of attorney granted herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of each holder of Series A Preferred Stock. The provisions of this Section 6(b) shall terminate with respect to a holder of Series A Preferred Stock once such holder no longer owns any Series A Preferred Stock. The Stockholders’ Representative may appoint one or more successor representatives to the Stockholders’ Representative, subject to the approval of holders of a majority of the Series A Preferred Stock then outstanding.

(ii)         Each holder of Series A Preferred Stock hereby irrevocably delegates all power and authority to the Stockholders’ Representative to exercise, on behalf of such holder of Series A Preferred Stock, any and all rights of such holder in respect of such Series A Preferred Stock pursuant to Section 4(d), this Section 6 and Section 8, including the granting of any waivers or the exercise of any consent, approval or voting rights or powers on behalf of such holder.

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(iii)        The Stockholders’ Representative shall not, in the absence of bad faith, willful misconduct or gross negligence, have any liability to the holders of Series A Preferred Stock whatsoever with respect to its actions, decisions and determinations, and shall be entitled to assume that all actions, decisions and determinations are fully authorized by each and every one of the holders of Series A Preferred Stock. The Corporation hereby agrees that the Stockholders’ Representative shall not, in its capacity as such, have any liability to the Corporation or any of its Affiliates whatsoever with respect to its actions, decisions or determinations.

(c) Consent Rights. Notwithstanding the foregoing, until the Dividend Cessation Date of all Series A Preferred Stock, the Corporation shall not, and shall cause its Subsidiaries not to, directly or indirectly (whether by merger, consolidation, amendment of this Certificate of Designations or otherwise), without the prior written approval of the Stockholders’ Representative:

(i)          create, or authorize the creation of, or issue or obligate itself to issue any shares of, (A) Senior Stock, (B) Parity Stock (including any Series A Preferred Stock, other than the Series A Preferred Stock issued pursuant to the Merger Agreement), (C) any Capital Stock that votes as a single class with the Series A Preferred Stock on any of the matters which require the consent of the holders of a majority of the Series A Preferred Stock pursuant to this Section 6, or (D) any Capital Stock of a Subsidiary of the Corporation, other than a wholly owned Subsidiary of the Corporation; provided, that, this clause (D) shall not apply to Capital Stock of a Subsidiary of the Corporation issued as consideration for a bona-fide acquisition by the Corporation or any of its Subsidiaries approved by the Board and the primary purpose of which is not to obtain financing;

(ii)         reclassify, alter or amend any Capital Stock of the Corporation or its Subsidiaries if such reclassification, alteration or amendment would render such other Capital Stock senior to or pari passu with the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation or the payment of dividends;

(iii)        enter into any agreement with respect to, or consummate, any merger, consolidation or similar transaction with any other Person pursuant to which the Corporation or such Subsidiary would not be the surviving entity in such transaction, if as a result of such transaction, any capital stock or equity or equity-linked securities of such Person would rank senior to or pari passu with the Series A Preferred Stock as to the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the surviving entity or such Subsidiary;

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(iv)        assume, incur or guarantee, or authorize the creation, assumption, incurrence or guarantee of, any indebtedness for borrowed money (specifically excluding letters of credit, performance or payment bonds, and capitalized lease obligations) if, after taking into account such assumption, incurrence or guarantee of such indebtedness for borrowed money, the aggregate outstanding amount of such indebtedness for borrowed money of the Company and its Subsidiaries would exceed $5,000,000 on a consolidated basis, other than (x) any indebtedness for borrowed money under the credit facility being executed and delivered in connection with the closing of the Merger Agreement (the “Existing Facility”), or (y) any refinancing thereof in a principal amount not to exceed the available amount under the Existing Facility;

(v)         authorize or consummate any Change of Control or Liquidation Event unless on or prior to the consummation of such Change of Control or Liquidation Event, all shares of Series A Preferred Stock will be redeemed, paid or purchased in full at the Redemption Price; or

(vi)        alter, amend, supplement, restate, waive or otherwise modify any provision of this Certificate of Designations or any other governing document of the Corporation (including any other Certificate of Designations) in a manner that would reasonably be expected to be materially adverse to the rights or obligations of the holders of the Series A Preferred Stock.

Section 7.          Redemption Rights.

(a) Redemption Events.

(i)          The Corporation may, at any time and from time to time, redeem all or any portion of the shares of Series A Preferred Stock then outstanding; provided, that any such redemption shall be on a pro rata basis among the holders of Series A Preferred Stock in accordance with the number of shares of Series A Preferred Stock then held by such holders.

(ii)         Concurrently with and as a condition to the consummation of a Change of Control, the Corporation shall repurchase all Series A Preferred Stock then outstanding.

(iii)        In the event of a Qualifying Equity Sale, the Corporation shall, as promptly as practicable (but in any event within three (3) Business Days of the consummation of such Qualifying Equity Sale), use all of the Net Cash Proceeds from such Qualifying Equity Sale to redeem the maximum number of shares of Series A Preferred Stock that are redeemable from such Net Cash Proceeds from such Qualifying Equity Sale at the Redemption Price (as defined below) per share; provided that any such redemption shall be on a pro rata basis among the holders of Series A Preferred Stock in accordance with the number of shares of Series A Preferred Stock then held by such holders.

(iv)        In the event of a Significant Disposition, the Corporation shall, as promptly as practicable (but in any event within three (3) Business Days of the consummation of such Significant Disposition), use all of the Net Cash Proceeds from such Significant Disposition to redeem the maximum number of shares of Series A Preferred Stock that are redeemable from such Net Cash Proceeds from such Significant Disposition at the Redemption Price per share; provided that (x) any such redemption shall be on a pro rata basis among the holders of Series A Preferred Stock in accordance with the number of shares of Series A Preferred Stock then held by such holders and (y) if any portion of the consideration from such Significant Disposition is not in the form of cash consideration, then for purposes of this clause (iv) any such non-cash consideration shall be included in the calculation of Net Cash Proceeds as and when converted to cash.

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(b) Redemption Price. In connection with any redemption, the Corporation shall pay a price per share of Series A Preferred Stock equal to the Stated Value thereof plus all accrued and unpaid dividends thereon calculated through the day prior to such redemption (the “Redemption Price”). There shall be no premium or penalty payable in connection with any redemption. To the fullest extent permitted by law, if the Corporation pays or makes available in accordance with Section 7(f) to the holder of a share of Series A Preferred Stock the Redemption Price in respect of such share of Series A Preferred Stock when and as required, such share of Series A Preferred Stock shall be cancelled notwithstanding failure of the holder thereof to return the certificate representing such share; provided that such cancellation shall not impair the right of the holder of such share to subsequently receive the amount that has been made available.

(c) Notice of Redemption. Except as otherwise provided herein, the Corporation shall provide written notice (a “Redemption Notice”) to the Stockholders’ Representative and each record holder of Series A Preferred Stock of any redemption not more than 60 nor less than 10 days prior to the date on which such redemption is to be made. Such notice shall set forth in reasonable detail the date on which such redemption is to be made (the “Redemption Date”) and a calculation specifying the amount owed to such holder by the Corporation in respect of each share of Series A Preferred Stock held by such holder as of the Redemption Date. To the extent that any redemption is being made in connection with the occurrence of one or more events, the Corporation may make the redemption contingent upon consummation of such event.

(d) Redemptions of Less than All Shares. If the Corporation is redeeming less than all of the shares of Series A Preferred Stock then outstanding, the Corporation shall redeem such number of shares of Series A Preferred Stock and each class or series of Parity Stock required to be redeemed, if any, such that the amount payable to each holder of Series A Preferred Stock and Parity Stock in respect of such shares of Series A Preferred Stock and/or Parity Stock, as the case may be, upon a Liquidation Event immediately after consummation of such redemption (and after giving effect to any conversion in connection with such redemption) bears, as nearly as practicable, the same proportion to the total amount payable to holders of Series A Preferred Stock and Parity Stock upon a Liquidation Event in respect of such shares immediately prior to consummation of such redemption (and after giving effect to any conversion in connection with such redemption). In the event that, for any holder of Series A Preferred Stock, fewer than the total number of shares of Series A Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of Series A Preferred Stock shall be issued to the holder thereof without cost to such holder within five Business Days after surrender of the certificate representing the redeemed shares of Series A Preferred Stock.

(e) Other Redemptions or Acquisitions. The Series A Preferred Stock shall have no maturity date or scheduled redemption date. Nothing herein shall be deemed to limit the right of the Corporation to purchase such Series A Preferred Stock from time to time.

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(f) Effectiveness of Redemption. If a Redemption Notice has been duly given and if, on or before the Redemption Date specified in the Redemption Notice, all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust or escrow for the pro rata benefit of the holders of shares of Series A Preferred Stock called for redemption, so as to be and continue to be available therefor (subject to applicable escheat laws), or deposited by the Corporation with a bank or trust company in trust or escrow for the pro rata benefit of the holders of the shares of Series A Preferred Stock called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the Redemption Date, all shares of Series A Preferred Stock so called for redemption shall be cancelled and shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such Redemption Date, and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate without further liability to, or obligation of, the Corporation, except only the right of the holders thereof to receive the Redemption Price without interest.

Section 8.          Conversion.

(a) Upon Election by Holders. Any holder of Series A Preferred Stock may elect, by written notice to the Corporation (x) at any time and from time to time on or after the third anniversary of the Closing Date or (y) at any time and from time to time on or after the occurrence of a Non-Payment Event or Default Event until such Non-Payment Event or Default Event is cured by the Corporation, to cause the Corporation to convert, without the payment of additional consideration by such holder, all or any portion of the issued and outstanding shares of Series A Preferred Stock held by such holder, as specified by such holder in such notice, into a number of shares of Common Stock determined in accordance with Section 8(b) on the terms described below. Notwithstanding any other provision hereof, if a conversion of Series A Preferred Stock pursuant to this Section 8(a) is to be made in connection with a transaction involving the Corporation, the conversion of any shares of Series A Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated. A holder of Series A Preferred Stock must do each of the following in order to convert shares of Series A Preferred Stock: (i) complete the conversion notice provided by the Conversion Agent, and deliver an executed copy of such notice to the Conversion Agent; (ii) deliver a certificate or certificates representing the shares of Series A Preferred Stock to be converted to the Conversion Agent, or, if such certificates have been lost, mutilated or destroyed, an affidavit of loss; (iii) if reasonably required by the Conversion Agent, furnish appropriate endorsements and transfer documents; and (iv) if required, pay any stock transfer, documentary, stamp or similar taxes. The date on which a holder of Series A Preferred Stock complies with the procedures in this Section 8(a) with regard to the conversion of shares of Series A Preferred Stock is referred to as the "Conversion Date" applicable to such shares. The Conversion Agent shall, on behalf of the holder of such Series A Preferred Stock, convert the Series A Preferred Stock into shares of Common Stock, in accordance with the terms of the notice delivered by such holder described above and this Certificate of Designations. On the Conversion Date, the shares of Series A Preferred Stock so converted will be canceled and will cease to be issued and outstanding (and all rights of the holder of such Series A Preferred Stock (in its capacity as such and only with respect to the shares of Series A Preferred Stock so converted) shall terminate without further liability to, or obligation of, the Corporation effective as of the Conversion Date) and the Common Stock issued upon such conversion in respect thereof shall be issued and outstanding (and no holder of shares of Series A Preferred Stock to be converted shall have any rights prior to the Conversion Date in respect of such Common Stock issued upon conversion). Upon the conversion of Series A Preferred Stock in connection with the occurrence of a Non-Payment Event, the holders of such Series A Preferred Stock shall have no other remedies available for such Non-Payment Event and the Corporation shall have no further liability for, or obligation to, the holders of such Series A Preferred Stock in respect of such Non-Payment Event.

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(b) Effect of Conversion. Subject to compliance by a holder of Series A Preferred Stock with the requirements of Section 8(a), the Corporation shall issue to such holder a number of shares of Common Stock determined by dividing (i) the Stated Value plus accrued and unpaid dividends as of the Conversion Date for the share(s) of Series A Preferred Stock to be converted by (ii) the VWAP per share of Common Stock for the 30 consecutive Trading Days ending on the Trading Day immediately prior to the Conversion Date; provided, however, that if a Non-Payment Event or Default Event has occurred and has not been cured by the Corporation as of the Conversion Date, the Corporation shall issue to such holder a number of shares of Common Stock determined by dividing (1) the Stated Value plus accrued and unpaid dividends as of the Conversion Date for the share(s) of Series A Preferred Stock to be converted by (2) the product of (x) 90% multiplied by (y) the VWAP per share of Common Stock for the 30 consecutive Trading Days ending on the Trading Day immediately prior to the Conversion Date.

(c) Obligations of Corporation on Conversion. As promptly as practicable (but in any event within three (3) Business Days) after a conversion has been effected, the Corporation shall, or shall cause the Conversion Agent to, mail to the converting holder:

(i)          a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified or, upon the request of the converting holder, evidence of the issuance of such shares in book-entry form; and

(ii)         a certificate representing any shares of Series A Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(d) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock, including engaging in best efforts to obtain the requisite stockholder consent of any necessary amendment to the Certificate of Incorporation.

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(e) Taxes and Governmental Matters.

(i)          The issuance of certificates for shares of Common Stock pursuant to this Section 8 shall be made without charge to the holders of such Series A Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock; provided that the Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock, Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery, or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the Corporation's satisfaction, that such tax has been paid or is not payable.

(ii)         The Corporation and the holders of the Series A Preferred Stock shall treat any conversion of the Series A Preferred Stock into Common Stock as a transaction described in Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, unless otherwise required pursuant to a change in applicable law occurring after the date hereof.

(f) Other Obligations of the Corporation in Respect of Conversions. Upon any conversion of any share of Series A Preferred Stock, the Corporation shall take all such actions as are necessary in order to assure that the Common Stock issuable upon such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof. The Corporation shall use reasonable best efforts to assist the holder of Series A Preferred Stock to ensure that shares of Common Stock issuable upon conversion may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be delivered as promptly as practicable by the Corporation upon each such issuance).

(g) Fractional Shares. The Corporation may not issue fractional interests in shares of Common Stock and, instead, shall pay to the holder in cash the then-current market value of any fraction of a share as promptly as practicable (and in any event no later than the date on which the certificate or certificates representing the Common Stock are issued) following the relevant Conversion Date.

(h) Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock issuable and/or cash payable upon conversion of Series A Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on such Conversion Date. In the event that a holder of Series A Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued (and/or cash payments in lieu of fractional shares to be paid) upon conversion of shares of Series A Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the holder shown on the records of the Corporation in any manner the Corporation in good faith deems reasonable.

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Section 9.          Status of Converted, Redeemed or Otherwise Reacquired Shares. Shares of Series A Preferred Stock converted, or redeemed or otherwise purchased or acquired by the Corporation, in accordance with this Certificate of Designations, shall be canceled and retired and shall not be reissued, sold or transferred, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to retire such shares and reduce the authorized number of shares of Series A Preferred Stock accordingly.

Section 10.        Preemptive Rights. Holders of Series A Preferred Stock, in their capacities as such, shall not have any preemptive rights.

Section 11.        Transfers. Notwithstanding anything to the contrary in this Certificate of Designations, a holder of Series A Preferred Stock may transfer all or any portion of shares of such Series A Preferred Stock to any Person who is not, at the time of such transfer, a Competitor. For the avoidance of doubt, the restrictions, conditions, and obligations contained in this Certificate of Designations to which such holder of Series A Preferred Stock is subject shall continue to be applicable to and binding upon the transferee(s) of such Series A Preferred Stock and the transferee(s) of such Series A Preferred Stock shall have agreed in writing to be bound by the provisions of this Certificate of Designations. To the extent any shares of Series A Preferred Stock transferred pursuant to this Section 11 are converted into shares of Common Stock, such shares of Common Stock shall be entitled to all rights and remain subject to all restrictions, conditions, and obligations that are binding upon Common Stock at the time of such conversion.

Section 12.        Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any Series A Preferred Stock (or any Common Stock issued upon conversion thereof), and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such Capital Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate. Dividends shall accrue on any Series A Preferred Stock represented by such new certificate from the date with respect to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 13.        Withholding.  All payments and distributions (or deemed payments and distributions) on the shares of Series A Preferred Stock (and on the shares of Common Stock received upon the conversion of the Series A Preferred Stock), including, without limitation, issuance of shares of Common Stock upon conversion of the Series A Preferred Stock, shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by holders. The Corporation shall cooperate as reasonably requested by the holders to avoid or minimize any withholding taxes that may become due in connection with any payment or distribution (or deemed payment or distribution) on the Series A Preferred Stock (or on shares of Common Stock received upon the conversion of the Series A Preferred Stock); provided that such cooperation does not cause material detriment to the Corporation or any of its Subsidiaries. The Corporation shall not withhold any U.S. federal income taxes with respect to a holder if such holder provides a properly completed and executed Internal Revenue Service Form W-9, unless otherwise required pursuant to a change in applicable law occurring after the date hereof. Any payments by the Corporation in respect of the Series A Preferred Stock shall be made out of funds legally available for payment thereof and shall only be made to the extent that the payment thereof would not cause the Corporation to be rendered insolvent or to violate any law to which the Corporation is subject.

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Section 14.        Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of the Series A Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 15.        Notices.

(a) To Holders. All public announcements, notices or communications to the holders of, or otherwise in respect of, the Series A Preferred Stock shall be given or delivered for purposes of this Certificate of Designations if given in writing and delivered in person or by first class mail, postage prepaid. All notices or communications shall also be given or delivered for purposes of this Certificate of Designations if given or delivered in such manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law or regulation. Furthermore, if the Series A Preferred Stock is issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given or delivered to the holders of the Series A Preferred Stock in any manner permitted by such facility and such notices will be deemed given and delivered in compliance with this Certificate of Designations.

(b) To the Corporation. All notices or communications to the Corporation shall be deemed given and delivered to the Corporation if given in writing and delivered in person or by first class mail, postage prepaid to the Corporation's principal place of business.

Section 16.        Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as expressly set forth herein, in the Certificate of Incorporation or as provided by applicable law and regulation.

Section 17.        Remedies. Except as set forth in the last sentence of Section 8(a) of this Certificate of Designations, the remedies available to the holders of Series A Preferred Stock under this Certificate of Designations shall be in addition to any other remedy to which such holders are entitled at law or in equity, and the election to pursue any such remedy shall not restrict, impair or otherwise limit the holders of Series A Preferred Stock from seeking to pursue any other remedy to which it is entitled under this Certificate of Designations, at law or in equity. Prior to conversion, payment of the Redemption Price in respect of a share of Series A Preferred Stock shall be in full satisfaction of any claim or remedy of a holder thereof in respect of such share of Series A Preferred Stock.

Section 18.        Tax Treatment of Series A Preferred Stock. The Corporation and the holders shall treat the Series A Preferred Stock as equity for all applicable U.S. federal income, state and local income tax purposes, unless otherwise required by a change in applicable law occurring after the date hereof.

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Section 19.         Non-Circumvention. The Corporation shall not seek to avoid the observance or performance of any of the terms of this Certificate of Designations, including, without limitation, by amending its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities.

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IN WITNESS WHEREOF, this Certificate of Designations has been executed on behalf of the Corporation by its ______________________ this _________ day of __________________.

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

By:

Name:

Title:

18

Exhibit D

Buyer A&R By-laws

AMENDED AND RESTATED BY LAWS

OF

INFRASTRUCTURE AND ENERGY ALTERNATIVES, Inc. (THE “CORPORATION”)

ARTICLE I

OFFICES

Section 1.1. Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2. Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS MEETINGS

Section 2.1. Annual Meetings. The annual meeting of stockholders shall be held at such place and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2. Special Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by (i) the Chairman of the Board or the Chief Executive Officer, (ii) the Board pursuant to a resolution adopted by a majority of the Board, (iii) a Sponsor Designee (as defined in the Investor Rights Agreement (the “Investor Rights Agreement”), dated [__], entered into by and among the Corporation, M III Sponsor I LLC, M III Sponsor I LP, and any other Sponsor Affiliated Transferees (as defined in the Investor Rights Agreement) thereunder who become party thereto and by and among the Corporation and each of Infrastructure and Energy Alternatives, LLC, any other Seller Affiliated Transferees (as defined in the Investor Rights Agreement) thereunder who become party thereto and Oaktree Power Opportunities Fund III Delaware, L.P., in its capacity as the representative of the Selling Stockholders (as defined in the Investor Rights Agreement)) so long as the Sponsor Minimum Condition (as defined in the Investor Rights Agreement) is satisfied or (iv) a GFI Designee (as defined in the Investor Rights Agreement) so long as the Seller Minimum Condition (as defined in the Investor Rights Agreement) is satisfied. Special meetings of stockholders shall be held at such place and time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3. Notices. Notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat by the Corporation not less than 10 nor more than 60 days before the date of the meeting. If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any special meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4. Quorum. Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these By Laws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5. Voting of Shares.

(a) Voting Lists. The Secretary shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting and showing the address and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. Subject to the rights of the holders of one or more series of preferred stock of the Corporation (“Preferred Stock”), voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these By Laws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6. Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 2.7. Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these By Laws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c) Public Announcement. For purposes of these By Laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Section 2.8. Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these By Laws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9. Consents in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE III

DIRECTORS

Section 3.1. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By Laws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware.

Section 3.2. Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided in the Investor Rights Agreement or provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting or special meeting commence a new time period for the giving of a stockholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these By Laws, the Board shall have the authority to fix the compensation of directors. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV

BOARD MEETINGS

Section 4.1. Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2. Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places as shall from time to time be determined by the Board.

Section 4.3. Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these By Laws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4. Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these By Laws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5. Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By Laws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6. Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1. Establishment. Subject to the procedures set forth in Section 5.3 of the Investor Rights Agreement relating to the establishment of committees, the Board may by resolution passed by a majority of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. Subject to the Investor Rights Agreement, the Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2. Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3. Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee.

Section 5.4. Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these By Laws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these By Laws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these By Laws.

ARTICLE VI

OFFICERS

Section 6.1. Officers. The officers of the Corporation elected by the Board shall be a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and such other officers (including without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as, subject to the Investor Rights Agreement, the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these By Laws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.

(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2. Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Subject to the Investor Rights Agreement, any officer may be removed, with or without cause, at any time by the Board. Subject to the Investor Rights Agreement, any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Subject to the Investor Rights Agreement, any vacancy occurring in any elected office of the Corporation may be filled by the Board. Subject to the Investor Rights Agreement, any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3. Other Officers. Subject to the Investor Rights Agreement, the Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4. Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these By Laws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII

SHARES

Section 7.1. Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board.

Section 7.2. Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3. Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, Chief Executive Officer, the President or a Vice President and (b) the Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4. Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5. Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6. Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii)(A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7. Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8. Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares prior to or within a reasonable time after the issuance or transfer of such shares.

Section 7.9. Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person (hereinafter an “Indemnitee”)who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law (“DGCL”) requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3. Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these By Laws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6. Indemnitor of First Resort. In all events, the Corporation hereby agrees that (i) its obligation to an Indemnitee to provide advancement and/or indemnification to such Indemnitee is primary, (ii) any obligation of the Investor Holder (as defined in the Certificate of Incorporation) or Sponsor Holder (as defined in the Certificate of Corporation) to provide advancement or indemnification hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter), or any obligation of an insurer of the Investor Holder (as defined in the Certificate of Corporation) or Sponsor Holder (as defined in the Certificate of Corporation) to provide insurance coverage, for the same expenses, liabilities, judgements, penalties, fines and amount paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, liabilities, judgements, penalties, fines and amounts paid in settlement) incurred by such Indemnitee are secondary and subsequent to the foregoing obligations of the Corporation and (iii) if the Investor Holder (as defined in the Certificate of Corporation) or Sponsor Holder (as defined in the Certificate of Corporation) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable, hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter) with such Indemnitee, then (x) the Investor Holder (as defined in the Certificate of Corporation) or Sponsor Holder (as defined in the Certificate of Corporation) (as the case may be), shall be fully subrogated to all rights of such Indemnitee with respect to such payment and (y) the Corporation shall fully indemnify, reimburse and hold harmless the Investor Holder (as defined in the Certificate of Corporation) or Sponsor Holder (as defined in the Certificate of Corporation) (as the case may be), for all such payments actually made by the Investor Holder (as defined in the Certificate of Corporation) or Sponsor Holder (as defined in the Certificate of Corporation) (as the case may be).

Section 8.7. Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.8. Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these By Laws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.9. Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.10. Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.11. Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of thisArticle VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these By Laws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2. Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3. Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By Laws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4. Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these By Laws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5. Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these By Laws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6. Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7. Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8. Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these By Laws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10. Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11. Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12. Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time specified therein, or at the time of receipt of such notice if no time is specified or the specified time is earlier than the time of such receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13. Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14. Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President or any Vice President. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15. Amendments. The Board shall have the power to adopt, amend, alter or repeal the By Laws. the affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By Laws. Subject to the Investor Rights Agreement, the By Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By Laws. Notwithstanding the foregoing, the affirmative vote of the holders of at least two-thirds of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal Section 2.5(d) and this Section 9.15 of the By Laws, provided, however, that so long as the Investor Rights Agreement, is in effect with respect to M III Sponsor I LLC and M III I LP, any adoption, amendment, alteration or repeal of Section 2.5(d) or this Section 9.15 of the By Laws shall require the affirmative vote of the holders of 80% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Exhibit E

Form of Founder Shares Amendment

FOUNDER SHARES AMENDMENT AGREEMENT

________, 2017

M III Acquisition Corp.
3 Columbus Circle, 15th Floor
New York, NY 10019

Infrastructure and Energy Alternatives, LLC
c/o GFI Energy Group of Oaktree Capital Management, L.P.
1611 San Vicente Boulevard, Suite 710
Los Angeles, CA 90049

Re:	Agreement Relating to Founder Shares

Ladies and Gentlemen:

Reference is made to (i) that certain agreement and plan of merger (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among M III Acquisition Corp., a Delaware corporation (“Buyer”), Wind Merger Sub I, a Delaware corporation and a wholly owned subsidiary of Buyer, Wind Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Buyer, IEA Energy Services LLP (the “Company”), Infrastructure and Energy Alternatives, LLC (the “Seller”), the seller representative party thereto, and for the limited purposes set forth therein, the Sponsor (as defined below) and (ii) that certain letter agreement (the “Insider Letter”), dated July 7, 2016, between Buyer and Cantor Fitzgerald & Co. and each of M III Sponsor I LLC, a Delaware limited liability company (“M III LLC”), and M III Sponsor I LP, a Delaware limited partnership (“M III LP” and together with M III LLC, “Sponsor”), Mohsin Y. Meghji, Suleman E. Lunat, Brian Griffith, Andrew L. Farkas, Osbert Hood, and Philip Marber with respect to certain matters, including with respect to the persons listed on Exhibit A hereto, the transfer of shares of common stock of the Buyer (“Common Stock”) held of record by each of them (as further described on Exhibit A hereto, the “Founder Shares”). This letter agreement (this “Agreement”) represents the “Founder Shares Amendment” contemplated by the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

In order to induce the Buyer and Seller to enter into the Merger Agreement and to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each holder of Founder Shares, hereby agrees, for the benefit of the Buyer and Seller, as follows:

1.          Each holder of Founder Shares party hereto agrees that, notwithstanding anything to the contrary contained in the Insider Letter, the number of Founder Shares set forth on Exhibit A with respect to such holder (as to each such holder, its “Earnout Shares”) shall be subject to vesting as follows:

(a)          50% of such holder’s Earnout Shares will irrevocably vest on the first day upon which the closing sale price of the Common Stock on the Nasdaq has equaled or exceeded $12.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading day period in a consecutive thirty (30) day trading period;

(b)          50% of such holder’s Earnout Shares will irrevocably vest on the first day upon which the closing sale price of the Common Stock on the Nasdaq has equaled or exceeded $14.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading day period in a consecutive thirty (30) day trading period; and

(c)          On or prior to the tenth anniversary of the date of this Agreement, all of such holder’s then-unvested Earnout Shares will immediately and irrevocably vest upon the occurrence of any of the following events that results in all of Buyer’s stockholders having the right to exchange their shares of Common Stock for consideration in cash, securities or other property which equals or exceeds $10.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like):

(i)	a Change of Control (as defined below) shall occur; or

(ii)	Buyer shall engage in a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act or otherwise cease to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act.

2.          For purposes of Section 1 of this Agreement, the term “Change of Control” means the occurrence of any of the following events after the date hereof:

(a)          there is consummated, in accordance with Buyer’s certificate of incorporation and applicable law, the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of Buyer’s assets (determined on a consolidated basis) to any Person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act, or any successor provisions thereto);

(b)          any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d)(3) of the Exchange Act, or any successor provisions thereto, is or becomes the beneficial owner, directly or indirectly, of securities of Buyer representing more than fifty percent (50%) of the combined voting power of Buyer’s then outstanding Common Stock;

(c)          there is consummated a merger or consolidation of Buyer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board of Directors of Buyer immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the Person surviving the merger or, if the surviving Person is a Subsidiary, the ultimate Buyer thereof, or (y) the Common Stock immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving Person is a Subsidiary, the ultimate parent thereof; or

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(d)          the stockholders of Buyer and the Board of Directors of Buyer approve a plan of liquidation or dissolution of Buyer;

provided, that no Change of Control shall be deemed to have occurred pursuant to the foregoing clauses (a) through (d), if all of the Common Stock held by Buyer’s stockholders prior to the Change of Control remains outstanding and the Common Stock continues to be listed on a national securities exchange.

3.          Each holder of Earnout Shares hereby irrevocably and unconditionally agrees that, prior to the vesting thereof, such holder shall not Transfer (as defined below) all or any portion of such holder’s Earnout Shares, other than to a permitted transferees described in subclauses (a) through (d) of Section 7(c) of the Insider Letter who enters into a written agreement for the benefit of the parties to this Agreement pursuant to which such permitted transferee agrees to be bound by the provisions of this Agreement.

4.          “Transfer” shall mean any direct or indirect offer, sale, assignment, Encumbrance, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, Encumbrance, disposition, loan or other transfer (by operation of Law or otherwise), of any Earnout Shares or interest in any Earnout Shares.

5.          If the Earnout Shares have not vested on or prior to the ten-year anniversary of the date of the Merger Agreement, the Earnout Shares shall be forfeited to Buyer without consideration and with no further action required of any Person. Upon any such forfeiture, such Earnout Shares shall transfer to Buyer for cancellation and in exchange for no consideration.

6.          Prior to the vesting of any Earnout Shares hereunder, the holder of such Earnout Shares shall nevertheless retain the right to vote such Earnout Shares.

7.          Until all Earnout Shares have vested or been forfeited hereunder, an amount equal to any dividends or distributions that would have been payable to the holders of Earnout Shares if the Earnout Shares had vested prior to the record date for such dividends or distributions shall be withheld by the Buyer for the benefit of the holders of the Earnout Shares (the “Withheld Amount”).  If any securities of the Buyer or any other Person are included in the Withheld Amount, then any dividends or distributions in respect of or in exchange for any of such securities in the Withheld Amount, whether by way of stock splits or otherwise, shall be delivered to the Buyer and included in the “Withheld Amount”, and will be released to the Buyer or the holders of the Earnout Shares, as applicable, upon the release of the corresponding securities.  If and when the Earnout Shares vest in accordance with Section 1, the Buyer shall release to the holders of the Earnout Shares, the aggregate amount of the Withheld Amount attributable to the Earnout Shares that have vested and, if applicable, shall continue to withhold any remaining Withheld Amount that is attributable to the Earnout Shares that have not yet vested until such Earnout Shares vest, in which case such remaining Withheld Amount shall be released to the holders of Earnout Shares. If all or any portion of the Earnout Shares are forfeited to the Buyer in accordance with Section 5, then the portion of the Withheld Amount attributable to the portion of the Earnout Shares that have been forfeited to the Buyer, as applicable, shall be forfeited to Buyer without consideration and with no further action required of any person.

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8.          This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

9.          No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of each of the other parties hereto. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on each of the parties hereto and their respective successors and assigns.

10.        This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware without regard to the conflict of laws principles thereof. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such action is vested in the federal courts, then the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

11.        The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

12.        Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by electronic mail (with recipient receipt acknowledgment), express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission to Buyer and Seller at the addresses specified in the Merger Agreement and to the holders of Founder Shares at the addresses set forth on Exhibit A.

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13.        This Agreement shall immediately terminate, without any further action by the parties hereto, at such time, if any, that the Merger Agreement is terminated in accordance with its terms.

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Please indicate your agreement to the foregoing by signing in the space provided below.

M III SPONSOR I LLC By: M III ACQUISITION PARTNERS I LLC, its managing member

By:
Name:	Mohsin Y. Meghji
Title:	Managing Member

M III SPONSOR I LP By: M III ACQUISITION PARTNERS I CORP., its general partner

By:
Name:	Mohsin Y. Meghji
Title:	Managing Member

By:
Osbert Hood

By:
Philip Marber

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M III ACQUISITION CORP.

By:
Name:	Mohsin Y. Meghji
Title:	Chief Executive Officer

INFRASTRUCTURE AND ENERGY ALTERNATIVES, LLC

By:
Name:
Title:

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EXHIBIT A

Name and Address for Notices	Founder Shares	Earnout Shares
M III Sponsor I LLC	3,487,475	1,743,737
M III Sponsor I LP	222,525	111,262
Osbert Hood	20,000	10,000
Philip Marber	20,000	10,000
Total	3,750,000	1,874,999

Exhibit F

Balance Sheet Rules

1.	Closing Working Capital shall be computed without giving effect to the transactions contemplated by this Agreement.

2.	The calculation of Closing Working Capital for all purposes of this Agreement shall exclude discontinued operations related current assets and liabilities, deferred tax current assets and current liabilities, restructuring accruals, long-term portion of deferred compensation that may be within current liabilities, and legal and professional fee retainers or accruals.

Exhibit G

Current Assets and Current Liabilities

Closing Working Capital shall only include those line items set forth in the schedule below. Amounts exclude current assets and liabilities related to discontinued operations.

Current Assets

Accounts receivable (including Retainage), net
Costs and estimated earnings in excess of billings on contracts in process
Prepaids and other current assets (excluding legal and professional retainers and deferred income taxes)

Current Liabilities

Accounts payable
Billings in excess of costs and estimated earnings on contracts in process
Accrued wages and payroll taxes

Accrued workers’ compensation

Other accrued liabilities (excluding restructuring accruals, long-term portion of deferred compensation that may be within current liabilities legal and professional fee accruals, income taxes payable, and current portion of long-term debt)

Exhibit H

Specified Real Property Lease

[On file with the Company.]

Exhibit I

Buyer A&R Registration Rights Term Sheet

Registration Rights Term Sheet

This term sheet summarizes the material terms of the registration rights agreement contemplated by this Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

Holders

Persons receiving common stock or convertible preferred stock in the Merger and Sponsor and other pre-IPO investors party to the existing registration rights agreement (and any investor in Sponsor receiving common stock or Warrants from Sponsor) (the “Holders”) will have registration rights with respect to their Registrable Securities (as defined below).

Registrable Securities

“Registrable Securities” will include (i) all Common Shares (including upon conversion of the Preferred Shares or the exercise of the Warrants); (iii) the Warrants; and (iii) and all other securities issued in respect of such Common Shares or Warrants or into which such Common Shares or Warrants are later converted or reclassified, in each case of clauses (i)-(iii), beneficially owned by Holders, whether now owned or hereafter acquired; provided, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (A) a registration statement with respect to the sale of such Registrable Securities has been declared effective under the Securities Act and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such registration statement, (B) such Registrable Securities have been disposed of by the relevant Holder to a party that is not a Holder in accordance with Rule 144 (including, for the avoidance of doubt, Rule 144(i)) or Rule 145 of the Securities Act (or any successor rule) or (C) such securities may be sold pursuant to Rule 144 (including, for the avoidance of doubt, Rule 144(i)) (or any similar provisions in force) without regard to volume or manner of sale limitations and represent beneficial ownership of less than 1.0% of the outstanding Common Stock on an Aggregate Basis.

“Aggregate Basis” means, as to any calculation, such calculation made, aggregating the beneficial ownership of the holders that are Affiliates of each other (it being understood that the parties to the Investor Rights Agreement shall not be deemed to be Affiliates of one another solely due to their being parties to the Investor Rights Agreement). “Affiliate” for purposes of this definition shall have the meaning set forth in Rule 144(a)(1) and shall include holders otherwise required to be aggregated pursuant to Rule 144.

Demand Registrations	The Holders shall have customary demand registration rights with respect to their Registrable Securities at any time the Shelf Registration Statement (as defined below) is not available for the sale of such Holders’ Registrable Securities.

From and after the Closing Date, from time to time, at any time the Shelf Registration Statement is not available for the sale of such Holders’ Registrable Securities, any Holder may request registration (each, a “Demand Registration”) under the Securities Act of any or all of such Holder’s Registrable Securities (including on a delayed or continuous basis pursuant to Rule 415, as permitted by SEC Guidance). Upon receiving such request, the Company shall use its commercially reasonable efforts to effect registration of such Registrable Securities under the Securities Act under a registration statement on such form as may be permitted under SEC Guidance (which shall be on Form S-3 or Form S-3ASR, to the extent permitted by SEC Guidance) and to keep such registration statement effective for so long as is necessary to permit the disposition of such Registrable Securities in accordance with the intended method or methods of disposition stated in such demand.

Oaktree (and its permitted transferees and affiliates) (the “Oaktree Parties”) will be entitled to initiate up to six Demand Registrations. The Sponsors will be entitled to initiate up to three Demand Registrations. In each case, (a) the gross proceeds of the offering subject to such Demand Registration (determined in good faith by the relevant Holders and their managing underwriters or counterparties) must be at least $15 million (except in the case of registration of all of the remaining Registrable Securities of either the Sponsors or the Oaktree Parties, as the case may be) and (b) the Company will not be required to effect more than one Demand Registration in any consecutive 90-day period.

In an underwritten offering (including an underwritten “block trade”) registered pursuant to a Demand Registration, to the extent there are underwriter cutbacks, the underwritten offering shall include: (1) first, any Registrable Securities that are requested to be included by the Holders (on a pro rata basis based on the requesting Holders’ beneficial ownership of Registrable Securities), (2) second, any other securities that are requested to be included pursuant to the exercise of piggyback rights by persons with the right to participate therein and (3) third, any securities that are requested to be included in such underwritten offering by the Company for its own account.

For purposes of cutbacks within clause (1), calculation of the beneficial ownership of Registrable Securities shall not include any unvested Earnout Shares (as defined in the Founder Share Amendment Agreement) and, for the avoidance of doubt, shall not include any Common Shares underlying the Preferred Stock prior to the date such Preferred Stock is convertible in accordance with the Company’s Certificate of Incorporation).

Shelf Registrations

The Holders shall have customary shelf registration rights with respect to their Registrable Securities.

Upon the Company becoming eligible, in accordance with SEC Guidance, for use of Form S-3 under the Securities Act for secondary offerings (“S-3 Eligible”), the Company shall use reasonable best efforts to file and make effective as soon as practicable a shelf registration statement on Form S-3, covering the resale of all of the Registrable Securities and shall use reasonable best efforts to keep such registration statement effective until there are no remaining Registrable Securities (the “Shelf Registration Statement,” including any registration statement filed in replacement thereof).

To the extent the Company becomes a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) (a “WKSI”) and is eligible, in accordance with SEC Guidance to file an automatic shelf registration statement, it shall file an automatic shelf registration statement on Form S-3ASR covering the resale of all Registrable Securities; provided that if the Shelf Registration Statement is already effective, such filing shall be made only at the request of the holders of at least 25% of the Registrable Securities included therein.

Each Holder may request unlimited shelf take-downs from any shelf registration statement (subject to a minimum for any underwritten shelf take-down of $15 million of gross proceeds). Holders may not include Registrable Securities in a shelf take-down by any other Holder unless it an underwritten offering.

In an underwritten offering of Registrable Securities beneficially owned by a Holder that is a shelf take-down (including an underwritten “block trade”) registered pursuant to a Shelf Registration, to the extent there are underwriter cutbacks, the underwritten offering shall include: (1) first, Registrable Securities of Holders that have requested to be included in such shelf take-down on a pro rata basis on the basis of the requesting Holders’ beneficial ownership of the Common Shares and (2) second, any securities that are registered on the applicable shelf registration statement and are requested to be included in such shelf take-down by the Company.

For purposes of cutbacks within clause (1) calculation of the beneficial ownership of Registrable Securities shall not include any unvested Earnout Shares (as defined in the Founder Share Amendment Agreement) and, for the avoidance of doubt, shall not include any Common Shares underlying the Preferred Stock prior to the date such Preferred Stock is convertible in accordance with the Company’s Certificate of Incorporation).

Plan of Distribution

The “Plan of Distribution” for any registration statement filed in respect of a Demand Registration or Shelf Registration shall permit (in addition to firm-commitment underwritten public offerings), any other lawful means of disposing of the Registrable Securities, including agented transactions, sales directly into the market, purchases or sales by brokers, derivative transactions, short sales, stock loan or stock pledge transactions and sales not involving a public offering (each, an “Alternative Transaction”).

Piggyback Registrations

Each Holder will have customary “piggyback” rights (“Piggyback Registration Rights”) for all Registrable Securities in respect of underwritten offerings by the Company from an existing shelf registration statement or registrations of Common Shares by the Company (including Demand Registrations and Shelf Registrations) other than registrations on Form S-8 or S-4.

If a piggyback registration is with respect to an underwritten public offering (other than an underwritten public offering registered under a Demand Registration), to the extent there are underwriter cutbacks, the underwritten offering shall include: (1) first, any securities proposed to be included for the account of the Company, (2) second, any Registrable Securities proposed to be included by any Holder on a pro rata basis on the basis of the requesting Holders’ beneficial ownership of the Common Shares, and (3) third, any securities proposed to be registered for the account of any other persons with such priorities among them as the Company shall determine.

For purposes of cutbacks within any group, calculation of the beneficial ownership of Registrable Securities shall not include any unvested Earnout Shares (as defined in the Founder Share Amendment Agreement) and, for the avoidance of doubt, shall not include any Common Shares underlying the Preferred Stock prior to the date such Preferred Stock is convertible in accordance with the Company’s Certificate of Incorporation).

Suspension Periods

The registration rights granted under the RRA shall be subject to customary suspension provisions.  Suspension periods shall be determined in good faith by the Buyer’s board of directors, not to exceed two periods of not more than an aggregate of 90 days in any rolling twelve-month period.

Lock-Ups	Holders beneficially owning Registrable Securities representing beneficial ownership of 1% or more of the outstanding Common Shares and the Company (and its executive officers and directors) shall be subject to customary provisions requiring them to enter into lock-up agreements with the underwriter(s) in respect of underwritten offerings (including underwritten “block trades”), not to exceed 90 days following the pricing date of any such underwritten offering.

Indemnification	The RRA will contain customary indemnification provisions for the benefit of the Holders, underwriters and the Company.
Expenses

Customary expenses (inclusive of reasonable legal fees) of each Holder for any registration or underwritten public offering of the Registrable Securities pursuant to a registration statement filed pursuant to the terms of RRA will be borne by the Company whether or not such registration, offering or other transaction is completed.  Such expenses shall not include underwriting discounts or fees.

Cooperation

Buyer shall be subject to customary cooperation provisions with respect to registration or offering of the Registrable Securities pursuant to a registration statement filed pursuant to the terms of RRA.  Such cooperation provisions shall include customary road show and due diligence cooperation provisions and customary requirements to enter into underwriting agreements and provide customary assistance with respect to certificates, legal opinions and comfort letters.

Transferees

The Holders shall be permitted to transfer their registration rights in connection with a transfer of Registrable Securities to the extent the securities so transferred would continue to constitute Registrable Securities following such transfer.

Public Listing	Following the listing of the Common Shares on NASDAQ, Buyer will use commercially reasonable efforts to maintain such listing until each Holder has sold all of its Registrable Securities.
Customary Provisions

The term “customary,” as used in this Term Sheet shall mean “customary for registration rights agreements entered into by equity sponsors in connection with an initial public offering of a portfolio company;” provided that, with respect to such customary provisions, except as provided in this Term Sheet with respect to rights granted specifically to Oaktree or the Sponsors, all holders of Registrable Securities shall be treated equally with respect to rights granted thereunder.  Provisions not otherwise specified in this Term Sheet shall be customary in the reasonable determination of Seller and Buyer.

Governing Law	New York.

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